Exhibit 10.3
EXECUTION VERSION

SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT
by and among
MEDCO HEALTH RECEIVABLES, LLC
as Seller
MEDCO HEALTH SOLUTIONS, INC.
as Servicer
The Persons Parties hereto as
Conduit Purchasers and Committed Purchasers
CITICORP NORTH AMERICA, INC.
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH
THE BANK OF NOVA SCOTIA
as Managing Agents
and
CITICORP NORTH AMERICA, INC.
as Administrative Agent
Dated as of July 28, 2008

i

Page
SECTION 4.02 Representations and Warranties of the Servicer	22

ARTICLE V

COVENANTS

SECTION 5.01 Covenants of the Seller	23
SECTION 5.02 Audits	32
SECTION 5.03 Additional Covenants of the Servicer	33

ARTICLE VI

ADMINISTRATION AND COLLECTION OF RECEIVABLES

SECTION 6.01 Designation of Servicer	35
SECTION 6.02 Duties of Servicer	35
SECTION 6.03 Reports	36
SECTION 6.04 Certain Rights of the Administrative Agent	37
SECTION 6.05 Rights and Remedies	38
SECTION 6.06 Indemnities by the Servicer	39
SECTION 6.07 Administrative Agent Account	40
SECTION 6.08 Servicer Replacement Event	42

ARTICLE VII

TERMINATION EVENTS

SECTION 7.01 Termination Events	43

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01 Authorization and Action	45
SECTION 8.02 Agent’s Reliance, Etc	45
SECTION 8.03 CNAI and Affiliates	46
SECTION 8.04 Indemnification of Administrative Agent	46
SECTION 8.05 Delegation of Duties	46
SECTION 8.06 Action or Inaction by Administrative Agent	47
SECTION 8.07 Notice of Events of Termination; Action by Administrative Agent	47
SECTION 8.08 Non-Reliance on Administrative Agent and Other Parties	47
SECTION 8.09 Successor Administrative Agent	48

ARTICLE IX

THE MANAGING AGENTS

SECTION 9.01 Authorization and Action	48

SCHEDULES

SCHEDULE I	-	Definitions
SCHEDULE II	-	Purchaser Groups
SCHEDULE III	-	CP Rates
SCHEDULE IV	-	Deposit Accounts and Deposit Account Banks
SCHEDULE V	-	Credit and Collection Policy
SCHEDULE VI	-	Financial Covenants

SCHEDULE VII	-	Reviewed Contracts
SCHEDULE VIII	-	Accounts Payable Deduction Amount and Rebate Deduction Amount

ANNEXES

ANNEX A-1	-	Form of Monthly Report
ANNEX A-2	-	Form of Weekly Report
ANNEX B-1	-	Form of Control Agreement (Deposit Account)
ANNEX B-2	-	Form of Control Agreement (Administrative Agent Account)
ANNEX C	-	Form of Assignment and Acceptance
ANNEX D	-	Form of Funds Transfer Letter
ANNEX E	-	Form of Joinder Agreement

v

SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT
Dated as of July 28, 2008
          SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (as amended, supplemented or otherwise modified and in effect from time to time, this “Agreement”), dated as of July 28, 2008, by and among (i) MEDCO HEALTH RECEIVABLES, LLC, a Delaware limited liability company, as Seller, (ii) MEDCO HEALTH SOLUTIONS, INC., a Delaware corporation, as initial Servicer, (iii) the Conduit Purchasers from time to time parties hereto, (iv) the Committed Purchasers from time to time parties hereto, (v) CITICORP NORTH AMERICA, INC., THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH and THE BANK OF NOVA SCOTIA, as Managing Agents and (vi) CITICORP NORTH AMERICA, INC., as Administrative Agent.
PRELIMINARY STATEMENTS
     A. The Seller has acquired, and may continue to acquire, Receivables from the Originator pursuant to the Originator Purchase Agreement by purchase or as a contribution to the capital of the Seller.
     B. The Seller may desire to convey, transfer and assign, from time to time, undivided percentage interests in the Receivables (referred to herein as “Receivable Interests”) on the terms and conditions of this Agreement.
     C. The Conduit Purchasers may, in their sole discretion, purchase the Receivable Interests so offered for sale from time to time, and if a Conduit Purchaser in any Purchaser Group elects not to make any such purchase, the Committed Purchasers in such Purchaser Group have agreed that they shall make such purchase, in each case subject to the terms and conditions of this Agreement.
     D. The Seller, Conduit Purchasers, the Bank Purchasers, the Managing Agents, Administrative Agent and the Servicer are parties the Amended and Restated Receivables Purchase Agreement, dated as of September 22, 2003 (as amended prior to the date hereof, the “Existing RPA”).
     E. On the terms and conditions set forth herein, the parties hereto have agreed to amend and restate the Existing RPA in its entirety.
          Accordingly, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01 Certain Defined Terms. Capitalized terms used and not otherwise defined herein have the meanings specified on Schedule I.

          SECTION 1.02 Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, as in effect on the date hereof and not specifically defined herein, are used herein as defined in such Article 9. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Annex” means articles and sections of, and schedules and annexes to, this Agreement. Headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof. Any reference to any Law shall be deemed to be a reference to such Law as the same may be amended or re-enacted from time to time. Any reference to any Person appearing in any of the Transaction Documents shall include its successors and permitted assigns.
          SECTION 1.03 Amendment and Restatement. Subject to the satisfaction of the conditions precedent set forth in Section 3.01, this Agreement amends and restates the Existing RPA in its entirety. This Agreement is not intended to constitute a novation of any obligations under the Existing RPA. Upon the effectiveness of this Agreement in accordance with Section 3.01 (the date of such effectiveness being the “Effective Date”), each reference to the Existing RPA in any other document, instrument or agreement executed and/or delivered in connection therewith shall mean and be a reference to this Agreement.
          SECTION 1.04 Adjustment of Capital. The parties hereto acknowledge that an adjustment to the Capital held by the respective Purchaser Groups is required to be made on the Effective Date in order to ensure that the Capital held by the Purchasers in each Purchaser Group is proportional to the Conduit Purchase Limit(s) of the Conduit Purchaser(s) in each Purchaser Group. Accordingly, on the Effective Date, the Seller shall request a special non-pro rata purchase of Receivable Interests to be made by the Purchaser Group for which Scotiabank acts as Managing Agent in an amount such that, after giving effect to such purchase and all other purchases to be made hereunder on such date, the Capital held by the Purchasers in the respective Purchaser Groups shall be proportional to the Conduit Purchase Limit(s) of the Conduit Purchaser(s) in each such Purchaser Group.
ARTICLE II

AMOUNTS AND TERMS OF THE PURCHASES
          SECTION 2.01 Purchase Facility. (a) The Seller may, at its option from time to time prior to the Termination Date, offer to sell and assign Receivable Interests to the Purchasers in each Purchaser Group at the applicable Purchase Price specified pursuant to Section 2.02 (each such sale and assignment, an “Incremental Purchase”). On the terms and conditions set forth herein, (i) the Conduit Purchasers, ratably, in accordance with their respective Conduit Purchase Limits, may, in their sole discretion, purchase the Receivable Interests so offered for sale by the Seller and (ii) if a Conduit Purchaser in any Purchaser Group declines to purchase any such Receivable Interest, or if a Conduit Purchaser’s Termination Event has occurred and is continuing with respect to such Conduit Purchaser, the Committed Purchasers in such Purchaser Group shall, ratably in accordance with their respective Commitments, severally and not jointly, purchase such Receivable Interest. Each Incremental Purchase shall be made among the Purchaser Groups ratably in accordance with their respective Purchaser Group Limits, except as provided in Section 2.02(b). Under no circumstances shall an Incremental Purchase be made hereunder if, after giving effect thereto, (i) the aggregate outstanding Capital would exceed the Purchase Limit or (ii) the Receivable Interest Percentage would exceed the Maximum Receivable Interest Percentage, as determined by reference to the information set forth in the most recent Servicer Report delivered hereunder.
          (b) Until the Amortization Date for a Receivable Interest, the Collections attributable to such Receivable Interest shall be automatically reinvested in the Pool Receivables and Related Security and Collections with respect thereto pursuant to (and subject to the priority of payments set forth in) Section 2.04 (each a “Reinvestment Purchase”) and such reinvested Collections shall be applied pursuant to Section 2.03 of the Originator Purchase Agreement to pay the purchase price for newly arising Receivables and/or to make payments in respect of the Subordinated Note or other expenses of the Seller.
          (c) Upon five (5) Business Days’ written notice to the Administrative Agent and each Managing Agent, the Seller may reduce the Commitments of the Committed Purchasers by an amount equal to $10,000,000 or by a whole multiple of $1,000,000 in excess thereof; provided that no such termination or reduction shall be permitted if, after giving effect thereto, the aggregate Capital would exceed the Aggregate Commitment. Upon any such reduction, the Commitment of each Committed Purchaser and the Conduit Purchase Limit of each Conduit Purchaser shall be reduced in an amount equal to such Committed Purchaser’s or Conduit Purchaser’s ratable share of the amount of such reduction. Once reduced, the Commitments shall not be subsequently reinstated without the consent of each Committed Purchaser.
          SECTION 2.02 Making Incremental Purchases. (a) Each Incremental Purchase hereunder shall be made on notice delivered by the Seller to each Managing Agent not later than 11:00 A.M. (New York City time) on the second Business Day prior to the date of such Incremental Purchase. Each such notice shall specify:
     (i) the aggregate amount (which shall not be less than $5,000,000 and integral multiples of $100,000 in excess thereof) requested to be paid to the Seller for the Receivable Interests which are the subject of such Incremental Purchase (the “Purchase Price”);
     (ii) the allocation of such Purchase Price among the Purchaser Groups (which shall be proportional to the respective Conduit Purchase Limits of the Conduit Purchaser(s) in each Purchaser Group, unless such purchase is to be made by the Committed Purchasers in a particular Purchaser Group and the proceeds of such purchase are to be used solely to repay the Capital of the Receivable Interest of a Conduit Purchaser pursuant to Section 2.02(b));
     (iii) the date of such Incremental Purchase (which shall be a Business Day); and
     (iv) if the Assignee Rate is to apply to any such Receivable Interest, the requested duration of the initial Fixed Period for such Receivable Interest.
          No more than two Incremental Purchases may be requested by the Seller during any single calendar month.

          Each Conduit Purchaser shall promptly notify its Managing Agent whether it has determined to make the requested Incremental Purchase on the terms specified by the Seller. If any Conduit Purchaser has determined not to fund all or any portion of its share of the Purchase Price for an Incremental Purchase, the Managing Agent for such Conduit Purchaser shall promptly send notice of the proposed Incremental Purchase to the Committed Purchasers in such Conduit Purchaser’s Purchaser Group concurrently by telecopier specifying the date of such Incremental Purchase, the aggregate amount of Capital of the Receivable Interest being purchased by such Committed Purchasers (which amount shall be equal to the portion of the Purchase Price that would otherwise have been funded by the applicable Conduit Purchaser), each such Committed Purchaser’s portion thereof (determined ratably in accordance with their respective Commitments), whether the Yield for the initial Fixed Period for such Receivable Interest is calculated based on the Adjusted Eurodollar Rate (which may be selected only if such notice is given at not later than 11:00 A.M. (New York City time) on the second Business Day prior to the purchase date) or the Alternate Base Rate, and the duration of the Fixed Period for such Receivable Interest (which shall be one day if the Seller has not selected another period in accordance with the provisions set forth in the definition of “Fixed Period”).
          (b) On the date of each such Incremental Purchase, the applicable Conduit Purchasers and/or Committed Purchasers shall, upon satisfaction of the applicable conditions set forth in Article III, make available to the Seller in same day funds an aggregate amount equal to the Purchase Price for the Receivable Interests which are the subject of such Incremental Purchase, at the account set forth in the Funds Transfer Letter; provided, however, if such Incremental Purchase is being made by the Committed Purchasers in a Purchaser Group following the Amortization Date for a Receivable Interest owned by a Conduit Purchaser pursuant to clause (i)(a) of the definition of Amortization Date and any Capital of such Receivable Interest is outstanding on such date of purchase, the Seller hereby directs such Committed Purchasers to pay the Purchase Price for such Incremental Purchase (to the extent of such outstanding Capital) to the applicable Purchaser Group Account, for application to the reduction of the outstanding Capital of such Receivable Interest.
          (c) Effective on the date of each Purchase, the Seller hereby sells and assigns to the Purchaser(s) participating in such Purchase, an undivided percentage ownership interest, to the extent of the Receivable Interests then being purchased or in respect of which the reinvestment is being made, in each Pool Receivable then existing or thereafter arising and in the Related Security and Collections with respect thereto.
          (d) No Conduit Purchaser shall participate in an Incremental Purchase under this Agreement at any time in an amount which would exceed such Conduit Purchaser’s Conduit Purchase Limit less an amount equal to the aggregate outstanding Capital held by such Conduit Purchaser.
          (e) Notwithstanding anything herein to the contrary, a Committed Purchaser shall not be obligated to participate in an Incremental Purchase if, after giving effect thereto and the application of the proceeds thereof, the aggregate Capital held by such Committed Purchaser would exceed an amount equal to (i) such Committed Purchaser’s Commitment less (ii) such Committed Purchaser’s ratable share of the aggregate outstanding Capital held by the Conduit Purchaser(s) in such Committed Purchaser’s Purchaser Group (whether or not any portion thereof has been assigned by such Conduit Purchaser(s) under an Asset Purchase Agreement). Each Committed Purchaser’s obligation shall be several, such that the failure of any Committed Purchaser to make available to the Seller any funds in connection with any Incremental Purchase shall not relieve any other Committed Purchaser of its obligation, if any, hereunder to make funds available on the date of such Incremental Purchase, but no Committed Purchaser shall be responsible for the failure of any other Committed Purchaser to make funds available in connection with any Incremental Purchase.
          SECTION 2.03 Receivable Interest Computation. (a) Upon the payment of the Purchase Price for any Incremental Purchase hereunder, (i) each Conduit Purchaser participating in such Purchase shall acquire a Receivable Interest the initial Capital of which is equal to the portion of the Purchase Price paid by such Conduit Purchaser and (ii) to the extent the Committed Purchasers in any Purchaser Group participate in such Purchase, such Committed Purchasers shall acquire (ratably in accordance with their respective Commitments) a Receivable Interest the initial Capital of which is equal to the portion of the Purchase Price paid by such Committed Purchasers.
          (b) Each Receivable Interest shall be initially computed on its date of Purchase. Thereafter until the Amortization Date for such Receivable Interest, such Receivable Interest shall be automatically recomputed (or deemed to be recomputed) on each day other than a Liquidation Day. Any Receivable Interest, as computed (or deemed recomputed) as of the day immediately preceding the Amortization Date for such Receivable Interest, shall thereafter remain constant until the Termination Date occurs. From and after the Termination Date until the Final Payout Date, each Receivable Interest shall be equal to a fraction (expressed as a percentage) the numerator of which is equal to the Capital of such Receivable Interest as of the Termination Date and the denominator of which is equal to the aggregate Capital of all Receivable Interests as of the Termination Date.
          (c) Each Purchase shall constitute a purchase of undivided percentage ownership interests in each and every Pool Receivable, together with all Related Security and Collections with respect thereto, then existing, as well as in each and every Pool Receivable, together with all Related Security and Collections with respect thereto, which arises at any time after the date of such Purchase. From and after the Termination Date, the aggregate Receivable Interests of the Purchasers shall equal 100%. On the Final Payout Date, the Administrative Agent, on behalf of the Conduit Purchasers and the Committed Purchasers, shall be deemed to have reconveyed to the Seller all of the Conduit Purchasers’ and the Committed Purchasers’ respective right, title and interest in, to and under the Pool Receivables and Related Security and Collections with respect thereto, and the Receivable Interests shall accordingly be reduced to zero. Following the Final Payout Date, the Administrative Agent, on behalf of the Conduit Purchasers and the Committed Purchasers, shall execute and deliver to the Seller, at the Seller’s expense, such documents or instruments as the Seller may reasonably request to terminate the Conduit Purchasers’ and the Committed Purchasers’ respective interests in the Receivables and Related Security and Collections with respect thereto. Any such documents shall be prepared by and at the expense of the Seller.
          SECTION 2.04 Application of Collections Prior to Termination Date.

          (a) On each Business Day prior to the Termination Date, the Servicer shall, out of the Collections received prior to such Business Day and not previously applied pursuant to this Section 2.04 (including, if applicable, any investment earnings received with respect to funds on deposit in the Collection Account), apply such Collections in the following order and priority:
     (i) set aside on its books and hold in trust for the Purchasers, the Managing Agents and the Administrative Agent an amount equal to the aggregate Yield, Fees and Servicing Fees accrued through such day and not previously set aside, such amount to be allocated among the Purchasers, the Managing Agents, the Administrative Agent and the Servicer ratably in accordance with the proportion of such amounts owing to each such Person;
     (ii) if the Servicer Report with the most recent data delivered hereunder indicates that the Receivable Interest Percentage exceeds the Maximum Receivable Interest Percentage, either (A) pay to the Purchasers (ratably in accordance with the outstanding Capital of their respective Receivable Interests) the amount necessary to cause the Receivable Interest Percentage to be less than or equal to the Maximum Receivable Interest Percentage or (B) if the Administrative Agent Account has been established pursuant to Section 6.07, deposit to the Administrative Agent Account the amount necessary to cause the Receivable Interest Percentage to be less than or equal to the Maximum Receivable Interest Percentage;
     (iii) if such day is a Liquidation Day for one or more Receivable Interests (each a “Liquidating Receivable Interest”), set aside and hold in trust for the relevant Purchasers an amount equal to the excess, if any, of (1) the portion of the Capital allocable to such Liquidating Receivable Interests over (2) the Collections previously so set aside and allocable to such Capital pursuant to this Section 2.04(a) and not yet distributed to the applicable Purchasers hereunder, such amount to be allocated to such Liquidating Receivable Interests ratably in proportion to the Capital of each; provided, however, that if such day is a Liquidation Day by reason of the suspension of Reinvestment Purchases pursuant to Section 2.16, then the amount required to be set aside pursuant to this clause (iii) shall not exceed the applicable Reduction Amount;
     (iv) if any Seller Obligations (other than Yield, Fees, Servicing Fees and Capital) are then due and payable by the Seller to any Indemnified Party, pay to each such Indemnified Party (ratably in accordance with the amounts owing to each) the Seller Obligations so due and payable; and
     (v) remit any remaining Collections to the Seller as a Reinvestment Purchase, for the benefit of the Purchasers then holding Receivable Interests, pursuant to Section 2.01(b).
          (b) On each Settlement Date for a Receivable Interest, the Servicer shall pay to the relevant Purchaser(s) all Yield payable to such Purchaser(s) pursuant to Section 2.07 out of Collections allocated or set aside for such purpose pursuant to Section 2.04(a). On each date on which any Fees are payable pursuant to the Fee Letters, the Servicer shall pay such Fees to the Persons entitled thereto pursuant to the Fee Letters out of Collections allocated or set aside for such purpose pursuant to Section 2.04(a). On each Servicing Fee Payment Date, the Servicer shall pay to itself the accrued and unpaid Servicing Fee out of Collections allocated or set aside for such purpose pursuant to Section 2.04(a).
          (c) In the event any deposit is made to the Administrative Agent Account pursuant to Section 2.04(a)(ii)(B), the amount of such deposit shall be allocated among the Purchaser Groups ratably in proportion to the outstanding Capital of their respective Receivable Interests. If the amount on deposit in the Administrative Agent Account exceeds $25,000,000, then on the next Settlement Date applicable to any Receivable Interest (or such earlier date as the Servicer may specify upon not less than three Business Days notice to each Managing Agent), the Servicer shall distribute to each Purchaser then holding a Receivable Interest such Purchaser’s allocable share of such deposit for application to the reduction of the Capital of such Receivable Interest. Notwithstanding the foregoing, if on any Business Day after such deposit is made and prior to the distribution of all or any portion of such deposit pursuant to this Section 2.04(c), the Servicer delivers a Servicer Report evidencing that the Receivable Interest Percentage is less than the Maximum Receivable Interest Percentage, the Servicer may withdraw the Collections so deposited for application in accordance with Section 2.04(a) to the extent that, after giving effect to such withdrawal and application, the Receivable Interest Percentage would not exceed the Maximum Receivable Interest Percentage.
          (d) In the event any Collections are set aside in respect of any Liquidating Receivable Interest pursuant to Section 2.04(a)(iii), the Servicer shall distribute such Collections to the relevant Purchaser(s) on or prior to the first Settlement Date for any such Receivable Interest; provided, however, that if at any time prior to such distribution, such Receivable Interest ceases to be a Liquidating Receivable Interest, the Servicer need not distribute such Collections pursuant to this Section 2.04(d) but instead may apply such Collections in accordance with the provisions of Section 2.04(a).
          (e) Following the occurrence and during the continuation of any Termination Event or any Involuntary Bankruptcy Event, and at all times during any Rating Level 3 Period or any Rating Level 4 Period, the Servicer shall (i) transfer to the Collection Account all Collections set aside or required to be set aside pursuant to this Section 2.04 by the Business Day following the Servicer’s receipt of such Collections, (ii) make all distributions of such Collections pursuant to this Section 2.04 by withdrawing such Collections from the Collection Account on the date such distribution is to be made and (iii) not permit any withdrawals of such Collections from the Collection Account except for the purpose of distributing such Collections in accordance with this Section 2.04. Except as provided herein, the Servicer shall not be required to segregate any amounts set aside by it pursuant to this Section 2.04 from its other funds.
          SECTION 2.05 Application of Collections After Termination Date. (a) On the Termination Date, the Servicer shall deposit to the Collection Account all Collections held by it on such date (including amounts previously set aside pursuant to Section 2.04(a)). On each Business Day thereafter until the Final Payout Date, the Servicer shall deposit to the Collection Account all Collections received prior to such Business Day that have not previously been deposited to the Collection Account. The Servicer shall not make any withdrawals from the Collection Account during such period except for the purpose of distributing such Collections in accordance with this Section 2.05.
          (b) From and after the Termination Date, the Servicer shall apply all funds on deposit in the Collection Account on any Business Day that have not been previously applied hereunder (including, without limitation, any investment earnings received with respect to such funds) in the following order of priority:
     (i) first, pay to the Administrative Agent an amount equal to the Seller Obligations owing to the Administrative Agent in respect of costs and expenses incurred in connection with the enforcement of any Transaction Document or the collection of any amounts due thereunder;
     (ii) second, set aside and hold in trust for the Purchasers, the Managing Agents and the Administrative Agent an amount equal to the aggregate Yield and Fees and, if the Servicer is a Person other than Medco or an Affiliate thereof, Servicing Fees accrued through such day and not previously set aside, such amount to be allocated among the Purchasers, the Managing Agents, the Administrative Agent and (if applicable) the Servicer ratably in accordance with the proportion of such amounts owing to each such Person;
     (iii) third, set aside in the Collection Account an amount equal to the aggregate Capital for all outstanding Receivable Interests (to the extent not previously set aside), such amount to be allocated among the Receivable Interests ratably in proportion to the Capital of each;
     (iv) fourth, if any Seller Obligations (other than Yield, Fees, Servicing Fees and Capital) are then due and payable by the Seller to any Indemnified Party, pay to each such Indemnified Party (ratably in accordance with the amounts owing to each) the Seller Obligations so due and payable;
     (v) sixth, if the Servicer is Medco or an Affiliate thereof, set aside in the Collection Account the accrued and unpaid Servicing Fee not previously set aside; and
     (vi) seventh, on the Final Payout Date, pay to the Seller any remaining funds.
          (c) On each Settlement Date for a Receivable Interest from and after the Termination Date, the Servicer shall withdraw from the Collection Account and pay to the relevant Purchaser all amounts set aside in the Collection Account in respect of the accrued Yield and the Capital of such Receivable Interest. On each date on which any Fees are payable pursuant to the Fee Letters, the Servicer shall pay such Fees to the Persons entitled thereto pursuant to the Fee Letters out of Collections set aside for such purpose pursuant to Section 2.05.
          (d) On each Servicing Fee Payment Date from and after the Termination Date, the Servicer shall pay to the Servicer the accrued Servicing Fee out of Collections set aside for such purpose pursuant to this Section 2.05.

          SECTION 2.06 General Settlement Procedures.
          (a) Except as otherwise required by applicable law or the relevant Contract, any payment received from an Obligor of any Receivables shall be applied as a Collection of the Pool Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable.
          (b) If on any day any Pool Receivable (or portion thereof) becomes a Diluted Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such Diluted Receivable.
          (c) If and to the extent the Administrative Agent, any Managing Agent or any Purchaser shall be required for any reason to pay over to an Obligor any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, the Administrative Agent, such Managing Agent or such Purchaser, as the case may be, shall have a claim against the Seller for such amount, payable when and only to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.
          (d) Within one Business Day after the end of each Fixed Period in respect of which Yield is computed by reference to the CP Rate, the relevant Managing Agent shall furnish the Seller with an invoice setting forth the amount of the accrued and unpaid Yield and Fees for such Fixed Period with respect to the Receivable Interests held by the Conduit Purchaser(s) in such Managing Agent’s Purchaser Group.
          (e) All payments required to be made hereunder to any Purchaser shall be made by paying such amount to the applicable Purchaser Group Account in accordance with Section 2.08. Upon receipt of funds, such Managing Agent shall pay such funds to the related Purchaser(s) owed such funds in accordance with the records maintained by such Managing Agent. If a Managing Agent shall have paid to any Purchaser any funds that (i) must be returned for any reason (including any Event of Bankruptcy) or (ii) exceeds that which such Purchaser was entitled to receive, such amount shall be promptly repaid to such Managing Agent by such Purchaser.
          SECTION 2.07 Yield and Fees. (a) The Servicer shall be entitled to receive a fee (the “Servicing Fee”) of 0.25% per annum (the “Servicing Fee Rate”) on the average daily Outstanding Balance of the Pool Receivables, payable in arrears on each Servicing Fee Payment Date. Upon three Business Days’ notice to the Managing Agents, the Servicer (if not an Originator, the Seller or its designee or an Affiliate of the Seller) may, with the prior written consent of each Managing Agent, elect to be paid, as such fee, another percentage per annum on the average daily Outstanding Balance of the Pool Receivables; provided, however, that in no event shall the new Servicing Fee exceed 110% of the actual costs and expenses of such Servicer. Notwithstanding anything herein to the contrary, the Servicing Fee shall be payable only from Collections pursuant to, and subject to the priority of payments set forth in, Sections 2.04 and 2.05. To the extent such Collections are not sufficient to pay the Servicing Fee in full, none of the Seller, the Administrative Agent, the Managing Agents or the Purchasers shall have any liability for the deficiency.

          (b) The Seller shall pay to the Administrative Agent and each Managing Agent certain fees (collectively, the “Fees”) in the amounts and on the dates set forth in (i) the fee letter agreement dated as of the Initial Closing Date between the Seller and the Administrative Agent (as the same may be amended or restated from time to time, the “Administrative Agent Fee Letter”) and (ii) the amended and restated fee letter dated as of even date herewith among the Seller, the Administrative Agent and the Managing Agents (as the same may be amended or restated from time to time, the “Purchaser Fee Letter”).
          (c) On each Settlement Date for a Receivable Interest, the Seller shall pay to the relevant Managing Agent all accrued and unpaid Yield with respect to such Receivable Interest.
          SECTION 2.08 Payments and Computations, Etc. (a) All amounts to be paid by the Seller or the Servicer to the Administrative Agent, any Managing Agent or any Purchaser hereunder shall be paid no later than 12:00 noon (New York City time) on the day when due in same day funds to the applicable Purchaser Group Account. All amounts to be deposited by the Seller or the Servicer into the Collection Account, any Purchaser Group Account or any other account shall be deposited no later than 12:00 noon (New York City time) on the date when due.
          (b) Each of the Seller and the Servicer shall, to the extent permitted by law, pay interest on any amount not paid or deposited by it when due hereunder, at an interest rate per annum equal to 2.00% per annum above the Alternate Base Rate, payable on demand.
          (c) All computations of Yield, Fees, and other amounts hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed, except that computations of interest and Yield based on the Alternate Base Rate shall be made on the basis of a year of 365 days (or 366, as applicable). Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit. Any computations by the Administrative Agent or the applicable Managing Agent of amounts payable by the Seller hereunder shall be binding upon the Seller absent manifest error.
          SECTION 2.09 Dividing or Combining Receivable Interests. Either the Seller or (following a Termination Event or an Incipient Termination Event) the Administrative Agent may, upon notice to the other party received at least three Business Days prior to the last day of any Fixed Period in the case of the Seller giving notice, or up to the last day of such Fixed Period in the case of the Administrative Agent giving notice, either (i) divide any Receivable Interest into two or more Receivable Interests having an aggregate Capital equal to the Capital of such divided Receivable Interest, or (ii) combine any two or more Receivable Interests originating on such last day or having Fixed Periods ending on such last day into a single Receivable Interest having a Capital equal to the aggregate of the Capital of such Receivable Interests; provided, however, that no Receivable Interest owned by any Conduit Purchaser may be combined with a Receivable Interest owned by any other Purchaser, and a Receivable Interest held by the Committed Purchasers in any Purchaser Group may not be combined with any Receivable Interest held by Purchasers in any other Purchaser Group.

          SECTION 2.10 Breakage Costs.
          (a) The Seller shall indemnify the Purchasers against any loss or expense incurred by the Purchasers, either directly or indirectly, as a result of the failure of any Incremental Purchase to be made for any reason on the date specified by the Seller pursuant to Section 2.02, including any loss or expense incurred by the Purchasers by reason of the liquidation or reemployment of funds acquired by the Purchasers (including funds obtained by issuing Promissory Notes, obtaining deposits as loans from third parties and reemployment of funds) to fund such Incremental Purchase.
          (b) The Seller further agrees to pay all Liquidation Fees associated with a reduction of the Capital at any time.
          (c) A certificate as to any loss, expense or Liquidation Fees payable pursuant to this Section 2.10 submitted by any Purchaser, through its Managing Agent, to the Seller shall be conclusive in the absence of manifest error.
          SECTION 2.11 Illegality. Notwithstanding any other provision of this Agreement, if the adoption of or any change in any Law or in the interpretation or application thereof by any relevant Official Body shall make it unlawful for any Purchaser to make or maintain Receivable Interests for which Yield is calculated by reference to the Adjusted Eurodollar Rate (each a “Eurodollar Receivable Interest”) as contemplated by this Agreement or to obtain in the interbank eurodollar market the funds with which to make or maintain any such Eurodollar Receivable Interest, (a) such Purchaser shall promptly notify the Administrative Agent, its Purchaser Managing Agent and the Seller thereof, (b) the obligation of such Purchaser to fund or maintain Eurodollar Receivable Interests or continue Eurodollar Receivable Interests as such shall forthwith be cancelled and (c) such Purchaser’s Receivable Interests then outstanding as Eurodollar Receivable Interests, if any, shall be converted on the last day of the Fixed Period for such Receivable Interests or within such earlier period as required by Law into Receivable Interest that accrue Yield based on the Alternate Base Rate (each a “Base Rate Receivable Interest”).
          SECTION 2.12 Inability to Determine Eurodollar Rate. Notwithstanding any other provision of this Agreement, if (i) the Administrative Agent reasonably determines that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining a rate for Eurodollar Receivable Interests as provided in the definition of Adjusted Eurodollar Rate for any Fixed Period or (ii) Committed Purchasers representing at least a majority of the Aggregate Commitment shall determine (which determination shall be conclusive) that the rates for the purpose of computing the Adjusted Eurodollar Rate do not adequately and fairly reflect the cost to such Committed Purchasers of funding a Eurodollar Receivable Interests that the Seller has requested be outstanding as a Eurodollar Receivable Interest during such Fixed Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Seller and each Managing Agent at least two Business Days prior to the first day of such Fixed Period. Unless the Seller shall have notified the applicable Managing Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such Eurodollar Receivable Interest, any Receivable Interests that were requested to be funded as Eurodollar Receivable Interests shall be Base Rate Receivable

Interests and any Receivable Interests that were requested to be converted into or continued as Eurodollar Receivable Interests shall be converted into Base Rate Receivable Interests. Until any such notice has been withdrawn by the Administrative Agent, no further Receivable Interests shall be funded as, continued as, or converted into, Eurodollar Receivable Interests.
          SECTION 2.13 Indemnity for Reserves and Expenses. (a) If the adoption of or any change in any Law or in the interpretation or application thereof or compliance by any Indemnified Party with any request or directive (whether or not having the force of law) from any central bank or other Official Body made subsequent to the date hereof (other than any such change that relates to Taxes, which are governed by Section 2.14):
     (i) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans or purchases by, or other credit extended by, or any other acquisition of funds by, any office of such Indemnified Party which are not otherwise covered by the adjustment to the Eurodollar Rate for the Eurodollar Rate Reserve Percentage as contemplated by the definition of “Adjusted Eurodollar Rate”; or
     (ii) does or shall impose on such Indemnified Party any other condition affecting this Agreement or any Receivable Interest or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Indemnified Party of making or maintaining Receivable Interests (or of maintaining its obligation to make any such Receivable Interest) or to reduce any amount received or receivable by such Indemnified Party hereunder, then, in any such case, the Seller shall promptly pay such Indemnified Party, upon demand from such Indemnified Party, any additional amounts necessary to compensate such Indemnified Party for such additional costs or reduction suffered which such Indemnified Party reasonably deems to be material as determined by such Indemnified Party with respect to its Receivable Interests. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Indemnified Party, through its Managing Agent, to the Seller setting forth, in reasonable detail, the basis for and the calculation thereof, shall be conclusive in the absence of manifest error.
          (b) If any Indemnified Party shall have determined that the adoption of any applicable Law or bank regulatory guideline regarding capital adequacy or any change therein, or any change in the interpretation or administration thereof by any Official Body, or any request or directive regarding capital adequacy (in the case of any bank regulatory guideline, whether or not having the force of law) of any such Official Body, has or would have the effect of reducing the rate of return on capital of such Indemnified Party (or its parent) as a consequence of such Indemnified Party’s obligations hereunder or with respect hereto or otherwise as a consequence of the transactions contemplated hereby to a level below that which such Indemnified Party (or its parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Indemnified Party to be material, then from time to time, within fifteen days after demand by such Indemnified Party through its Managing Agent, the Seller shall pay to such Managing

Agent, for the benefit of such Indemnified Party, such additional amount or amounts as will compensate such Indemnified Party (or its parent) for such reduction. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Indemnified Party, through its Managing Agent, to the Seller setting forth, in reasonable detail, the basis for and the calculation thereof, shall be conclusive in the absence of manifest error.
          (c) Failure or delay on the part of any Indemnified Party to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Indemnified Party’s right to demand such compensation; provided, however, that the Seller shall not be required to compensate an Indemnified Party pursuant to this Section 2.13 for any increased costs or reductions incurred more than 180 days prior to the date that such Indemnified Party notifies the Seller of the change, event or circumstance giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the change giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
          SECTION 2.14 Indemnity for Taxes. (a) Any and all payments and deposits required to be made hereunder or under any other Transaction Document by the Servicer or the Seller shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding net income, profits or branch profits taxes that are imposed by the United States and franchise, profits, branch profits and net income taxes that are imposed on an Indemnified Party by the state or foreign jurisdiction under the laws of which such Indemnified Party is organized or in which it is a citizen, resident or domiciliary, or the jurisdiction in which any office making or participating in a purchase hereunder is located, or in each case any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Seller or the Servicer shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Indemnified Party, (i) the Seller shall make an additional payment to such Indemnified Party, in an amount sufficient so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14), such Indemnified Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Seller or the Servicer, as the case may be, shall make such deductions and (iii) the Seller or the Servicer, as the case may be, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
          (b) In addition, the Seller agrees to pay any present or future stamp or other documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Transaction Document or from the execution, delivery or registration of this Agreement or any other Transaction Document (hereinafter referred to as “Other Taxes”); provided that the Indemnified Party shall notify Seller prior to the Initial Closing Date (or, if later, the date such Indemnified Party became a party to this Agreement) that such Other Taxes imposed by (i) a foreign jurisdiction under the laws of which an Indemnified Party is organized or in which it is a citizen, resident or domiciliary, or (ii) a foreign jurisdiction in which any office making or participating in a purchase hereunder is located, (including, in each case, any political subdivision thereof), will be due and owing to the extent that such Indemnified Party has knowledge of the same prior to the Initial Closing Date.
          (c) The Seller will indemnify each Indemnified Party for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Indemnified Party and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty days from the date the Indemnified Party makes written demand therefor (and a copy of such demand shall be delivered to the Administrative Agent and the Managing Agent for such Indemnified Party’s Group). A certificate as to the amount of such indemnification submitted to the Seller, the Administrative Agent and the Managing Agent for such Indemnified Party’s Group by such Indemnified Party, setting forth, in reasonable detail, the basis for and the calculation thereof, shall be conclusive and binding for all purposes absent manifest error.
          (d) Each Purchaser or Participant who is organized outside the United States (each, a “Non-U.S. Person”) shall, prior to the date hereof (or, in the case of any Person who becomes a Purchaser or a Participant after the date hereof, prior to the date on which it so becomes a Purchaser or a Participant), (x) deliver to the Seller and the Administrative Agent such properly completed and duly executed certificates, documents or other evidence, as required by the IRC or Treasury regulations issued pursuant thereto, including Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption required to establish that such payment is (i) not subject to withholding under the IRC because such payment is effectively connected with the conduct by such Indemnified Party of a trade or business in the United States or (ii) totally exempt from United States tax under a provision of an applicable tax treaty and (y) upon request of the Seller or the Administrative Agent, and to the extent it may do so under applicable law, furnish any other government forms which are necessary or required under an applicable tax treaty or otherwise by law to reduce or eliminate any withholding tax; provided, however, that in the event that a Non-U.S. Person is classified as other than a corporation for U.S. federal income tax purposes, such Non-U.S. Person agrees to provide any other form certificate or statement of exemption necessary to fully establish such Non-U.S. Person’s (and, if applicable, such Non-U.S. Person’s beneficial owners’) entitlement to a complete exemption from withholding of U.S. taxes on all amounts to be received by such Non-U.S. Person (or, if applicable, such Non-U.S. Person’s beneficial owners’) pursuant to this Agreement and the other Transaction Documents. Each such Purchaser that changes its funding office shall promptly notify the Seller and the Administrative Agent of such change and, upon written request from the Seller or the Administrative Agent, shall deliver any new certificates, documents or other evidence required pursuant to the preceding sentence prior to the immediately following due date of any payment by the Seller hereunder. Unless the Seller and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to United States withholding tax, notwithstanding paragraph (a), the Seller or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Indemnified Party organized under the laws of a jurisdiction outside the United States, and the applicable provisions of paragraph (g) below shall apply to such Purchaser.

          (e) Further, each Non-U.S. Person agrees (i) to deliver to the Seller and the Administrative Agent, and if applicable, the assigning Purchaser (or, in the case of a Participant, to the Purchaser from which the related participation shall have been transferred) two further duly completed and signed copies of any forms required to be delivered pursuant to Section 2.14(d), or successor and related applicable forms, on or before the date that any such form expires or becomes obsolete and promptly after the occurrence of any event requiring a change from the most recent form(s) previously delivered by it to the Seller and Administrative Agent, and, if applicable, the assigning Purchaser (or, in the case of a Participant, to the Purchaser from which the related participation shall have been transferred) in accordance with applicable U.S. laws and regulations and (ii) to notify promptly the Seller and the Administrative Agent, and, if applicable, the assigning Purchaser (or, in the case of a Participant, the Purchaser from which the related participation shall have been transferred) if it is no longer able to deliver, or if it is required to withdraw or cancel, any form or statement previously delivered by it.
          (f) Each Purchaser or Participant that is not a Non-U.S. Person shall deliver to the Seller and the Administrative Agent and, if applicable, the assigning Purchaser (or, in the case of a Participant, to the Purchaser from which the related participation shall have been transferred) two duly completed copies of United States Internal Revenue Service Form W-9 (or applicable successor form) unless it establishes to the reasonable satisfaction of the Seller that it is otherwise eligible for an exemption from backup withholding tax or other applicable withholding tax. Each such Purchaser or Participant shall deliver to the Seller and the Administrative Agent and, if applicable, the assigning Purchaser (or, in the case of a Participant, to the Purchaser from which the related participation shall have been transferred) two further properly completed and duly executed forms and statements (or applicable successor forms) at or before the time any such form or statement becomes obsolete.
          (g) The Seller shall not be required to pay any amounts to any Purchaser in respect of Taxes and Other Taxes pursuant to paragraphs (a), (b) and (c) above if the obligation to pay such amounts would not have arisen but for a failure by such Purchaser to comply with the provisions of paragraphs (b), (d), (e) and (f) above unless such Purchaser is unable to comply with paragraphs (b), (d), (e) and (f) because of (i) a change in applicable law, regulation or official interpretation thereof or (ii) an amendment, modification or revocation of any applicable tax treaty or a change in official position regarding the application or interpretation thereof, in each case after the date hereof (or, in the case of any Person who became a Purchaser after the date hereof, after the date on which it so became a Purchaser).
          (h) If the Administrative Agent or any Purchaser or Participant determines, in its sole discretion, that it has received a refund in respect of taxes paid or indemnified by the Seller, it shall promptly pay such refund to the Seller, but only to the extent of amounts paid or indemnified by the Seller with respect to Taxes, provided, however, that the Seller agrees to promptly return such refund to the Administrative Agent or the applicable Purchaser or Participant, as the case may be, if it receives notice from the applicable Purchaser or Participant that such person is required to repay such refund, plus any penalties, interest or other charges imposed by the relevant governmental authority. This Section shall not be construed to require the Administrative Agent or any Purchaser or Participant to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Seller or any other Person.

          SECTION 2.15 Security Interest. As security for the performance by the Seller of all the terms, covenants and agreements on the part of the Seller (whether as Seller or otherwise) to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of all Seller Obligations, the Seller hereby assigns to the Administrative Agent for its benefit and the ratable benefit of the other Indemnified Parties, and hereby grants to the Administrative Agent for its benefit and the ratable benefit of the other Indemnified Parties, a security interest in, all of the Seller’s right, title and interest in and to:
     (a) all Receivables, whether now owned and existing or hereafter acquired or arising, together with all Related Security and Collections with respect thereto;
     (b) all Contracts, whether now owned or existing or hereafter acquired or arising, including, without limitation, with respect to each Contract (i) all rights of the Originator to receive moneys due or to become due under or pursuant to such Contract (whether or not earned by performance), (ii) all security interests and property subject thereto from time to time purporting to secure payment of monies due or to become due under or pursuant to such Contract, (iii) all rights of the Originator to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to such Contract, (iv) claims of the Originator for damages arising out of or for breach of or default under such Contract, and (v) the right of the Originator to compel performance and otherwise exercise all remedies thereunder;
     (c) the Deposit Accounts and the Collection Account, including, without limitation, (i) all funds and other evidences of payment held therein and all certificates and instruments, if any, from time to time representing or evidencing any of such accounts or any funds and other evidences of payment held therein, (ii) all investment property and other financial assets held in, or acquired with funds from, such accounts and all certificates and instruments from time to time representing or evidencing such investment property and financial assets, (iii) all notes, certificates of deposit and other instruments from time to time hereafter delivered or transferred to, or otherwise possessed by, the Administrative Agent in substitution for any of the then existing accounts and (iv) all interest, dividends, cash, instruments, financial assets, investment property and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of such accounts;
     (d) all other assets of the Seller, whether now owned and existing or hereafter acquired or arising, including, without limitation, all accounts, chattel paper, goods, instruments, investment property, deposit accounts and general intangibles (as those terms are defined in the UCC as in effect on the date hereof in the State of New York), in which the Seller has any interest; and
     (e) to the extent not included in the foregoing, all Proceeds of any and all of the foregoing.
          SECTION 2.16 Optional Liquidation. The Seller may at any time direct that Reinvestment Purchases cease for the Receivable Interests of all Purchasers. Any such direction shall be made by giving the Administrative Agent and the Servicer at least two

Business Days’ prior written (including telecopy or other facsimile communication) notice (each a “Reduction Notice”) specifying the date on which such Reinvestment Purchases shall cease and, if desired, when such Reinvestment Purchases shall re-commence, identified as when the aggregate outstanding Capital is reduced by a specified amount (the “Reduction Amount”). If the Seller does not so specify the date on which Reinvestment Purchases shall re-commence, it may cause Reinvestment Purchases to re-commence at any time before the Termination Date, subject to the terms and conditions set forth herein, by notifying the Administrative Agent and the Servicer in writing (including by telecopy or other facsimile communication) at least one Business Day before the date on which it desires such Reinvestment Purchases to re-commence.
          SECTION 2.17 Optional Repurchase. The Seller may at any time at its option elect to repurchase all or any portion of the Receivable Interests, such repurchase to be made ratably among the Purchasers then holding Receivable Interests in proportion to the Capital of each. Any such repurchase shall be made on not less than three (3) Business Days’ prior written notice (each a “Repurchase Notice”) specifying the date on which such repurchase shall occur (the “Repurchase Date”) and the aggregate Capital of the Receivable Interest to be repurchased (the “Repurchase Amount”). On the Repurchase Date, the Seller shall pay the Repurchase Amount to the Purchasers ratably in accordance with the outstanding Capital of their respective Receivable Interests.
          SECTION 2.18 Termination of Purchaser Groups. If any Indemnified Party in a Purchaser Group makes a claim for payment pursuant to Section 2.13 then the Seller may, at its option, take either of the actions specified below.
     (i) The Seller may remove such Purchaser Group and terminate the Commitments of the Committed Purchasers in such Purchaser Group by paying to the Managing Agent for such Purchaser Group an amount (the “Payout Amount”) equal to the sum of (i) the aggregate Capital held by the Purchasers in such Purchaser Group, (ii) all Yield accrued and to accrue thereon through the last day of the applicable Fixed Period(s) to which such Capital has been allocated, (iii) all accrued and unpaid Fees owing to the members of such Purchaser Group and (iv) all other Seller Obligations owing to the members of such Purchaser Group under the Transaction Documents accrued through the date of such payment. Any such removal and termination shall be made upon not less than five (5) Business Days notice delivered by the Seller to the applicable Managing Agent and the Administrative Agent. The Payout Amount for any Purchaser Group shall be calculated by the relevant Managing Agent and notified to the Seller, which calculation shall be conclusive and binding absent manifest error. Upon such removal and termination, (x) the members of such Purchaser Group shall cease to be parties to this Agreement and the Commitments and Conduit Purchase Limits of the Purchasers in such Purchaser Group shall be reduced to zero and (y) the Purchase Limit will be reduced by an amount equal to the Commitments (determined immediately prior to such termination) of the Committed Purchasers in such Purchaser Group.
     (ii) The Seller may declare the Scheduled Commitment Termination Date to have occurred for all Purchasers in such Purchaser Group. Any such declaration shall be made upon not less than five (5) Business Days notice delivered by the Seller to the applicable Managing Agent and the Administrative Agent. Upon the effectiveness of such declaration, (w) the Conduit Purchase Limit(s) and Purchaser Group Limit of such Purchaser Group shall be deemed to have been reduced to zero and Purchasers in such Purchaser Group shall have no further right or obligation to make any Purchases hereunder, (x) Amortization Date shall be deemed to have occurred for all Receivable Interests held by the Purchasers in such Purchaser Group, (y) the Capital allocable to such Receivable Interests shall be reduced out of Collections available for such purpose pursuant to Section 2.04 or 2.05, as applicable and (z) on each date on which such Capital is so reduced the Purchase Limit shall be deemed to be reduced by a corresponding amount. Once the Capital of such Receivable Interests has been reduced to zero and the members of such Purchaser Group shall have received payment in full of all accrued Yield, Fees and other Seller Obligations owing to them, the members of such Purchaser Group shall cease to be parties to this Agreement.
ARTICLE III
CONDITIONS OF PURCHASES
          SECTION 3.01 Conditions Precedent to Agreement. The effectiveness of this Agreement is subject to the conditions precedent that (i) all Fees required to have been paid on or prior to the date hereof pursuant to the Fee Letters shall have been paid in full and (ii) the Administrative Agent and each Managing Agent shall have received on or before such date, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Administrative Agent and each Managing Agent:
          (a) A copy of this Agreement, duly executed and delivered by each of the parties hereto;
          (b) A copy of the amended and restated Purchaser Fee Letter, duly executed and delivered by each of the parties thereto;
          (c) A certificate of the Secretary or Assistant Secretary of each Transaction Party certifying the names and true signatures of the officers of such Transaction Party authorized to sign the Transaction Documents to which it is a party; and
          (d) Such other documents, instruments, certificates and opinions as the Administrative Agent or any Managing Agent shall reasonably request.
          SECTION 3.02 Conditions Precedent to All Purchases. Each Purchase (including the initial Incremental Purchase and each Reinvestment Purchase) hereunder shall be subject to the further conditions precedent that (a) the Servicer shall have delivered to the Administrative Agent and each Managing Agent all Servicer Reports required to be delivered hereunder, each duly completed and containing information covering the most recently ended reporting period for which information is required pursuant to Section 6.03 and (b) on the date of such Purchase the following statements shall be true (and acceptance of the proceeds of such Purchase shall be deemed a representation and warranty by the Seller and the Servicer (each as to itself) that such statements are then true):
     (i) The representations and warranties contained in Sections 4.01 and 4.02 of this Agreement and Section 4.01 of the Originator Purchase Agreement are true and correct in all material respects (except that, to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect, such representation or warranty must be true and correct in all respects, subject only to the materiality or Material Adverse Effect qualification set forth therein) on and as of the date of such Purchase as though made on and as of such date, and
     (ii) No event has occurred and is continuing, or would result from such Purchase, that constitutes a Termination Event or an Incipient Termination Event, and
     (iii) In the case of any Purchase by a Conduit Purchaser, the applicable Managing Agent shall not have given the Seller notice (with a copy to the Administrative Agent) that such Conduit Purchaser has terminated the Reinvestment Purchases hereunder (unless such notice has been revoked by such Managing Agent), and
     (iv) Medco shall have sold or contributed to the Seller, pursuant to the Originator Purchase Agreement, all outstanding Receivables as of such date; and
          (c) The Administrative Agent and each Managing Agent shall have received such other approvals, opinions or documents as it may reasonably request for purposes of confirming compliance with the foregoing conditions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          SECTION 4.01 Representations and Warranties of the Seller. The Seller hereby represents and warrants as follows as of the date hereof and as of the date of each Purchase hereunder:
          (a) The Seller is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware. The Seller is duly qualified to do business, and is in good standing, in every other jurisdiction where the nature of its business requires it to be so qualified, unless the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.
          (b) The execution, delivery and performance by the Seller of the Transaction Documents, including the Seller’s use of the proceeds of Purchases, (i) are within the Seller’s limited liability company powers, (ii) have been duly authorized by all necessary limited liability company action, (iii) do not contravene (1) the Seller’s certificate of formation or limited liability company agreement, (2) any law, rule or regulation applicable to the Seller, (3) any contractual restriction binding on or affecting the Seller or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Seller or its property, and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties (except as created pursuant to this Agreement). Each of the Transaction Documents has been duly executed and delivered by the Seller.
          (c) No authorization or approval or other action by, and no notice to or filing with, any Official Body is required for the due execution, delivery and performance by the Seller of the Transaction Documents to which it is a party or any other document to be delivered thereunder, except for the filing of UCC financing statements referred to in Section 3.01.
          (d) Each of the Transaction Documents to which the Seller is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
          (e) The opening pro forma balance sheet of the Seller as of June 30, 2003, giving effect to the initial Incremental Purchase to be made under this Agreement, a copy of which has been furnished to the Administrative Agent and each Managing Agent, fairly presents the financial condition of the Seller as of such date, in accordance with GAAP. Since its formation no change, occurrence or development has occurred (including, without limitation, with respect to any commenced or threatened material litigation or proceeding) that has had or could reasonably be expected to have a Material Adverse Effect.
          (f) There is no pending or (to the best knowledge of the Seller) threatened action or proceeding affecting the Seller before any Official Body. The Seller is not in default in any material respect of any order of any Official Body.
          (g) No proceeds of any Purchase will be used for a purpose that violates or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.
          (h) Each Receivable treated as or represented to be a Pool Receivable is owned by the Seller free and clear of any Adverse Claim (other than Adverse Claims created hereunder). The Purchasers have acquired a valid and perfected first priority security interest in each Pool Receivable now existing or hereafter arising and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim (other than Adverse Claims created hereunder). No effective financing statement or other instrument similar in effect is filed in any recording office listing the Seller as debtor, covering any asset of the Seller except such as may be filed in favor of the Administrative Agent in accordance with this Agreement. No effective financing statement or other instrument similar in effect, is filed in any recording office listing the Originator as debtor, covering any Receivable, Related Security or Collections except such as may be filed in favor of the Seller and assigned to the Administrative Agent in accordance with this Agreement. Prior to giving effect to any transfer under the Originator Purchase Agreement, all Receivables were payable to the Originator as principal for its own account. The Originator has no obligation (whether pursuant to any contract, any requirement of Law or otherwise) to remit any Collections on the Receivables to any Pharmaceutical Plan or to any other Person, other than to the Sellers and the Purchasers as provided in the Originator Purchase Agreement and this Agreement.
          (i) Each Servicer Report (if prepared by any Transaction Party or one of their respective Affiliates, or to the extent that information contained therein is supplied by any Transaction Party or an Affiliate), information, exhibit, financial statement, document, book, record or report furnished or to be furnished in writing at any time (whether before, on or after the date of this Agreement) by or on behalf of any Transaction Party to the Administrative Agent, any Managing Agent or any Purchaser in connection with this Agreement is or will be accurate in all material respects as of its date or (except as otherwise disclosed to the Administrative Agent, such Managing Agent or such Purchaser, as the case may be, at such time) as of the date so furnished, and no such Servicer Report, information, exhibit, financial statement, document, book, record or report contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.
          (j) The principal place of business and chief executive office of the Seller and the office where the Seller keeps its records concerning the Receivables are located at the address or addresses referred to in Section 5.01(b).
          (k) The names and addresses of all the Deposit Account Banks together with the account numbers of the Deposit Accounts at such Deposit Account Banks are as specified in Schedule IV hereto, as such Schedule IV may be updated from time to time pursuant to Section 5.01(g).
          (l) Since the date of its formation, the Seller has not used any company name, tradename or doing-business-as name other than the name in which it has executed this Agreement. The Seller’s Federal Employer Identification Number is 83-08665.
          (m) The Seller was formed on July 10, 2003 and the Seller did not engage in any business activities prior to the date of this Agreement. The Seller has no Subsidiaries. Medco directly owns 100% of the membership interests of the Seller, free and clear of any Adverse Claims.
          (n) The Seller is not, and is not controlled by, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or is exempt from all provisions of such Act.
          (o) The Seller is Solvent.
          (p) With respect to each Receivable treated as or represented to be a Pool Receivable, the Seller (i) received such Receivable as a contribution to the capital of the Seller by the Originator or (ii) purchased such Receivable from the Originator in exchange for payment (made by the Seller to the Originator in accordance with the provisions of the Originator Purchase Agreement) of cash, an addition to the principal amount of the Subordinated Note, or a combination thereof in an amount which constitutes fair consideration and reasonably equivalent value. No such sale or contribution was made for or on account of an antecedent debt owed by the Originator to the Seller and no such sale or capital contribution is or may be voidable or subject to avoidance under any section of the United States Bankruptcy Code.
          (q) Each Receivable included in the calculation of the Net Receivables Pool Balance on any date shall be an Eligible Receivable as of such date.
          (r) The Receivable Interest Percentage does not exceed the Maximum Receivable Interest Percentage.
          (s) No event has occurred and is continuing and no condition exists which constitutes a Termination Event or Incipient Termination Event.
          SECTION 4.02 Representations and Warranties of the Servicer. Medco, in its capacity as Servicer, hereby represents and warrants as follows as of the date hereof and as of the date of each Purchase hereunder:
          (a) The Servicer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, unless the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.
          (b) The execution, delivery and performance by the Servicer of this Agreement and any other documents to be delivered by it hereunder (i) are within the Servicer’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (1) the Servicer’s certificate of incorporation or by-laws, (2) any Law applicable to the Servicer, (3) any material contractual restriction binding on or affecting the Servicer or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Servicer or its property, except, in the case of each of sub-clauses (2) through (4) of this clause (iii), to the extent that such contravention would not be reasonably expected to have a Material Adverse Effect, and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. This Agreement has been duly executed and delivered by the Servicer.
          (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Servicer of this Agreement or any other Transaction Document to which it is a party.
          (d) This Agreement constitutes the legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms.
(e) (i) The Servicer has heretofore furnished to the Purchasers its consolidated balance sheet and statements of income, stockholders’ equity and cash flows (i) for the fiscal years ending, and at, December 29, 2001 and December 28, 2002, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 29, 2003. The financial statements described in clause (i) of this Section 4.02(e) were reported on by PricewaterhouseCoopers LLP for such fiscal years ending, and at, December 29, 2001 and December 28 2002, and in clause (ii) of this Section 4.02(e) were certified by the Servicer’s chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Servicer and its consolidated Subsidiaries as of such dates and for such periods in conformity with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above of this Section 4.02(e). The Servicer has heretofore also furnished to the Purchasers its unaudited pro forma condensed consolidated statement of income, for its fiscal year ended December 28, 2002, and for its fiscal quarter ended March 29, 2003 and its unaudited pro forma condensed consolidated balance sheet at March 29, 2003. Such pro forma financial statements comply, in all material respects, with the requirements of Article XI of Regulation S-X of the SEC.
     (ii) Since December 28, 2002, there has been no change, occurrence or development that has had or could reasonably be expected to have a Material Adverse Effect.
          (f) There are no actions, suits or proceedings by or before any Official Body pending against or, to the knowledge of the Executive Officers, threatened against or affecting the Servicer or any of its Subsidiaries that (i) would reasonably be expected to be adversely determined, and (ii) if so determined either (x) would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (y) seek to enjoin, unwind or otherwise materially and adversely affect the transactions contemplated by the Transaction Documents.
          (g) All Obligors have been instructed to remit all their payments in respect of Receivables directly to a Deposit Account with respect to which a duly executed Control Agreement is in full force and effect.
          (h) On the date of each Purchase hereunder (and after giving effect thereto) the Receivable Interest Percentage does not exceed the Maximum Receivable Interest Percentage.
          (i) No event has occurred and is continuing and no condition exists which constitutes a Termination Event or Incipient Termination Event.
          (j) All of the representations and warranties of Medco made pursuant to the Originator Purchase Agreement are true and correct.
ARTICLE V
COVENANTS
          SECTION 5.01 Covenants of the Seller. Until the Final Payout Date:

          (a) Compliance with Laws, Etc. The Seller will comply in all respects with all applicable Laws and preserve and maintain its limited liability company existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such Laws or the failure so to preserve and maintain such rights, franchises, qualifications, and privileges would not reasonably be expected to have a Material Adverse Effect.
          (b) Offices, Records and Books of Account. The Seller will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Receivables at (i) the address of the Seller specified in Section 11.02 as of the date of this Agreement or (ii) upon 30 days’ prior written notice to each Managing Agent, at any other locations in jurisdictions where all actions reasonably requested by any Managing Agent to protect and perfect the interests of the Administrative Agent and the Purchasers in the Receivables and the other assets referred to in Section 2.15 have been taken and completed. The Seller also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable).
          (c) Performance and Compliance with Contracts and Credit and Collection Policy. The Seller will, at its expense, (i) timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables and (ii) timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contracts.
          (d) Sales, Liens, Etc. The Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (except for Adverse Claims created hereunder) upon or with respect to, any Receivable, Related Security, or Collections, or upon or with respect to any Deposit Account, the Collection Account or any other asset of the Seller, or assign any right to receive income in respect thereof.
          (e) Extension or Amendment of Receivables and Contracts. Except as provided in Section 6.02(c), the Seller will not, and will not permit the Originator to, extend, amend or otherwise modify the terms of any Receivable.
          (f) Change in Business or Credit and Collection Policy. The Seller will not make any change in the character of its business or in the Credit and Collection Policy, except for any such change in a Credit and Collection Policy that would not (i) impair the collectibility of any Receivables in any material respect or (ii) otherwise be reasonably likely to have a Material Adverse Effect.
          (g) Change in Payment Instructions to Obligors. The Seller will not add or terminate any Deposit Account from those listed in Schedule IV to this Agreement, or make any change in its instructions to Obligors regarding payments to be made in respect of the Receivables or payments to be made to any Deposit Account, unless the Administrative Agent shall have received notice of such addition, termination or change (including an updated

Schedule IV) and a fully executed Control Agreement with respect to each new Deposit Account. Each Deposit Account shall be maintained at all times in the name of the Seller.
          (h) Deposits to Deposit Accounts. The Seller will cause all Obligors to be instructed to remit all their payments in respect of Receivables to Deposit Accounts directly by wire transfer or electronic funds transfer to the relevant Deposit Account Bank. If the Seller or the Servicer shall receive any Collections directly, the Seller shall promptly (and in any event within one Business Day) cause such Collections to be deposited into a Deposit Account. The Seller will not permit funds which do not constitute Collections of Receivables from being deposited into any Deposit Account.
          (i) Further Assurances; Change in Name or Jurisdiction of Organization, etc.
     (A) The Seller agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrative Agent or any Managing Agent may reasonably request, to perfect, protect or more fully evidence the Receivable Interests purchased under this Agreement and/or security interest granted pursuant to this Agreement, or to enable the Conduit Purchasers, the Committed Purchasers, the Managing Agents or the Administrative Agent to exercise and enforce their respective rights and remedies under this Agreement. Without limiting the foregoing, the Seller will, upon the request of the Administrative Agent or any Managing Agent, execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrative Agent or any Managing Agent may reasonably request, to perfect, protect or evidence such Receivable Interests and/or such security interest.
     (B) The Seller authorizes the Administrative Agent to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Receivables and the Related Security, the related Contracts and the Collections with respect thereto and the other collateral described in Section 2.15 without the signature of the Seller. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.
     (C) The Seller shall at all times be organized under the laws of the State of Delaware and shall not take any action to change its jurisdiction of organization.
     (D) The Seller will not change its name, identity, limited liability company structure or tax identification number unless (1) the Administrative Agent shall have received at least thirty (30) days advance written notice of such change and (2) all actions by the Seller necessary or appropriate to perfect or maintain the perfection of the Receivable Interests and the security interest of the Administrative Agent granted pursuant to Section 2.15 (including, without limitation, the filing of all financing statements and the taking of such other actions as the Administrative Agent may request in connection with such change) shall have been duly taken.
          (j) Reporting Requirements. The Seller will cause to be provided to each Managing Agent the following:
     (i) not later than the earlier of (i) 100 days after the end of each fiscal year of the Originator and (ii) 5 Business Days after the filing thereof with the SEC, (A) the audited consolidated balance sheet of the Originator and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Originator and its consolidated Subsidiaries on a consolidated basis, as of such dates and for such periods, in conformity with GAAP and (B) the consolidated balance sheet of the Seller and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Seller as of such dates and for such periods, in conformity with GAAP; provided that delivery within the time frame specified above of copies of the Originator’s Annual Report on Form 10-K filed with the SEC shall satisfy the requirements for the delivery of the Originator’s financial statements set forth in this clause (i);
     (ii) not later than the earlier of (i) 55 days after the end of each of the first three fiscal quarters of each fiscal year of the Originator and (ii) 5 Business Days after the filing thereof with the SEC, the unaudited consolidated balance sheet of the Originator and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Originator and its consolidated Subsidiaries, on a consolidated basis, as of such dates and for such periods, in conformity with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; provided, however, that delivery within the time frame specified above of copies of Originator’s Quarterly Report on Form 10-Q filed with the SEC shall satisfy the requirements for the delivery of the Originator’s financial statements set forth in this clause (ii);

     (iii) at the time of the delivery of the financial statements provided for in clause (i) or clause (ii) of this Section 5.01(j), a certificate of a Financial Officer of the Originator or the Seller, as applicable, (A) certifying that, to the best of such officer’s knowledge, no Termination Event or Incipient Termination Event has occurred and is continuing or, if any Termination Event or Incipient Termination Event has occurred and is continuing, specifying the nature and extent thereof and (B) demonstrating, in reasonable detail, compliance with the financial ratios or requirements set forth in Schedule VI;
     (iv) as soon as possible and in any event within one Business Day after obtaining knowledge of the occurrence of each Termination Event or Incipient Termination Event, a statement of a Financial Officer of the Seller setting forth details of such Termination Event or Incipient Termination Event and the action that the Seller has taken and proposes to take with respect thereto;
     (v) promptly upon a Financial Officer becoming aware thereof, notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred and are then outstanding, would reasonably be expected to result in liability of the Originator and its Subsidiaries in an aggregate amount exceeding $5,000,000;
     (vi) at least thirty (30) days prior to any change in the name, jurisdiction of organization, corporate structure or tax identification number of any Transaction Party, a notice setting forth the new name, jurisdiction of organization, corporate structure or tax identification number, as applicable, and the effective date thereof;
     (vii) as soon as possible and in any event no later than the day of occurrence thereof, notice that the Originator has stopped selling or contributing to the Seller, pursuant to the Originator Purchase Agreement, all newly arising Receivables;
     (viii) promptly after receipt thereof, copies of all notices received by the Seller from the Originator under or in connection with the Originator Purchase Agreement;
     (ix) promptly upon learning thereof, notice of any downgrade in the Debt Rating (or the withdrawal by either S&P or Moody’s of a Debt Rating) of Medco, setting forth the Indebtedness affected and the nature of such change (or withdrawal);
     (x) promptly after the occurrence thereof any pending or threatened litigation or other event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect;

     (xi) promptly upon learning thereof, and in any event no later than the effective date thereof, notice of any amendment, waiver, termination or other modification to, or replacement or substitution for, the Credit Agreement;
     (xii) as soon as possible and in any event within one Business Day after obtaining knowledge of any event or circumstance described in any of clauses (i), (ii) or (iii) of the definition of “Rebate Conditions,” a statement of an Executive Officer of the Originator setting forth in reasonable detail the nature of such event or circumstance;
     (xiii) promptly upon the occurrence thereof, notice of any amendment to the Credit and Collection Policy; and
     (xiv) such other information respecting the Receivables or the condition or operations, financial or otherwise, of any Transaction Party (including, without limitation, information regarding any pending or threatened litigation) as the Administrative Agent or any Managing Agent may from time to time reasonably request.
          (k) Separateness. (i) The Seller shall at all times maintain at least one independent Manager who (w) is not currently and has not been during the five years preceding the date of this Agreement an officer, director, manager or employee of, or a major vendor or supplier of services to, an Affiliate of the Seller or any Other Medco Company, (x) is not a current or former officer or employee of the Seller, (y) is not a stockholder or equity owner of any Other Medco Company or any of their respective Affiliates (except through a mutual fund or similar pooled investment vehicle) and (z) who (A) has prior experience as an independent director for a corporation and/or independent manager of a limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers, as the case may be, thereof before such corporation could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (B) has at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, or has otherwise been engaged for at least three years in the business of providing, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.
     (ii) The Seller shall not direct or participate in the management of any other Person’s operations.
     (iii) The Seller shall conduct its business from an office separate from that of the Other Medco Companies (but which may be located in the same facility as one or more of the Other Medco Companies). The Seller shall have stationery and other business forms separate from that of the Other Medco Companies.

     (iv) The Seller shall at all times be adequately capitalized in light of its contemplated business.
     (v) The Seller shall at all times provide for its own operating expenses and liabilities from its own funds except that (A) common overhead expenses may be shared by the Seller and the Other Medco Companies on a basis reasonably related to use and (B) the Servicer may pay operating expenses on the Seller’s behalf so long as the Servicer determines in its good faith business judgment that it will be reimbursed therefor out of the Seller’s own funds on or before the next succeeding Settlement Date.
     (vi) The Seller shall maintain its assets and transactions separately from those of any other Person, and the Seller shall reflect such assets and transactions in financial statements separate and distinct from those of the Other Medco Companies and evidence such assets and transactions by appropriate entries in books and records separate and distinct from those of any other Person. The Seller shall hold itself out to the public under the Seller’s own name as a legal entity separate and distinct from any other Person. The Seller shall not hold itself out as having agreed to pay, or as being liable, primarily or secondarily, for, any obligations of any other Person.
     (vii) The Seller shall not maintain any joint account with any Other Medco Company or become liable as a guarantor or otherwise with respect to any Indebtedness or contractual obligation of any Other Medco Company. The membership interests of the Seller and any Indebtedness (whether or not represented by promissory notes) of or issued by the Seller to the Originator or any of its Subsidiaries may not be pledged to secure Indebtedness of the Originator or any Other Medco Company.
     (viii) The Seller shall not make any payment or distribution of assets with respect to any obligation of any other Person or grant an Adverse Claim on any of its assets to secure any obligation of any Other Person.
     (ix) The Seller shall not make loans, advances or otherwise extend credit to any other Person except as expressly contemplated by the Originator Purchase Agreement.
     (x) The Seller shall hold regular duly noticed meetings (or authorize actions by unanimous written consent) of its Board of Managers, make and retain minutes of such meetings and otherwise observe all limited liability company formalities.
     (xi) The Seller shall have bills of sale (or similar instruments of assignment) with respect to all assets (other than Receivables or interests therein acquired under the Originator Purchase Agreement) purchased from any of the Other Medco Companies, in each case to the extent such bills of sale would be customarily prepared in transactions with non-Affiliates.

     (xii) The Seller shall not engage in any transaction with any other Person, except as contemplated by this Agreement and the Originator Purchase Agreement.
     (xiii) The Seller shall prepare its financial statements separately from those of any of the Other Medco Companies and shall insure that any consolidated financial statements of any Other Medco Company that are filed with the Securities and Exchange Commission or any other Official Body or are furnished to any creditors of any Other Medco Company have notes clearly stating that (A) the Seller is the owner of the Pool Receivables and is a separate entity and (B) the Seller’s assets will be available first and foremost to satisfy the claims of the creditors of the Seller.
     (xiv) The Seller shall take, or refrain from taking, as the case may be, all other actions that are necessary to be taken or not to be taken in order to (x) ensure that the assumptions and factual recitations set forth in the Specified Bankruptcy Opinion Provisions remain true and correct with respect to the Seller and (y) comply with those procedures described in such provisions which are applicable to the Seller.
     (xv) The Seller will not commingle its funds or assets with those of any other Person or entity. The Seller will provide separately for its expenses and liabilities from its own funds (except as provided in paragraph (v) above), and will fairly and reasonably allocate any expenses associated with services provided by common employees, office space, or other overhead and administrative expenses with any affiliate.
     (xvi) The Seller will not identify itself as a division of any other person or entity, and will hold itself out to creditors and the public as a legal entity separate and distinct from any other entity and will correct any known misunderstanding regarding its separate identity.
     (xvii) The Seller will transact all business with Affiliates on an arms’ length basis and pursuant to commercially reasonable agreements.
     (xviii) After entering into the transactions contemplated by this Agreement and the Originator Purchase Agreement, the Seller will not transfer any of its assets to the Originator other than (i) transfers for fair or reasonably equivalent consideration and without the intent to hinder, delay or defraud the Seller’s creditors, and (ii) distributions that are not fraudulent or in violation of applicable entity law. If, after entering into the transactions contemplated by this Agreement and the Originator Purchase Agreement, the Originator transfers any of its assets to the Seller, the Seller will properly account for such transfers as capital contributions or sales made in accordance with the Originator Purchase Agreement and its limited liability company agreement, as applicable.

          (l) Transaction Documents. The Seller will not terminate, amend, waive or modify, or consent to any termination, amendment, waiver or modification of, any provision of any Transaction Document or grant any other consent or other indulgence under any Transaction Document, in each case without the prior written consent of each Managing Agent. The Seller will perform all of its obligations under the Originator Purchase Agreement and will enforce the Originator Purchase Agreement in accordance with its terms. The Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Administrative Agent and the Purchasers as assignees of Seller) under the Originator Purchase Agreement as the Administrative Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Originator Purchase Agreement.
          (m) Nature of Business. The Seller will not engage in any business or engage in any transactions other than the purchase of Receivables, Related Security and Collections from the Originator and the transactions contemplated by this Agreement and the Originator Purchase Agreement. The Seller will not create or form any Subsidiary.
          (n) Mergers, Etc. The Seller will not merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or capital stock or other ownership interest of, or enter into any joint venture or partnership agreement with, any Person, other than as contemplated by this Agreement and the Originator Purchase Agreement.
          (o) Distributions, Etc. The Seller will not (A) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any membership interests or other equity interests in the Seller, or return any capital to its members or other equity holders as such, or purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any membership interests or other equity of the Seller or any warrants, rights or options to acquire any membership interests or other equity of the Seller, now or hereafter outstanding, (B) prepay, purchase or redeem any Indebtedness (other than Indebtedness hereunder), (C) lend or advance any funds or (D) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (D) being referred to as “Restricted Payments”); provided, however, that, prior to the Termination Date, the Seller may declare and pay cash dividends to its sole member, and may make payments in respect of the Subordinated Note, in each case out of Collections available for such purpose pursuant to Section 2.04 so long as (i) no Termination Event or Incipient Termination Event shall then exist or would occur as a result thereof and (ii) any such dividends are in compliance with all applicable law including the Delaware Limited Liability Company Act, and have been approved by all necessary and appropriate limited liability company action of the Seller and its Board of Managers.
          (p) Indebtedness. The Seller shall not create, incur, guarantee, assume or suffer to exist any Indebtedness or other liabilities, whether direct or contingent, other than (i) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) the incurrence of obligations under this Agreement, (iii) the incurrence of other obligations pursuant to, and, as expressly contemplated in, the Originator Purchase Agreement, and (iv) the incurrence of operating expenses in the ordinary course of business.
          (q) Limited Liability Company Agreement. The Seller will not amend, modify or delete (or permit any amendment, modification or deletion of) (i) the definition of “Independent Manager” in its limited liability company agreement as in effect on the Initial Closing Date or (ii) any other provision of its limited liability company agreement as in effect on the Initial Closing Date if, pursuant to the terms thereof, such amendment, modification or deletion requires the consent of the Independent Manager thereunder.
          (r) Tangible Net Worth. The Seller will maintain Tangible Net Worth at all times equal to at least 3% of the aggregate Purchase Price (as defined in the Originator Purchase Agreement) of all outstanding Pool Receivables at such time (net of Collections that have been received on such outstanding Pool Receivables).
          (s) Taxes. The Seller will file all material tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except such as are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established. The Seller will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of the Administrative Agent, the Managing Agents, the Conduit Purchasers or the Committed Purchasers.
          (t) Treatment as Sales. The Seller shall not account for or treat (whether in financial statements or otherwise) the transactions contemplated by the Originator Purchase Agreement in any manner other than as the sale and/or absolute conveyance of Receivables by Medco to the Seller.
          (u) Investments. The Seller shall not make any loans to, advances to, investments in or otherwise acquire any capital stock or equity security of, or any equity interest in, any other Person.
          (v) Control Agreements. The Seller shall cause all Deposit Accounts and the Collection Account to be subject at all times to a Control Agreement duly executed by the Servicer, the Seller, the Administrative Agent and the applicable bank at which such account is maintained.
          SECTION 5.02 Audits. Until the Final Payout Date, each of the Seller and the Servicer will, at their respective expense, from time to time during regular business hours as requested by the Administrative Agent or any Managing Agent upon reasonable prior notice, permit the Administrative Agent, any Managing Agent, or their respective agents or representatives (including independent public accountants, which may be the Seller’s or the Servicer’s independent public accountants), (i) to conduct periodic audits of the Receivables, the Related Security and the related Contracts, books and records and collections systems of the Seller or the Servicer, as the case may be, (ii) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Seller or the Servicer, as the case may be, relating to

Receivables and the Related Security, including, without limitation, the Contracts, and (iii) to visit the offices and properties of the Seller or the Servicer, as the case may be, for the purpose of examining such materials described in clause (ii) above, and to discuss matters relating to Receivables and the Related Security or the Seller’s or the Servicer’s performance under the Transaction Documents or under the Contracts with any of the officers or employees of the Seller or the Servicer, as the case may be, having knowledge of such matters. In addition, upon the Administrative Agent’s request (acting either on its own initiative or at the request of any Managing Agent), the Servicer will appoint independent public accountants acceptable to the Administrative Agent, or utilize any Managing Agent’s representatives or auditors, to prepare and deliver to the Administrative Agent and each Managing Agent a written report (each an “Accountants’ Report”) with respect to the Receivables and the Servicer Reports (including, in each case, the systems, procedures and records relating thereto) on a scope and in a form reasonably requested by the Administrative Agent and the Managing Agents. On or prior to the end of the sixth calendar month following the Initial Closing Date, an interim audit (the “Interim Audit”), the scope of which shall be to validate the information provided in the Monthly Report, shall be conducted at the Servicer’s expense and an Accountants’ Report submitted promptly thereafter. Each Accountants’ Report shall be at the expense of the Servicer; provided, however, that so long as no Termination Event or Incipient Termination Event has occurred and is continuing, the Administrative Agent may only request an Accountant’s Report at the Servicer’s expense once per calendar year (not including the Accountants’ Report relating to the Interim Audit); and provided, further, that any follow-up audit resulting from a material discrepancy disclosed in such report shall also be at the Servicer’s expense. The Administrative Agent and each Managing Agent shall use commercially reasonable efforts to minimize the disruption to the Servicer’s business in connection with any such audit, examination or visit.
          SECTION 5.03 Additional Covenants of the Servicer.
          (a) Compliance with Laws, Etc. The Servicer will comply in all respects with all applicable Laws and preserve and maintain its corporate existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such Laws or the failure so to preserve and maintain such rights, franchises, qualifications, and privileges would not reasonably be expected to have a Material Adverse Effect.
          (b) Records and Books of Account. The Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable).
          (c) Compliance with Contracts and the Credit and Collection Policy. The Servicer will (i) timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables and (ii) timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the Contracts.

          (d) Extension or Amendment of Receivables and Contracts. Except as provided in Section 6.02(c), the Servicer will not extend, amend or otherwise modify the terms of any Receivable.
          (e) Change in Credit and Collection Policy. The Servicer will not make any change in the Credit and Collection Policy, except for any such change that would not (i) impair the collectibility of any Receivables in any material respect or (ii) otherwise be reasonably likely to have a Material Adverse Effect. In the event that the Servicer makes any material change to the Credit and Collection Policy, it shall, promptly following such change, provide the Administrative Agent and each Managing Agent with an updated Credit and Collection Policy and a summary of all material changes.
          (f) Change in Payment Instructions to Obligors. The Servicer will not add or terminate any Deposit Account from those listed in Schedule IV to this Agreement, or make any change in its instructions to Obligors regarding payments to be made in respect of the Receivables or payments to be made to any Deposit Account, unless the Administrative Agent shall have received notice of such addition, termination or change (including an updated Schedule IV) and a fully executed Control Agreement with respect to each new Deposit Account. Each Deposit Account shall be maintained at all times in the name of the Seller.
          (g) Deposits to Deposit Accounts. The Servicer will instruct all Obligors to remit all their payments in respect of Receivables to Deposit Accounts directly by wire transfer or electronic funds transfer to the relevant Deposit Account Bank. If the Servicer shall receive any Collections directly, the Servicer shall promptly (and in any event within one Business Day) cause such Collections to be either (i) deposited into a Deposit Account or (ii) in the case of checks received by the Servicer, mailed to a Deposit Account Bank for deposit into a Deposit Account. The Servicer will not permit funds which do not constitute Collections of Receivables from being deposited into any Deposit Account.
          (h) Control Agreements. The Servicer shall cause all Deposit Accounts and the Collection Account to be subject at all times to a Control Agreement duly executed by the Servicer, the Seller, the Administrative Agent and the applicable bank.
          (i) Billing of Receivables. The Servicer shall bill all Unbilled Receivables as soon as practicable under the terms of the relevant Contract, and shall furnish to the applicable Obligor all supporting data and other information required to be furnished under the terms of such Contract in order to cause such Receivable to become due and payable.
          (j) Other Covenants. Medco (both individually and in its capacity as Servicer) shall perform and comply with all covenants required to be performed or observed by it pursuant to the Originator Purchase Agreement and each other Transaction Document to which it is a party.

ARTICLE VI
ADMINISTRATION AND COLLECTION OF RECEIVABLES
          SECTION 6.01 Designation of Servicer. The servicing, billing, administration and collection of the Pool Receivables shall be conducted by the Servicer so designated hereunder from time to time. Until the Administrative Agent (with the consent or at the direction of the Majority Managing Agents) gives notice to the Seller of the designation of a new Servicer (which notice may be given at any time following the occurrence and during the continuation of a Servicer Replacement Event), Medco is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Medco may not resign from the obligations and liabilities hereby imposed on it, unless required to do so by law as evidenced by an opinion of counsel in form and substance satisfactory to each Managing Agent. The Administrative Agent (with the consent or at the direction of the Majority Managing Agents), at any time after the occurrence and during the continuation of a Servicer Replacement Event, may designate as Servicer any Person (including itself) to succeed Medco or any successor Servicer, on such terms and conditions as the Administrative Agent and such successor Servicer shall agree. The Servicer may, with the prior consent of the Administrative Agent, subcontract with any other Person for the servicing, administration or collection of the Receivables. Any such subcontract shall not affect the Servicer’s liability for performance of its duties and obligations pursuant to the terms hereof. Without limiting the generality of the foregoing, any action taken or omitted to be taken by any Person that has entered into a subcontract with the Servicer shall be deemed to be an action or omission by the Servicer (including, without limitation, for purposes of determining whether any Receivable is a Diluted Receivable and for purposes of Sections 6.06 and 10.01).
          SECTION 6.02 Duties of Servicer. (a) The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to bill and collect each Pool Receivable from time to time, all in accordance in all material respects with applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy and the terms of the Contracts. The Seller, each Purchaser and the Administrative Agent hereby appoint the Servicer, from time to time designated pursuant to Section 6.01, as their agent to enforce their respective rights and interests in the Pool Receivables, the Related Security and the related Contracts. In performing its duties as Servicer, the Servicer shall exercise the same care and apply the same policies as it would exercise and apply if it owned such Receivables and shall act in such manner as it reasonably deems to be in the best interests of the Purchasers and the Administrative Agent. Following the occurrence and during the continuation of a Servicer Replacement Event the Administrative Agent (with the consent or at the direction of the Majority Managing Agents) shall have the sole right to direct the Servicer to commence or settle any legal action to enforce collection of any Pool Receivable or any Related Security with respect thereto.
          (b) The Servicer shall administer the Collections in accordance with Article II.
          (c) If no Termination Event shall have occurred and be continuing, the Servicer, may, in accordance with the Credit and Collection Policy, extend the maturity or adjust the Outstanding Balance of any Pool Receivable as the Servicer deems appropriate to maximize Collections thereof; provided, however, that the classification of any such Receivable as a Delinquent Receivable or Defaulted Receivable shall not be affected by any such extension; provided, further, that if such Receivable is an Eligible Receivable, the Servicer shall not amend or modify such Receivable or any term or condition of any Contract related thereto in a manner that would cause such Receivable to cease to be an Eligible Receivable; provided, further, that the Servicer shall not, nor permit the Originator to, amend, modify or waive any term or condition of any term or condition of any Receivable or any Contract related thereto, unless such amendment, modification or waiver (i) is made in accordance with the Credit and Collection Policy and (ii) could not reasonably be expected to cause any existing Receivable to cease to be an Eligible Receivable or otherwise have a Material Adverse Effect. The Servicer shall notify each Managing Agent of any such extension or adjustment for a particular Obligor during any calendar year that affects Pool Receivables having an aggregate Outstanding Balance of $50,000,000 or more. Following the occurrence and during the continuation of a Termination Event, the Servicer may grant such extensions or adjustments only with the prior written consent of the Administrative Agent (acting with the consent or at the direction of the Majority Managing Agents). In no event shall the Servicer be entitled to make any Purchaser, any Managing Agent or the Administrative Agent a party to any litigation involving the Transaction Documents or the Receivables without such Purchaser’s, such Managing Agent’s or the Administrative Agent’s prior written consent.
          (d) The Servicer shall hold in trust for the Seller, the Administrative Agent, the Managing Agents and each Purchaser, in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) which evidence or relate to Pool Receivables or Related Security. The Servicer shall mark the Seller’s and the Originator’s master data processing records evidencing the Pool Receivables with a legend, reasonably acceptable to the Administrative Agent, evidencing that Receivable Interests therein have been sold. At the request of the Administrative Agent following a Termination Event or Involuntary Bankruptcy Event, the Servicer shall mark each Contract and each invoice which evidence or relate to Pool Receivables with a legend, reasonably acceptable to the Administrative Agent, evidencing that Receivable Interests therein have been sold and shall deliver to the Administrative Agent a copy (which may be in electronic form) of each invoice evidencing each Receivable.
          (e) The Servicer shall, as soon as practicable following receipt and identification thereof, and in any event within one Business Day, turn over to the Seller or such other Person as may be entitled thereto any cash collections or other cash proceeds received in the Deposit Accounts and not constituting Collections of Receivables.
          SECTION 6.03 Reports. (a)  Monthly Report. No later than 4:00 p.m., New York City time, on each Monthly Reporting Date, the Servicer shall deliver to each Managing Agent and the Seller a monthly report, substantially in the form of Annex A-1, containing the information listed in Annex A-1 with respect to the immediately preceding Calculation Period and such other information as the Administrative Agent or any Managing Agent may reasonably request.

          (b) Weekly Reports. During any Rating Level 2 Period, the Servicer shall deliver to each Managing Agent and the Seller, no later than 11:00 a.m., New York City time, on the second Business Day of each calendar week, a Weekly Report containing the information listed in Annex A-2 with respect to the immediately preceding calendar week, and such other information as the Administrative Agent or any Managing Agent may reasonably request.
          (c) Daily Reports. During any Rating Level 3 Period or Rating Level 4 Period, the Servicer shall deliver to each Managing Agent and the Seller, no later than 11:00 a.m., New York City time, on each Business Day, a Daily Report setting forth total Collections received and Receivables originated during the immediately preceding Business Day, the Net Receivables Pool Balance at the end of the immediately preceding Business Day, and such other information as the Administrative Agent or any Managing Agent may reasonably request.
          (d) Reports following Termination Event. On each Business Day after the occurrence of a Termination Event, to the extent the Servicer is not otherwise required to deliver Daily Reports pursuant to this Section 6.03, the Servicer shall deliver to each Managing Agent a daily report setting forth Collections received on the previous Business Day and the Outstanding Balance of Eligible Receivables as of the close of business on the previous Business Day, and such other information as the Administrative Agent or any Managing Agent may reasonably request.
          (e) Transmission of Servicer Reports. The Servicer shall transmit each Servicer Report to each Managing Agent by electronic mail. In addition, the Servicer shall transmit a copy of each such Servicer Report to the Managing Agents by facsimile (certified by a Financial Officer of the Servicer or such other employee of the Servicer as shall have primary responsibility for the preparation of such report and shall have been authorized to certify Servicer Reports hereunder by a Financial Officer).
          (f) Notice of Termination Events. The Servicer shall provide to each Managing Agent, promptly, and in any event within one Business Day after the Servicer obtains knowledge thereof, notice of any Termination Event or Incipient Termination Event.
          (g) Notice of Downgrades. Promptly upon learning thereof, the Servicer shall provide to each Managing Agent notice of any downgrade in the Debt Rating (or the withdrawal by either S&P or Moody’s of a Debt Rating) of the Originator, setting forth the Indebtedness affected and the nature of such change (or withdrawal).
          (h) Other Information. The Servicer shall provide to each Managing Agent, promptly upon request, such other information respecting the Receivables or the condition or operations, financial or otherwise, of the Servicer (including, without limitation, information regarding any pending or threatened litigation) as the Administrative Agent or any Managing Agent may from time to time reasonably request.
          SECTION 6.04 Certain Rights of the Administrative Agent. (a) At any time following the occurrence and during the continuation of (i) a Termination Event, (ii) an Involuntary Bankruptcy Event, (iii) Rating Level 3 Period or (iv) Rating Level 4 Period, the Administrative Agent may have each Deposit Account transferred into the name of the

Administrative Agent and/or assume exclusive control of the Deposit Accounts, and may take such actions to effect such transfer or assumption as it may determine to be necessary or appropriate (including, without limitation, delivering the notices attached to the Control Agreements).
          (b) At any time following the occurrence and during the continuation of a Termination Event or a Rating Level 4 Period:
     (i) At the Administrative Agent’s request (acting on its own initiative or at the direction of the Majority Managing Agents) and at the Seller’s expense, the Servicer shall (and if the Servicer shall fail to do so within three Business Days, the Administrative Agent may) notify each Obligor of Receivables of the ownership of Receivable Interests under this Agreement and direct that payments be made directly to the Administrative Agent or its designee.
     (ii) At the Administrative Agent’s request (acting on its own initiative or at the direction of the Majority Managing Agents) and at the Seller’s or the Servicer’s expense, the Seller and the Servicer shall (A) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) that evidence or relate to the Receivables and the related Contracts and Related Security, or that are otherwise necessary or desirable to collect the Receivables, and shall make the same available to the Administrative Agent at a place selected by the Administrative Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Receivables in a manner acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly indorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee.
          (c) Each of the Seller and the Servicer authorizes the Administrative Agent, and hereby irrevocably appoints the Administrative Agent as its attorney-in-fact coupled with an interest, with full power of substitution and with full authority in place of the Seller or the Servicer, following the occurrence and during the continuation of a Termination Event or any Rating Level 4 Period, to take any and all steps in the Seller’s or the Servicer’s name and on behalf of the Seller or the Servicer that are necessary or desirable, in the determination of the Administrative Agent, to collect amounts due under the Receivables, including, without limitation, endorsing the Seller’s, the Servicer’s or the Originator’s name on checks and other instruments representing Collections of Receivables and enforcing the Receivables and the Related Security and related Contracts.
          SECTION 6.05 Rights and Remedies. (a) If the Servicer or the Seller fails to perform any of its obligations under this Agreement, the Administrative Agent may (but shall not be required to) itself perform, or cause performance of, such obligation; and the Administrative Agent’s costs and expenses reasonably incurred in connection therewith shall be payable by the Servicer or the Seller, as applicable.

          (b) The Seller and the Originator shall perform their respective obligations under the Contracts related to the Receivables to the same extent as if Receivable Interests had not been sold and the exercise by the Administrative Agent on behalf of the Conduit Purchasers, the Managing Agents and the Committed Purchasers of their rights under this Agreement shall not release the Originator or the Seller from any of their duties or obligations with respect to any Receivables or related Contracts. None of the Administrative Agent, the Conduit Purchasers, the Managing Agents or the Committed Purchasers shall have any obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of the Seller or the Originator thereunder.
          (c) The Administrative Agent’s rights and powers under this Article VI shall not subject the Administrative Agent to any liability if any action taken by it proves to be inadequate or invalid, nor shall such powers confer any obligation whatsoever upon the Administrative Agent.
          SECTION 6.06 Indemnities by the Servicer. Without limiting any other rights that the Indemnified Parties may have hereunder or under applicable law, and in consideration of its appointment as Servicer, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all damages, losses, claims, liabilities, deficiencies, costs, disbursements and expenses, including, without limitation, interest, penalties, amounts paid in settlement and reasonable attorneys’ fees (all of the foregoing being collectively referred to as “Special Indemnified Amounts”) arising out of or resulting from any of the following (excluding, however, (a) Special Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction finds that such Special Indemnified Amounts resulted from gross negligence or willful misconduct on the part of such Indemnified Party and (b) any income taxes or any other tax or fee measured by income incurred by such Indemnified Party arising out of or as a result of this Agreement or the ownership of Receivable Interests or in respect of any Receivable or any Contract):
     (i) any representation, warranty, certification, report or other statement made or deemed made by the Servicer under or in connection with this Agreement or any other Transaction Document which shall have been incorrect in any respect when made or deemed made;
     (ii) the failure by the Servicer to comply with any applicable Law with respect to any Receivable or Contract;
     (iii) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables, the Contracts and the Related Security and Collections in respect thereof, whether at the time of any purchase or reinvestment or at any subsequent time;
     (iv) any failure of the Servicer to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document;

     (v) the commingling of Collections of Receivables at any time by the Servicer or any of its Affiliates (other than the Seller) with other funds;
     (vi) any action by the Servicer (other than an action required by the Transaction Documents) reducing or impairing the rights of the Administrative Agent, the Conduit Purchasers or the Committed Purchasers with respect to any Receivable or the value of any Receivable;
     (vii) any Servicing Fees or other costs and expenses payable to any replacement Servicer, to the extent in excess of the Servicing Fees payable to Medco in its capacity as Servicer hereunder;
     (viii) any claim brought by any Person other than an Indemnified Party arising from any activity by the Servicer or its Affiliates in servicing, administering, billing or collecting any Receivable; or
     (ix) any change in the Credit and Collection Policy which impairs the collectibility of any Receivable or the ability of the Servicer to perform its obligations under this Agreement.
          Notwithstanding anything to the contrary in this Agreement, solely for purposes of the Servicer’s indemnification obligations in clauses (i) and (iv) of this Section 6.06, any representation, warranty or covenant qualified by the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality shall be deemed to be not so qualified. It is expressly agreed and understood by the parties hereto (x) that the foregoing indemnification is not intended to, and shall not, constitute a guarantee of collectibility or payment of the Receivables and (y) that nothing in this Section 6.06 shall require the Servicer to indemnify any Person for Receivables that are not collected, not paid or uncollectible solely on account of the insolvency, bankruptcy, or financial inability to pay of the applicable Obligor except to the extent of any Indemnified Amounts arising from the improper characterization of any such Receivables as Eligible Receivables.
          SECTION 6.07 Administrative Agent Account. (a) At the request of the Administrative Agent, upon the earliest to occur of (i) 30 days after the commencement of a Ratings Level 2 Period, (ii) two Business Days after the commencement of a Ratings Level 3 Period or Ratings Level 4 Period, (iii) the Termination Date or (iv) the occurrence and continuance of any Termination Event or any Involuntary Bankruptcy Event, the Servicer shall (and if the Servicer fails to do so, the Administrative Agent may) cause to be established with Citibank (or another bank satisfactory to each Managing Agent) in the name of the Administrative Agent, a segregated account (the “Administrative Agent Account”), bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Purchasers. Upon the establishment of such account, such account shall constitute the “Collection Account” for all purposes hereunder. The Servicer shall deliver, or cause to be delivered to the Administrative Agent, as soon as practicable and in any event no later than two Business Days after such Administrative Agent Account is required to be established as provided above, a Control Agreement with respect to such account in substantially the form attached as

Annex B-2 or in such other form as the Administrative Agent may approve, duly executed by the Seller, the Servicer and the bank at which such account is maintained.
          (b) Each of the Seller and the Servicer agrees that the Administrative Agent shall have exclusive dominion and control over the Administrative Agent Account and all monies, instruments and other property from time to time deposited in or credited to the Administrative Agent Account; provided, however, that, until notified to the contrary by the Administrative Agent, the Servicer shall have the right to withdraw funds from the Administrative Agent Account for application in accordance with Sections 2.04 or 2.05, as applicable. The Servicer shall cause the Administrative Agent Account to be subject at all times to a Control Agreement, duly executed by the Seller, the Servicer, the Administrative Agent and the bank at which the Administrative Agent Account is maintained.
          (c) The Servicer may invest funds on deposit in the Administrative Agent Account, reinvest proceeds of any such investments which may mature or be sold, and invest interest or other income received from any such investments, in each case in such Permitted Investments as the Servicer may select; provided, however, that each such Permitted Investment shall have a maturity date no later than the next succeeding Settlement Date. Such proceeds, interest or income which are not so invested or reinvested in Permitted Investments shall, except as otherwise provided in this Agreement, be deposited and held in the Administrative Agent Account. Neither the Administrative Agent nor any of its Affiliates shall be liable to the Seller, the Servicer or any other Person for, or with respect to, any decline in value of amounts on deposit in the Administrative Agent Account. Permitted Investments from time to time purchased and held pursuant to this Section 6.07 shall be referred to as “Collateral Securities” and shall, for purposes of this Agreement, constitute part of the funds held in the Administrative Agent Account in amounts equal to their respective outstanding principal amounts. Each such Permitted Investment shall be made in the name of the Administrative Agent or its designee.
          (d) Following the occurrence of any Termination Event, the Administrative Agent may, at any time or from time to time after funds are either deposited in the Administrative Agent Account or invested in Collateral Securities, and after selling, if necessary, any Collateral Securities, withdraw funds then held in the Administrative Agent Account and remit the same to the respective Purchaser Group Account for each Purchaser Group (ratably in proportion to the Capital held by the Purchasers in each such Purchaser Group or, to the extent no such Capital remains outstanding, in proportion to the remaining Seller Obligations then owing to the members of each such Purchaser Group). The Seller agrees that Permitted Investments are of a type customarily sold on a recognized market and, accordingly, no notice of sale of any Permitted Investments shall be required. To the extent notice of sale of any Collateral Securities shall be required by law, at least ten days’ notice to the Seller of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.
          (e) Except as expressly provided herein, the Administrative Agent shall have the sole right of withdrawal with respect to the Administrative Agent Account. None of the Seller, the Servicer or any Person claiming on behalf of or through the Seller or the Servicer shall have any right to withdraw any of the funds held in the Administrative Agent Account except, in the case of the Servicer, for withdrawals made in accordance with Section 2.04 or 2.05, as applicable. The Administrative Agent may at any time terminate the Servicer’s right to make withdrawals from the Administrative Agent Account. In such event, the Administrative Agent shall make all withdrawals and distributions from the Administrative Agent Account required to be made pursuant to Section 2.04 or 2.05, as applicable, that would otherwise be made by the Servicer.
          (f) The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Administrative Agent Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.
          (g) The Servicer shall cause the bank at which the Administrative Agent Account is maintained to deliver a duplicate copy of all statements relating to the Administrative Agent Account directly to the Administrative Agent.
          (h) On the Final Payout Date, any funds remaining on deposit in the Administrative Agent Account shall be paid to the Seller.
          SECTION 6.08 Servicer Replacement Event. At any time following the occurrence and during the continuation of (i) any Termination Event or (ii) a Rating Level 4 Period (each, a “Servicer Replacement Event”), the Administrative Agent may (with the consent or at the direction of the Majority Managing Agents) designate another Person to succeed Medco as the Servicer. If replaced as Servicer, Medco agrees that it will (i) terminate, and cause each existing sub-servicer to terminate, its collection activities in a manner and to the extent requested by the Administrative Agent to facilitate the transition to a new Servicer and (ii) transfer to the Administrative Agent (or its designee), or (to the extent permitted by applicable Law and contract) license to the Administrative Agent (or its designee) the use of, all software used in connection with the billing and collection of the Receivables. To the extent any such transfer or license would require the payment of any license fee or other amount the Servicer agrees to pay such fee or other amount out of its own funds promptly upon demand by the Administrative Agent. The Servicer shall cooperate with and assist any successor Servicer in the performance of its responsibilities as Servicer (including, without limitation, providing access to, and transferring, to such successor Servicer all records related to the Receivables and allowing (to the extent permitted by applicable law and contract) the successor Servicer to use all licenses, hardware or software necessary or desirable to collect or obtain or store information regarding the Receivables). Notwithstanding its removal as Servicer, Medco irrevocably agrees (to the extent requested to do so by the Administrative Agent) (i) to continue to bill the Receivables and to provide all supporting data required to be delivered to, or requested by, the Obligors pursuant to the Contracts and (ii) to act as the data-processing agent for any successor Servicer, in each case in substantially the same manner as Medco conducted such functions while it acted as the Servicer.

ARTICLE VII
TERMINATION EVENTS
          SECTION 7.01 Termination Events. If any of the following events (each a “Termination Event”) shall occur and be continuing:
          (a) any Transaction Party shall fail to make any payment or deposit required to be made by it hereunder in respect of Capital when due; or any Transaction Party shall fail to make any other payment or deposit required to be made by it hereunder or under any of the Transaction Documents when due hereunder or thereunder and such failure shall remain unremedied for one Business Day; or
          (b) any representation, warranty, certification or statement made by any Transaction Party in this Agreement, any other Transaction Document to which it is a party or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect (or, to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect, such representation or warranty shall prove to have been incorrect in any respect subject only to the materiality or Material Adverse Effect qualification set forth therein) when made or deemed made; or
          (c) any Transaction Party shall fail to perform or observe (A) any term, covenant or agreement contained in Section 5.01(a) (as to maintenance of existence only), 5.01(d), 5.01(j)(iv), 5.01(n) or 5.01(v) of this Agreement or Section 5.01(a) (as to maintenance of existence only), 5.01(d) or 5.01(l)(iv) of the Originator Purchase Agreement or (B) any other term, covenant or agreement contained in this Agreement or any other Transaction Document on its part to be performed or observed and, solely in the case of this clause (B), such failure shall remain unremedied for ten (10) days after such Transaction Party has knowledge or receives notice thereof; or
          (d) (i) any Transaction Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable; or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity, other than at the election of the Originator or any Subsidiary, or that, subject to any applicable grace period, enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, however, that this clause (d)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or
          (e) any Event of Bankruptcy shall occur with respect to any Transaction Party; or
          (f) the Administrative Agent, on behalf of the Purchasers, shall, for any reason, fail or cease to have a valid and perfected first priority security interest in the

Receivables and Related Security and Collections with respect thereto or there shall exist any Adverse Claims (except as created in favor of the Seller pursuant to the Originator Purchase Agreement or in favor of the Administrative Agent and the Purchasers pursuant to this Agreement) on the Receivables or the Related Security or Collections with respect thereto; or
          (g) any Change of Control shall occur or the Originator shall cease to own directly 100% of the issued and outstanding Equity Interests of the Seller; or
          (h) there shall have occurred since the Initial Closing Date any event or condition which has had or could reasonably be expected to have a material adverse effect on (A) the ability of any Transaction Party to perform its obligations under the Transaction Documents or (B) the collectibility of the Receivables; or
          (i) the Receivable Interest Percentage exceeds the Maximum Receivable Interest Percentage unless, within two Business Days of obtaining notice or knowledge thereof, the Seller reduces the Capital from previously received Collections or other funds available to the Seller so as to reduce the Receivable Interest Percentage to less than or equal to the Maximum Receivable Interest Percentage; or
          (j) the average of the Dilution Ratios for any three consecutive Calculation Periods exceeds 4.50%; or
          (k) the average of the Default Ratios for any three consecutive Calculation Periods exceeds 3.25%; or
          (l) the average of the Delinquency Ratios for any three consecutive Calculation Periods exceeds 3.00%; or
          (m) the average of the Loss-to-Liquidation Ratios for any twelve consecutive Calculation Periods exceeds 1.00%; or
          (n) the average of the Portfolio Turnover Rates for any three consecutive Calculation Periods exceeds 8; or
          (o) any Transaction Party receives notice or becomes aware that (i) a notice of federal tax lien has been filed against any Transaction Party or (ii) a notice of lien has been filed against any Transaction Party under Section 412(n) of the IRC or Section 302(f) of ERISA for a failure to make a required installment or other payment to a plan to which Section 412(n) of the IRC or Section 302(f) of ERISA applies; or
          (p) a “Termination Event” shall occur under (and as defined in) the Originator Purchase Agreement; or
          (q) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 or, in the case of the Seller, in an aggregate amount in excess of $25,000 (except in each case to the extent covered by insurance or other right of reimbursement or indemnification), or which have or would reasonably be expected to have a Material Adverse Effect, shall be rendered against the Originator, the Seller, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed or bonded pending appeal; or
          (r) any of this Agreement or the Originator Purchase Agreement shall cease, for any reason, to be in full force and effect, or any Transaction Party shall so assert in writing or any Transaction Party shall otherwise seek to terminate or disaffirm its obligations under any such Transaction Document; or
          (s) any Financial Covenant Default shall occur; or
          (t) an ERISA Event shall have occurred and shall be outstanding that, when taken together with all other ERISA Events that have occurred and are then outstanding, would reasonably be expected to result in liability of the Originator and its Subsidiaries in an aggregate amount exceeding $25,000,000, individually or in the aggregate;
then, and in any such event, the Administrative Agent may, in its discretion, and shall, at the direction of any Managing Agent or the Majority Committed Purchasers, declare the Termination Date to have occurred upon notice to the Seller (in which case the Termination Date shall be deemed to have occurred); provided, however, that the Termination Date shall occur automatically upon the occurrence of any Event of Bankruptcy with respect to any Transaction Party without any requirement for the giving of notice. Upon any such declaration or upon such automatic occurrence, the Purchasers, the Managing Agents and the Administrative Agent shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.
ARTICLE VIII
THE ADMINISTRATIVE AGENT
          SECTION 8.01 Authorization and Action. Each Purchaser hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Administrative Agent. The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, any Transaction Party, the Conduit Purchasers, the Committed Purchasers or the Managing Agents. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any provision of any Transaction Document or applicable law.
          SECTION 8.02 Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this

Agreement (including, without limitation, the Administrative Agent’s servicing, administering or collecting Receivables as Servicer), in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for a Managing Agent, the Seller or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Managing Agent, Conduit Purchaser or Committed Purchaser (whether written or oral) and shall not be responsible to any Managing Agent, Conduit Purchaser or Committed Purchaser for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document on the part of any Transaction Party or to inspect the property (including the books and records) of any Transaction Party; (d) shall not be responsible to any Managing Agent, Conduit Purchaser or Committed Purchaser for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Transaction Document; and (e) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telecopier) believed by it to be genuine and signed or sent by the proper party or parties.
          SECTION 8.03 CNAI and Affiliates. The obligation of Citibank to purchase Receivable Interests under this Agreement may be satisfied by CNAI or any of its Affiliates. With respect to any Receivable Interest or interest therein owned by it, CNAI and its Affiliates shall have the same rights and powers under this Agreement as any Committed Purchaser and may exercise the same as though it were not the Administrative Agent. CNAI and any of its Affiliates may generally engage in any kind of business with the Transaction Parties or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Transaction Parties or any Obligor or any of their respective Affiliates, all as if CNAI were not the Administrative Agent and without any duty to account therefor to the Managing Agents, the Conduit Purchasers or the Committed Purchasers.
          SECTION 8.04 Indemnification of Administrative Agent. Each Committed Purchaser agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Transaction Parties), ratably according to the respective Percentage of such Committed Purchaser, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Transaction Document, provided that no Committed Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.
          SECTION 8.05 Delegation of Duties. The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
          SECTION 8.06 Action or Inaction by Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Majority Managing Agents, and assurance of its indemnification by the Committed Purchasers, as it deems appropriate. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Majority Managing Agents, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Conduit Purchasers, Committed Purchasers and the Managing Agents. The Purchasers, the Managing Agents, and the Administrative Agent agree that unless any action to be taken by the Administrative Agent under a Transaction Document (i) specifically requires the advice or concurrence of all the Managing Agents or all the Purchasers or (ii) may be taken by the Administrative Agent alone or without any advice or concurrence of any Managing Agent or any Purchaser, then the Administrative Agent may take action based upon the advice or concurrence of the Majority Managing Agents.
          SECTION 8.07 Notice of Events of Termination; Action by Administrative Agent. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Incipient Termination Event or of any Termination Event unless the Administrative Agent has received notice from any Managing Agent, Purchaser or the Seller stating that an Incipient Termination Event or Termination Event has occurred hereunder and describing such Incipient Termination Event or Termination Event. If the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Managing Agent whereupon each Managing Agent shall promptly give notice thereof to the Purchasers in its Purchaser Group. The Administrative Agent shall take such action concerning an Incipient Termination Event or a Termination Event or any other matter hereunder as may be directed by the Majority Managing Agents (subject to the other provisions of this Article VIII), but until the Administrative Agent receives such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Administrative Agent deems advisable and in the best interests of the Purchasers.
          SECTION 8.08 Non-Reliance on Administrative Agent and Other Parties. Each Managing Agent and Purchaser expressly acknowledges (i) that neither the Administrative Agent nor any of its directors, officers, agents or employees has made any representations or warranties to it and (ii) that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Transaction Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Purchaser represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent, any Managing Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of each Transaction Party and the Receivables and Contracts and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by the Administrative Agent to any Managing Agent or Purchaser, the Administrative Agent shall not have any duty or responsibility to provide any Managing Agent or Purchaser with any information concerning the Transaction Parties or any of their Affiliates that comes into the possession of the Administrative Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.
          SECTION 8.09 Successor Administrative Agent. The Administrative Agent may, upon at least thirty (30) days notice to the Seller, the Servicer and each Managing Agent, resign as Administrative Agent. Except as provided below, such resignation shall not become effective until a successor Administrative Agent is appointed by the Majority Managing Agents and has accepted such appointment. If no successor Administrative Agent shall have been so appointed by the Majority Managing Agents within 30 days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Majority Managing Agents, appoint a successor Administrative Agent, which successor Administrative Agent shall have short-term debt ratings of at least A-1 from S&P and P-1 from Moody’s and shall be either a commercial bank having a combined capital and surplus of at least $250,000,000 or an Affiliate of such an institution. If no successor Administrative Agent shall have been so appointed by the Majority Managing Agents within 60 days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Majority Managing Agents, petition a court of competent jurisdiction to appoint a successor Administrative Agent, which successor Administrative Agent shall have short-term debt ratings of at least A-1 from S&P and P-1 from Moody’s, and shall be either a commercial bank having a combined capital and surplus of at least $250,000,000 or an Affiliate of such an institution. Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Administrative Agent’s resignation hereunder, the provisions of Section 6.06, Article X and this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.
ARTICLE IX
THE MANAGING AGENTS
          SECTION 9.01 Authorization and Action. Each Conduit Purchaser and each Committed Purchaser which belongs to the same Purchaser Group hereby appoints and authorizes the Managing Agent for such Purchaser Group to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Managing Agent by the terms hereof, together with such powers as are reasonably incidental thereto. No Managing Agent shall have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against any Managing Agent. No Managing Agent assumes, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with any Transaction Party, Conduit Purchaser or Committed Purchaser. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall any Managing Agent ever be required to take any action which exposes such Managing Agent to personal liability or which is contrary to any provision of any Transaction Document or applicable law.
          SECTION 9.02 Managing Agent’s Reliance, Etc. No Managing Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as a Managing Agent under or in connection with this Agreement or the other Transaction Documents in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, a Managing Agent: (a) may consult with legal counsel (including counsel for the Administrative Agent, the Seller or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Conduit Purchaser or Committed Purchaser (whether written or oral) and shall not be responsible to any Conduit Purchaser or Committed Purchaser for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document on the part of any Transaction Party or any other Person or to inspect the property (including the books and records) of any Transaction Party; (d) shall not be responsible to any Conduit Purchaser or any Committed Purchaser for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Transaction Documents or any other instrument or document furnished pursuant hereto; and (e) shall incur no liability under or in respect of this Agreement or any other Transaction Document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telecopier) believed by it to be genuine and signed or sent by the proper party or parties.
          SECTION 9.03 Managing Agent and Affiliates. With respect to any Receivable Interest or interests therein owned by it, each Managing Agent shall have the same rights and powers under this Agreement as any Committed Purchaser and may exercise the same as though it were not a Managing Agent. A Managing Agent and any of its Affiliates may generally engage in any kind of business with any Transaction Party or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of any Transaction Party or any Obligor or any of their respective Affiliates, all as if such Managing Agent were not a Managing Agent and without any duty to account therefor to any Conduit Purchasers or Committed Purchasers.
          SECTION 9.04 Indemnification of Managing Agents. Each Committed Purchaser in any Purchaser Group agrees to indemnify the Managing Agent for such Purchaser Group (to the extent not reimbursed by the Transaction Parties), ratably according to the proportion of the Percentage of such Committed Purchaser to the aggregate Percentages of all Committed Purchasers in such Purchaser Group, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Managing Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by such Managing Agent under this Agreement or any other Transaction Document, provided that no Committed Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Managing Agent’s gross negligence or willful misconduct.
          SECTION 9.05 Delegation of Duties. Each Managing Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Managing Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
          SECTION 9.06 Action or Inaction by Managing Agent. Each Managing Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Conduit Purchasers and Committed Purchasers in its Purchaser Group and assurance of its indemnification by the Committed Purchasers in its Purchaser Group, as it deems appropriate. Each Managing Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Committed Purchasers in its Purchaser Group representing a majority of the Commitments in such Purchaser Group, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Conduit Purchasers and Committed Purchasers in its Purchaser Group.
          SECTION 9.07 Notice of Events of Termination. No Managing Agent shall be deemed to have knowledge or notice of the occurrence of any Incipient Termination Event or of any Termination Event unless such Managing Agent has received notice from the Administrative Agent, any other Managing Agent, any Conduit Purchaser or Committed Purchaser or the Seller stating that an Incipient Termination Event or Termination Event has occurred hereunder and describing such Incipient Termination Event or Termination Event. If a Managing Agent receives such a notice, it shall promptly give notice thereof to the Conduit Purchasers and Committed Purchasers in its Purchaser Group and to the Administrative Agent (but only if such notice received by such Managing Agent was not sent by the Administrative Agent). The Managing Agent may take such action concerning an Incipient Termination Event or a Termination Event as may be directed by Committed Purchasers in its Purchaser Group representing a majority of the Commitments in such Purchaser Group (subject to the other provisions of this Article IX), but until such Managing Agent receives such directions, such Managing Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as such Managing Agent deems advisable and in the best interests of the Conduit Purchasers and Committed Purchasers in its Purchaser Group.
          SECTION 9.08 Non-Reliance on Managing Agent and Other Parties. Except to the extent otherwise agreed to in writing between a Conduit Purchaser and its Managing Agent, each Conduit Purchaser and Committed Purchaser in the same Purchaser Group expressly acknowledges that neither the Managing Agent for its Purchaser Group nor any of such Managing Agent’s directors, officers, agents or employees has made any representations or warranties to it and that no act by such Managing Agent hereafter taken, including any review of the affairs of the Transaction Parties, shall be deemed to constitute any representation or warranty by such Managing Agent. Each Conduit Purchaser and Committed Purchaser in the same Purchaser Group represents and warrants to the Managing Agent for such Purchaser Group that, independently and without reliance upon such Managing Agent, any other Managing Agent, the Administrative Agent or any other Conduit Purchaser or Committed Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Transaction Parties and the Receivables and Contracts and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by a Managing Agent to any Conduit Purchaser or Committed Purchaser in its Purchaser Group, no Managing Agent shall have any duty or responsibility to provide any Conduit Purchaser or Committed Purchaser in its Purchaser Group with any information concerning the Transaction Parties or any of their Affiliates that comes into the possession of such Managing Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.
          SECTION 9.09 Successor Managing Agent. Any Managing Agent may, upon at least thirty (30) days’ notice to the Administrative Agent, the Seller, the Servicer and the Conduit Purchasers and Committed Purchasers in its Purchaser Group, resign as Managing Agent for its Purchaser Group. Such resignation shall not become effective until a successor Managing Agent is appointed in the manner prescribed by the relevant Asset Purchase Agreement or, in the absence of any provisions in such Asset Purchase Agreement providing for the appointment of a successor Managing Agent, until a successor Managing Agent is appointed by the Conduit Purchaser(s) in such Purchaser Group (with the consent of Committed Purchasers representing a majority of the Commitments in such Purchaser Group) and has accepted such appointment. If no successor Managing Agent shall have been so appointed within 30 days after the departing Managing Agent’s giving of notice of resignation, then the departing Managing Agent may, on behalf of the Purchasers in its Purchaser Group, appoint a successor Managing Agent for such Purchaser Group, which successor Managing Agent shall have short-term debt ratings of at least A-1 from S&P and P-1 from Moody’s and shall be either a commercial bank having a combined capital and surplus of at least $250,000,000 or an Affiliate of such an institution. Upon such acceptance of its appointment as Managing Agent for such Purchaser Group hereunder by a successor Managing Agent, such successor Managing Agent shall succeed to and become vested with all the rights and duties of the retiring Managing Agent, and the retiring Managing Agent shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Managing Agent’s resignation hereunder, the provisions of Section 6.06, Article X and this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Managing Agent.
          SECTION 9.10 Reliance on Managing Agent. Unless otherwise advised in writing by a Managing Agent or by any Conduit Purchaser or Committed Purchaser in such Managing Agent’s Purchaser Group, each party to this Agreement may assume that (i) such Managing Agent is acting for the benefit and on behalf of each of the Conduit Purchasers and Committed Purchasers in its Purchaser Group, as well as for the benefit of each assignee or other transferee from any such Person, and (ii) each action taken by such Managing Agent has been duly authorized and approved by all necessary action on the part of the Conduit Purchasers and Committed Purchasers in its Purchaser Group.

ARTICLE X
INDEMNIFICATION
          SECTION 10.01 Indemnities by the Seller. Without limiting any other rights that the Administrative Agent, the Managing Agents, the Conduit Purchasers, the Committed Purchasers, the Program Support Providers or any of their respective Affiliates (each, an “Indemnified Party”) may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all damages, losses, claims, liabilities, deficiencies, costs, disbursements and expenses, including, without limitation, interest, penalties, amounts paid in settlement and reasonable attorneys’ fees (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document or the use of proceeds of purchases or reinvestments or the ownership of Receivable Interests or in respect of any Receivable or any Contract, excluding, however, (a) Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction finds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of such Indemnified Party, (b) recourse (except as otherwise specifically provided in this Agreement) for Receivables that are uncollectible solely on account of the insolvency, bankruptcy or financial inability of the Obligor to pay or (c) any income, franchise, profits, branch profits or similar taxes incurred by such Indemnified Party arising out of or as a result of this Agreement or the ownership of Receivable Interests or in respect of any Receivable or any Contract. Without limiting or being limited by the foregoing, the Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following (including, without limitation, Indemnified Amounts arising on account of uncollectible Receivables, but excluding Indemnified Amounts and taxes described in clauses (a) and (c) above):
     (i) any Receivable which the Seller or the Servicer includes as part of the Net Receivables Pool Balance but which is not an Eligible Receivable as of the date it was transferred to the Seller by the Originator or which thereafter ceases to be an Eligible Receivable;
     (ii) any representation, warranty, certification, report or other statement made or deemed made by any Transaction Party (or any of their respective officers) under or in connection with this Agreement or any of the other Transaction Documents which shall have been incorrect in any respect when made;
     (iii) the failure by any Transaction Party to comply with any applicable Law with respect to any Receivable or the related Contract; or the failure of any Receivable or the related Contract to conform to any such applicable Law;
     (iv) the failure to vest (a) in the Purchasers a first priority perfected undivided percentage ownership interest, to the extent of each Receivable Interest, in the Receivables and the Related Security and Collections in respect thereof, or (b) in the Administrative Agent a first priority perfected security interest in all of the property described in Section 2.15, in each case free and clear of any Adverse Claim;
     (v) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables and the Related Security and Collections in respect thereof, whether at the time of any purchase or reinvestment or at any subsequent time;
     (vi) any dispute, claim or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim relating to any Contract or relating to billing or collection activities with respect to any such Contract or any Receivable (if such billing or collection activities were performed by the Seller or any of its Affiliates acting as Servicer) or relating to any Contract related thereto;
     (vii) any failure of any Transaction Party to perform its duties or obligations in accordance with the provisions hereof and each other Transaction Document or to perform its duties or obligations under the Contracts or to timely and fully comply in all respects with the Credit and Collection Policy in regard to each Receivable and the related Contract;
     (viii) any products liability, environmental or other claim arising out of or in connection with merchandise, goods or services which are the subject of any Contract or the sale of which gave rise to any Receivable;
     (ix) the commingling of Collections of Receivables at any time with other funds;
     (x) any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the use of proceeds of Purchases or the ownership of Receivable Interests or in respect of any Receivable or Related Security or Contract;
     (xi) any Receivable becoming a Diluted Receivable or any other setoff with respect to any Receivable;
     (xii) any claim brought by any Person other than an Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Receivable; or
     (xiii) the failure by any Transaction Party to pay when due any taxes, including, without limitation, sales, excise or personal property taxes.
          Notwithstanding anything to the contrary in this Agreement, solely for purposes of the Seller’s indemnification obligations in clauses (ii) and (vii) of this Article X, any representation, warranty or covenant qualified by the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality shall be deemed to be not so qualified.
ARTICLE XI
MISCELLANEOUS
     SECTION 11.01 Amendments, Etc. No failure on the part of the Managing Agents, the Purchasers or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No amendment or waiver of any provision of this Agreement or consent to any departure by any Transaction Party therefrom shall be effective unless in a writing signed by the Administrative Agent, each Managing Agent and the Majority Committed Purchasers (and, in the case of any amendment, also signed by the Seller and the Servicer), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that the consent of the Seller shall not be required for any amendment which modifies the representations, warranties, covenants or responsibilities of the Servicer at any time when the Servicer is not the Originator or any Affiliate of the Originator; provided, further, that no amendment, waiver or consent shall, unless in writing and signed by each Purchaser (or, in the case of clauses (c) and (d) below, each Purchaser having its fees reduced or delayed or its Scheduled Commitment Termination Date extended, as applicable) in addition to the Administrative Agent:
     (a) amend the definitions of Eligible Receivable, Delinquent Receivable, Defaulted Receivable, Net Receivables Pool Balance, Loss Reserve, Dilution Reserve, Yield and Fee Reserve or Total Reserve contained in this Agreement, or change the calculation of the Receivable Interests as set forth in such definition;
     (b) reduce the amount of Capital or Yield that is payable on account of any Receivable Interest or delay any scheduled date for payment thereof;
     (c) reduce fees payable by the Seller to the Managing Agents, the Conduit Purchasers or the Committed Purchasers or delay the dates on which such fees are payable;
     (d) extend the Scheduled Commitment Termination Date for such Purchaser (except as set forth in the definition thereof); or
     (f) change any of the provisions of this Section or the definition of “Majority Committed Purchasers”;
and provided, further, that no amendment, waiver or consent shall increase the Commitment of any Committed Purchaser or the Conduit Purchase Limit of any Conduit Purchaser unless in writing and signed by such Committed Purchaser or such Conduit Purchaser, as the case may be, and the relevant Managing Agent.

          SECTION 11.02 Notices, Etc. Except as provided below, all communications and notices provided for hereunder shall be in writing (including telecopy or electronic facsimile transmission or similar writing) and shall be given to the other party at its address or telecopy number specified below or at such other address or telecopy number as such party may hereafter specify for the purposes of notice to such party. Each such notice or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 11.02 and confirmation is received, (ii) if given by mail three (3) Business Days following such posting, postage prepaid, U.S. certified or registered, (iii) if given by overnight courier, one (1) Business Day after deposit thereof with a national overnight courier service, or (iv) if given by any other means, when received at the address specified in this Section 11.02. However, anything in this Section 11.02 to the contrary notwithstanding, the Seller hereby authorizes the Administrative Agent and each Managing Agent to effect Purchases and Fixed Period and Yield Rate selections based on telephonic notices made by any Person which the Administrative Agent or such Managing Agent in good faith believes to be acting on behalf of the Seller. The Seller agrees to deliver promptly to the Administrative Agent and each Managing Agent a written confirmation of each telephonic notice signed by an authorized officer of Seller. However, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs in any material respect from the action taken by the Administrative Agent or such Managing Agent, the records of the Administrative Agent or such Managing Agent shall govern absent manifest error.
          If to a Committed Purchaser, to its address set forth on Schedule II.
          If to a Conduit Purchaser, to its address set forth on Schedule II.
          If to a Managing Agent, to its address set forth on Schedule II.
          If to the Seller:
Medco Health Receivables, LLC
100 Parsons Pond Drive, Mail Stop F1-5b
Franklin Lakes, New Jersey 07417
Attention: President
Telecopy: (201) 269-1225
          If to the Servicer:
Medco Health Solutions, Inc.
100 Parsons Pond Drive
Franklin Lakes, New Jersey 07417
Attention: General Counsel
Telecopy: (201) 269-1225

          If to the Administrative Agent:
Citicorp North America, Inc.
450 Mamaroneck Avenue
Harrison, N.Y. 10528
Attention: Global Securitization
Facsimile No. 914-899-7890
          SECTION 11.03 Assignability. (a) This Agreement and each Purchasers’ rights and obligations hereunder (including ownership of each Receivable Interest) shall be assignable by such Purchaser and its successors and permitted assigns to any Eligible Assignee. Each assignor of a Receivable Interest or any interest therein shall notify the Administrative Agent and the Seller of any such assignment. Each assignor of a Receivable Interest or any interest therein may, in connection with the assignment or participation, disclose to the assignee or participant any information relating to the Transaction Parties, including the Receivables, furnished to such assignor by or on behalf of any Transaction Party or by the Administrative Agent; provided, however, that, prior to any such disclosure, the assignee or participant agrees to preserve the confidentiality of any confidential information relating to the Transaction Parties received by it from any of the foregoing entities in a manner consistent with Section 11.06(b). The Servicer and the Seller agree to assist each Committed Purchaser, upon its reasonable request, in syndicating their respective Commitments hereunder, including making management and representatives of the Servicer and the Seller reasonably available to participate in information meetings with potential assignees.
          (b) Assignments by Conduit Purchasers. Each Conduit Purchaser may assign, grant security interests in or otherwise transfer all or any portion of the Receivable Interests to any Eligible Assignee or Program Support Provider with respect to such Conduit Purchaser without prior notice to or consent from any other party or any other condition or restriction of any kind. Without limiting the generality of the foregoing, each Conduit Purchaser may, from time to time with prior or concurrent notice to the Seller and each Managing Agent, assign all or any portion of its interest in the Receivable Interest and its rights and obligations under this Agreement and any other Transaction Documents to which it is a party to a Conduit Assignee with respect to such Conduit Purchaser. Upon such assignment by a Conduit Purchaser to a Conduit Assignee, (A) unless a new Purchaser Group is being established pursuant to Section 11.03(i) below, the Managing Agent for the assigning Conduit Purchaser will act as the Managing Agent for the Conduit Assignee hereunder, (B) such Conduit Assignee and its liquidity support provider(s) and credit support provider(s) and other related parties shall have the benefit of all the rights and protections provided to such Conduit Purchaser and its related Committed Purchasers herein and in the other Transaction Documents (including, without limitation, any limitation on recourse against such Conduit Assignee), (C) such Conduit Assignee shall assume all of such Conduit Purchaser’s obligations hereunder or under any other Transaction Document (whenever created, whether before or after such assignment) with respect to the assigned portion of the Receivable Interests held by such Conduit Purchaser and such Conduit Purchaser shall be released from all such obligations, (D) all distributions to such Conduit Purchaser hereunder with respect to the assigned portion of the Receivable Interest shall be made to such Conduit Assignee, (E) the definition of the term “CP Rate” shall be determined on the basis of the interest rate or discount applicable to Promissory Notes issued by such

Conduit Assignee (rather than such assigning Conduit Purchaser), (F) the defined terms and other terms and provisions of this Agreement and the other Transaction Documents shall be interpreted in accordance with the foregoing, and (G) if requested by the Administrative Agent or Managing Agent with respect to the Conduit Assignee, the parties will execute and deliver such further agreements and documents (including amendments to this Agreement) and take such other actions as the Administrative Agent or such Managing Agent may reasonably request to evidence and give effect to the foregoing.
          (c) Assignment by Committed Purchasers. Each Committed Purchaser may assign to any Eligible Assignee or to any other Committed Purchaser all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and any Receivable Interests or interests therein owned by it); provided, however that
     (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement,
     (ii) the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the lesser of (x) $10,000,000 and (y) all of the assigning Committed Purchaser’s Commitment,
     (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, and
     (iv) concurrently with such assignment, it shall assign to such assignee Committed Purchaser or other Eligible Assignee an equal percentage of its rights and obligations under the Asset Purchase Agreement to which such assignor Committed Purchaser is a party.
          Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party to this Agreement and, to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Committed Purchaser thereunder and (y) the assigning Committed Purchaser shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Committed Purchaser’s rights and obligations under this Agreement, such Committed Purchaser shall cease to be a party hereto). In addition, any Committed Purchaser or any of its Affiliates may assign any of its rights (including, without limitation, rights to payment of Capital and Yield) under this Agreement to any Federal Reserve Bank without notice to or consent of any Transaction Party, any other Committed Purchaser or Conduit Purchaser, any Managing Agent or the Administrative Agent.

          (d) Register. The Administrative Agent shall maintain at its address referred to on the signature page of this Agreement (or such other address of the Administrative Agent notified by the Administrative Agent to the other parties hereto) a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Committed Purchasers and the Conduit Purchasers, the Commitment of each Committed Purchaser and the aggregate outstanding Capital of the Receivable Interest or interests therein owned by each Conduit Purchaser and Committed Purchaser from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Seller, the Servicer, the Administrative Agent, the Managing Agents, the Conduit Purchasers and the Committed Purchasers may treat each Person whose name is recorded in the Register as a Committed Purchaser or Conduit Purchaser, as the case may be, under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Seller, any Managing Agent, any Conduit Purchaser or any Committed Purchaser at any reasonable time and from time to time upon reasonable prior notice.
          (e) Procedure. Upon its receipt of an Assignment and Acceptance executed by an assigning Committed Purchaser and an Eligible Assignee or assignee Committed Purchaser, the Administrative Agent shall, if such Assignment and Acceptance has been duly completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Seller.
          (f) Participations by Conduit Purchasers. Each Conduit Purchaser may, without the consent of the Seller or any other Person, sell participations to one or more banks or other entities in all or a portion of its rights and obligations hereunder (including the outstanding Receivable Interests); provided, however, that
     (i) such Conduit Purchaser’s obligations under this Agreement shall remain unchanged,
     (ii) such Conduit Purchaser shall remain solely responsible to the other parties to this Agreement for the performance of such obligations, and
     (iii) the Administrative Agent, the Managing Agents, the Conduit Purchasers, the other Purchasers, the Seller and the Servicer shall have the right to continue to deal solely and directly with such Conduit Purchaser in connection with such Conduit Purchaser’s rights and obligations under this Agreement.
          Any agreement or instrument pursuant to which a Conduit Purchaser sells such a participation shall provide that the Participant shall not have any right to direct the enforcement of this Agreement or other Transaction Documents or to approve any amendment, modification or waiver of any provision of this Agreement or the other Transaction Documents; provided, however, that such agreement or instrument may provide that such Conduit Purchaser will not, without the consent of the Participant, agree to any amendment, modification or waiver of a type that would require the consent of each Purchaser affected thereby pursuant to Section 11.01. Seller acknowledges and agrees that a Conduit Purchaser’s source of funds may derive in part from its Participants. Accordingly, references in Sections 2.10, 2.13, 2.14, 6.06, 10.01 and 11.04 and the other terms and provisions of this Agreement and the other Transaction Documents to determinations, reserve and capital adequacy requirements, expenses, increased costs, reduced receipts, Indemnified Amounts and the like as they pertain to such Conduit Purchaser shall be deemed also to include those of its Participants.
          (g) Participations by Committed Purchasers. Each Committed Purchaser may sell participations to one or more banks or other entities (each a “Committed Purchaser Participant”) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the interests in the Receivable Interests owned by it); provided, however, that
     (i) such Committed Purchaser’s obligations under this Agreement (including, without limitation, its Commitment to the Seller hereunder) shall remain unchanged,
     (ii) such Committed Purchaser shall remain solely responsible to the other parties to this Agreement for the performance of such obligations,
     (iii) concurrently with the sale of such participation, the selling Committed Purchaser shall sell to such bank or other entity a participation in an equal percentage of its rights and obligations under the Asset Purchase Agreement to which such Committed Purchaser is a party, and
     (iv) the Administrative Agent, the Managing Agents, the Conduit Purchasers, the other Committed Purchasers, the Seller and the Servicer shall have the right to continue to deal solely and directly with such Committed Purchaser in connection with such Committed Purchaser’s rights and obligations under this Agreement.
          Any agreement or instrument pursuant to which a Committed Purchaser sells such a participation shall provide that the Participant shall not have any right to direct the enforcement of this Agreement or other Transaction Documents or to approve any amendment, modification or waiver of any provision of this Agreement or the other Transaction Documents; provided, however, that such agreement or instrument may provide that such Committed Purchaser will not, without the consent of the Participant, agree to any amendment, modification or waiver of a type that would require the consent of each Purchaser affected thereby pursuant to Section 11.01. Seller acknowledges and agrees that a Committed Purchaser’s source of funds may derive in part from its Participants. Accordingly, references in Sections 2.10, 2.13, 2.14, 6.06, 10.01 and 11.04 and the other terms and provisions of this Agreement and the other Program Documents to determinations, reserve and capital adequacy requirements, expenses, increased costs, reduced receipts, Indemnified Amounts and the like as they pertain to such Committed Purchaser shall be deemed also to include those of its Participants.
          (h) Assignments by Seller and Servicer. Neither the Seller nor the Servicer may assign any of its rights or obligations hereunder or any interest herein without the prior written consent of each Managing Agent.
          (i) Additional Purchaser Groups. In connection with any assignment by a Conduit Purchaser of all or any portion of its Conduit Purchase Limit to a Conduit Assignee,

such Conduit Assignee may elect to establish a new Purchaser Group hereunder by the execution and delivery of a Joinder Agreement by such Conduit Assignee, the Committed Purchasers which are to be in its Purchaser Group and the Person which is to be the Managing Agent for such Purchaser Group, in each case without the consent of any other party. Upon the effective date of such Joinder Agreement, (a) the Person specified therein as a “New Managing Agent” shall become a party hereto and a party to the Purchaser Fee Letter as a Managing Agent, entitled to the rights and subject to the obligations of a Managing Agent hereunder, (b) each Person specified therein as a “New Conduit Purchaser” shall become a party hereto as a Conduit Purchaser, entitled to the rights and subject to the obligations of a Conduit Purchaser hereunder, (c) each Person specified therein as a “New Committed Purchaser” shall become a party hereto as a Committed Purchaser, entitled to the rights and subject to the obligations of a Committed Purchaser hereunder and (d) Schedule II shall be deemed to have been amended as appropriate to incorporate the information set forth in such Joinder Agreement.
          (j) Participants. No Participant shall receive any amount pursuant to Sections 2.10, 2.13, 2.14, 6.06, 10.01 or 11.04 of this Agreement greater than the amount the Purchaser, from whom such participation was made, would have been entitled to receive under such Sections of this Agreement had no such participation occurred.
          SECTION 11.04 Costs and Expenses. (a) In addition to the rights of indemnification granted under Section 10.01 hereof, the Seller agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery and administration of this Agreement, any Asset Purchase Agreement and the Transaction Documents, including, without limitation, (i) the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent, the Conduit Purchasers, the Managing Agents, the Committed Purchasers and their respective Affiliates with respect thereto and with respect to advising the Administrative Agent, the Managing Agents, the Conduit Purchasers, the Committed Purchasers and their respective Affiliates as to their rights and remedies under this Agreement, (ii) all rating agency fees, (iii) all reasonable fees and expenses associated with any audits and other due diligence conducted prior to or after the Initial Closing Date and (iv) any amendments, waivers or consents under the Transaction Documents. In addition, the Seller agrees to pay on demand all costs and expenses (including reasonable counsel fees and expenses) of the Administrative Agent, the Managing Agents, the Conduit Purchasers, the Committed Purchasers and their respective Affiliates incurred in connection with the enforcement of, or any dispute, work-out, litigation or preparation for litigation involving, this Agreement or any other Transaction Document.
          (b) In addition, the Seller shall pay on demand each of the following to the extent not included in the CP Rate for the applicable Conduit Purchaser: (i) any and all commissions of placement agents and Promissory Notes dealers in respect of Promissory Notes issued to fund the Receivable Interests, (ii) any and all reasonable costs and expenses of any issuing and paying agent or other Person responsible for the administration of any Conduit Purchaser’s Promissory Notes program in connection with the preparation, completion, issuance, delivery of payment of Promissory Notes issued to fund the Promissory Notes up to a maximum amount of $20,000 per calendar year per Conduit Purchaser and (iii) the applicable pro-rata costs and expenses of any Rating Agency rating any Conduit Purchaser’s Promissory Notes (to the extent not paid pursuant to Section 11.04(a) above); provided, however, that if any Conduit

Purchaser enters into agreements for the purchase of interests in receivables from one or more Persons (each an “Other Seller”), such Conduit Purchaser shall equitably allocate such expenses to the Seller and each Other Seller; and provided, further, that if such expenses are attributable solely to the Seller, the Seller shall be solely liable for such expenses, and if such expenses are attributable solely to Other Sellers, such Other Sellers shall be solely liable for such expenses.
          SECTION 11.05 No Proceedings. Each of the Seller, the Administrative Agent, the Servicer, each Managing Agent, each Conduit Purchaser, each Committed Purchaser, each assignee of a Receivable Interest or any interest therein and each Person which enters into a commitment to purchase Receivable Interests or interests therein hereby agrees that it will not institute against any Conduit Purchaser any proceeding of the type referred to in the definition of “Event of Bankruptcy” so long as any Promissory Notes or other senior indebtedness issued by such Conduit Purchaser shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Promissory Notes or other senior indebtedness shall have been outstanding.
          SECTION 11.06 Confidentiality. (a) Each of the parties hereto hereby agrees that, from the commencement of discussions with respect to the transactions contemplated by the Transaction Documents (the “Transaction”), each of the parties hereto (and each of their respective, and their respective affiliates, employees, officers, directors, advisors, representatives and agents) are permitted to disclose to any and all Persons, without limitation of any kind, the structure and tax aspects (as such terms are used in Internal Revenue Code Sections 6011, 6111 and 6112 and the regulations promulgated thereunder) of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided to any party related to such structure and tax aspects. In this regard, the parties hereto acknowledge and agree that the disclosure of the structure or tax aspects of the Transaction is not limited in any way by an express or implied understanding or agreement, oral or written (whether or not such understanding or agreement is legally binding). Furthermore, each of the parties hereto acknowledges and agrees that it does not know or have reason to know that its use or disclosure of information relating to the structure or tax aspects of the Transaction is limited in any other manner (such as where the Transaction is claimed to be proprietary or exclusive) for the benefit of any other Person.
          (b) Subject to Section 11.06(a), the Transaction Documents, the terms thereof (including, without limitation, any specific pricing information contained therein), the structure of the Transaction, any related structures developed by the Administrative Agent or any Managing Agent for the Seller or any of its Affiliates, any related analyses, computer models, information or documents, any written or oral reports from Administrative Agent or any Managing Agent to the Seller or any of its Affiliates or any related written information (collectively, “Product Information”) is confidential. Each of the Seller and the Servicer agrees:
     (i) to keep all Product Information confidential and to disclose Product Information only to those of its officers, employees, agents, accountants, legal counsel and other representatives (collectively “Representatives”) who have a need to know such Product Information for the purpose of assisting in the Transaction;

     (ii) to use the Product Information only in connection with the Transaction and not for any other purpose; and
     (iii) to cause its Representatives to comply with these provisions and to be responsible for any failure of any Representative to so comply.
          The provisions of this Section shall not apply to Product Information that is or hereafter becomes (through a source other than the Seller, the Servicer or any of their respective Affiliates or Representatives) a matter of general public knowledge. The provisions of this Section shall not prohibit the Seller or the Servicer from (i) filing with any governmental or regulatory agency any information or other documents with respect to the Transaction as may be required by applicable Law or (ii) making any other disclosure to the extent required by applicable law, Subpoena or other legal process. The parties hereto acknowledge that the Originator will file this Agreement and the Originator Purchase Agreement, and any other material agreements related thereto (other than the Fee Letters) as the Originator may determine in its sole discretion, with the SEC.
          (c) Each Purchaser, each Managing Agent, and the Administrative Agent agrees to maintain the confidentiality of all non-public information with respect to the Seller, the Originator, the Contracts or the Receivables furnished or delivered to it pursuant to this Agreement; provided, however, that such information may be disclosed (i) to such party’s officers, employees, agents, accountants, legal counsel and other representatives (collectively “Purchaser Representatives”) who have a need to know such information for the purpose of assisting in the negotiation, completion and administration of the facility contemplated hereby, (ii) to such party’s assignees and participants and potential assignees and participants to the extent such disclosure is made pursuant to a written agreement of confidentiality substantially similar to this Section 11.06(c), (iii) to the Rating Agencies, (iv) to the Program Support Providers for each Conduit Purchaser and the dealers and investors in respect of the Promissory Notes of any Conduit Purchaser, in each case in accordance with the customary practices of such Conduit Purchaser for disclosures to Program Support Providers, dealers or investors, as the case may be (it being understood and agreed that any disclosures to dealers or investors will not identify the Originator or its Affiliates by name) and (v) to the extent required by applicable Law, Subpoena or other legal process or by any Official Body.
          The provisions of Section 11.06(b) shall not apply to information that is or hereafter becomes (through a source other than the applicable Purchaser, Managing Agent or the Administrative Agent or any Purchaser Representative associated with such party) a matter of general public knowledge. The provisions of this Section shall not prohibit any Purchaser, Managing Agent or the Administrative Agent from filing with or making available to any Official Body any information or other documents with respect to the Transaction as may be required by applicable Law or requested by such Official Body .
          SECTION 11.07 Amendments to Financial Covenants. If the Credit Agreement is amended, restated, supplemented or otherwise modified, or is substituted or replaced with a new credit facility (each a “Modification”), and such Modification includes one or more financial covenants which are different from the financial covenants set forth on Schedule VI (including, without limitation, by reasons of a difference in levels), then the parties hereto agree, promptly upon request of each Managing Agent, to amend this Agreement as appropriate to modify the financial covenants set forth in Schedule VI to incorporate the financial covenant or covenants contained in such Modification (which amendment shall include conforming amendments to the definitions contained in Schedule VI).
          SECTION 11.08 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES) EXCEPT TO THE EXTENT THAT THE PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE INTERESTS OF THE ADMINISTRATIVE AGENT, THE CONDUIT PURCHASERS AND THE COMMITTED PURCHASERS IN THE RECEIVABLES AND ANY OTHER COLLATERAL DESCRIBED IN SECTION 2.15 ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.
          SECTION 11.09 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 11.10 Integration; Binding Effect; Survival of Termination. This Agreement and the other Transaction Documents executed by the parties hereto on the date hereof or on the Initial Closing Date contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the provisions of Sections 2.10, 2.13, 2.14, 6.06, 10.01, 11.04, 11.05 and 11.06 shall survive any termination of this Agreement.
          SECTION 11.11 Consent to Jurisdiction. (a) Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (b) Each of the Seller and the Servicer consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address specified in Section 11.02. Nothing in this Section 11.11 shall affect the right of any Conduit Purchaser, any Committed Purchaser, any Managing Agent or the Administrative Agent to serve legal process in any other manner permitted by law.
          SECTION 11.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.
          SECTION 11.13 Right of Setoff. Each of the Purchasers is hereby authorized (in addition to any other rights it may have) at any time after the occurrence of the Termination Date due to the occurrence of a Termination Event, or during the continuation of an Incipient Termination Event, to set off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser to, or for the account of, the Seller against the amount of the Seller Obligations owing by the Seller to such Person.
          SECTION 11.14 Ratable Payments. If any Committed Purchaser, whether by setoff or otherwise, has a payment made to it with respect to any Seller Obligations in a greater proportion than that received by any other Committed Purchaser entitled to receive a ratable share of such Seller Obligations, such Committed Purchaser agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Seller Obligations held by the other Committed Purchasers so that after such purchase each Committed Purchaser will hold its ratable proportion of such Seller Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Committed Purchaser, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
          SECTION 11.15 Limitation of Liability. (a) No claim may be made by any Transaction Party or any other Person against any Purchaser, any Managing Agent, the Administrative Agent or their respective Affiliates, directors, officers, employees, attorneys or agents (each a “Purchaser Party”) for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith, except with respect to any claim arising out of the willful misconduct or gross negligence of such Purchaser Party; and each of the Seller and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

          (b) Notwithstanding anything to the contrary contained herein, the obligations of the respective Conduit Purchasers under this Agreement are solely the corporate obligations of each such Conduit Purchaser and shall be payable only at such time as funds are actually received by, or are available to, such Conduit Purchaser in excess of funds necessary to pay in full all outstanding Promissory Notes issued by such Conduit Purchaser and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against such Conduit Purchaser. Each party hereto agrees that the payment of any claim (as defined in Section 101 of Title 11 of the Bankruptcy Code) of any such party shall be subordinated to the payment in full of all Promissory Notes.
          (c) No recourse under any obligation, covenant or agreement of any Conduit Purchaser contained in this Agreement shall be had against any incorporator, stockholder, officer, director, member, manager, employee or agent of such Conduit Purchaser, the Managing Agent with respect to such Conduit Purchaser or any of their Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of such Conduit Purchaser, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of any Conduit Purchaser, any Managing Agent or any of their Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of such Conduit Purchaser contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by any Conduit Purchaser of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided, however, that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or fraudulent omissions made by them.
          SECTION 11.16 Intent of the Parties. (a) It is the intention of the parties hereto that each purchase of Receivable Interests shall convey to the Administrative Agent for the benefit of the applicable Purchasers, to the extent of such Receivable Interests, an undivided interest in the Receivables and the Related Security and Collections in respect thereof and that such transaction shall constitute a purchase and sale and not a secured loan for all purposes other than for United States federal, state and local income tax purposes. However, if a determination is made that such purchase shall not be so treated, the transactions effected hereby shall be deemed to constitute a secured financing under applicable law.
          (b) The Seller has structured the Transaction Documents with the intention that the Receivable Interests and the obligations of the Seller hereunder will be treated under United States federal, and applicable state, local and foreign tax law as debt (the “Intended Tax Treatment”). The Seller, Medco, the Administrative Agent, the Conduit Purchasers and the Committed Purchasers agree to file no tax return, or take any action, inconsistent with the Intended Tax Treatment. Each assignee and each participant acquiring an interest in a Receivable Interest, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.

[Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SELLER:	MEDCO HEALTH RECEIVABLES, LLC

	By:	/s/ Peter Gaylord Name: Peter Gaylord
Title: President & Treasurer

CONDUIT PURCHASERS:	CAFCO, LLC

	By:	Citicorp North America, Inc.,
as Attorney-in-Fact

	By:	/s/ Tom Sullivan

Name: Tom Sullivan
Title: Director & VP

VICTORY RECEIVABLES CORPORATION

	By:	/s/ Geraldine St-Louis

Name: Geraldine St-Louis
Title: Vice President

LIBERTY STREET FUNDING LLC

	By:	/s/ Jill A. Gordon

Name: Jill A. Gordon
Title: Vice President
Signature Page to Second Amended and Restated Receivables Purchase Agreement

ADMINISTRATIVE AGENT:	CITICORP NORTH AMERICA, INC.,
as Administrative Agent

	By:	/s/ Tom Sullivan Name: Tom Sullivan
Title: Director & VP
Signature Page to Second Amended and Restated Receivables Purchase Agreement

MANAGING AGENTS:	CITICORP NORTH AMERICA, INC.,
as Managing Agent

	By:	/s/ Tom Sullivan
Name: Tom Sullivan
Title: Director & VP

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,
as Managing Agent

	By:	/s/ Aditya Reddy

Name: Aditya Reddy
Title: VP and Manager

THE BANK OF NOVA SCOTIA,
as Managing Agent

	By:	/s/ Michael Eden

Name: Michael Eden
Title: Director
Signature Page to Second Amended and Restated Receivables Purchase Agreement

COMMITTED PURCHASERS:	CITIBANK, N.A.

	By:	/s/ Tom Sullivan Attorney-in-Fact

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH

	By:	/s/ Lillian Kim

Name: Lillian Kim
Title: Authorized Signatory

THE BANK OF NOVA SCOTIA

	By:	/s/ Michael Eden

Name: Michael Eden
Title: Director

SERVICER:	MEDCO HEALTH SOLUTIONS, INC.

	By:	/s/ Richard J. Rubino

Name: Richard J. Rubino
Title: Senior Vice President and Chief Financial Officer
Signature Page to Second Amended and Restated Receivables Purchase Agreement

SCHEDULE I
DEFINITIONS
          As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “Accountants’ Report” has the meaning specified in Section 5.02.
          “Accrual” means Receivables accrued on the books of the Originator in accordance with GAAP and, to the extent consistent with GAAP, in a manner consistent with the practices of the Originator as in effect on the Initial Closing Date.
          “Adjusted Eurodollar Rate” means, for any Fixed Period, an interest rate per annum obtained by dividing (i) the Eurodollar Rate for such Fixed Period by (ii) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Fixed Period.
          “Administrative Agent” means CNAI, in its capacity as contractual representative for the Conduit Purchasers and Committed Purchasers hereunder, and any successor thereto in such capacity appointed pursuant to Article VIII.
          “Administrative Agent Account” has the meaning specified in Section 6.07.
          “Administrative Agent Fee Letter” has the meaning specified in Section 2.07(b).
          “Adverse Claim” means a lien, security interest or other charge or encumbrance, or other right or claim in, of or on any asset or property of a Person in favor of another Person.
          “Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.
          “Aggregate Accounts Payable Deduction Amount” has the meaning specified on Schedule VIII.
          “Aggregate Commitment” means, at any time, the sum of the Commitments then in effect. The Aggregate Commitment as of the date hereof is $600,000,000.
          “Alternate Base Rate” means, with respect to any Receivable Interest of any Purchaser, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall at all times be equal to the higher of:
     (a) (i) in the case of a Purchaser for which CNAI acts as Managing Agent, the rate of interest announced publicly by Citibank in New York, New York, from time to time as Citibank’s base rate and (ii) in the case of any other

Purchaser, the rate of interest announced publicly by the applicable Managing Agent from time to time as its prime or base rate; and
     (b) the Federal Funds Rate plus 0.50%.
          “Amortization Date” for any Receivable Interest means (i) in the case of a Receivable Interest owned by a Conduit Purchaser, the earliest of (a) the date on which a Conduit Purchaser’s Termination Event occurs with respect to such Conduit Purchaser, (b) the Scheduled Commitment Termination Date for such Conduit Purchaser’s Purchaser Group and (c) the Termination Date and (ii) in the case of a Receivable Interest owned by a Committed Purchaser, the earlier of (a) the Scheduled Commitment Termination Date for such Committed Purchaser’s Purchaser Group and (b) the Termination Date.
          “Applicable Eurodollar Rate Margin” has the meaning specified in the Purchaser Fee Letter.
          “Asset Purchase Agreement” means, in the case of any Purchaser Group, a secondary market agreement, asset purchase agreement or other liquidity agreement entered into by the Committed Purchasers in such Purchaser Group or any of their respective Affiliates for the benefit of one or more Conduit Purchasers in such Purchaser Group, to the extent relating to the sale or transfer of interests in, or other financing of, Receivable Interests.
          “Assignee Rate” for any Fixed Period for any Receivable Interest means an interest rate per annum equal to the sum of the Applicable Eurodollar Rate Margin plus the Adjusted Eurodollar Rate for such Fixed Period; provided, however, that in case of:
     (i) any Fixed Period with respect to which the Adjusted Eurodollar Rate is not available pursuant to Section 2.11 or 2.12,
     (ii) any Fixed Period of less than one month,
     (iii) any Fixed Period as to which the applicable Managing Agent does not receive notice, by no later than 11:00 A.M. (New York City time) on the second Business Day preceding the first day of such Fixed Period, that the related Receivable Interest will not be funded by a Conduit Purchaser through the issuance of Promissory Notes, or
     (iv) any Fixed Period for a Receivable Interest the Capital of which is less than $500,000, the Assignee Rate for such Fixed Period shall be an interest rate per annum equal to the Alternate Base Rate in effect from time to time during such Fixed Period.
          “Assignment and Acceptance” means an assignment and acceptance agreement entered into by a Committed Purchaser, an Eligible Assignee and such Committed Purchaser’s Managing Agent, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Annex C hereto.

          “Bad Debts Reserve” means the amount of the reserve established by the Servicer (in accordance with GAAP and, to the extent consistent with GAAP, in a manner consistent with the practices of the Originator in effect on the Initial Closing Date and reflected as “Allowance for Doubtful Items/Bad Debts Reserve” in the Servicer’s accounting general ledger) that the Servicer has determined to be a collection risk with respect to Receivables (or a portion thereof) that (i) are unpaid 61 days or more from the original invoice date of such Receivables, (ii) have been billed but which are unpaid less than 61 days from the original invoice date of such Receivables, or (iii) have been accrued for but have not yet been billed.
          “Bad Debt Reserve Percentage” means, as of any Monthly Reporting Date, and continuing until (but not including) the next Monthly Reporting Date, the product of:
[(BDR x NRPB/BPR) x 1.50]/NRPB
          where:

NRPB	=	the Net Receivables Pool Balance as of the close of business of the Servicer on the last day of Current Calculation Period (the “Calculation Date”)

BDR	=	the Bad Debt Reserves as of such Calculation Date

BPR	=	the Outstanding Balance of all Pool Receivables as of such Calculation Date.
          “Base Rate Receivable Interest” has the meaning specified in Section 2.11.
          “BTM” means The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, and any successor thereto.
          “Business Day” means any day on which (i) banks are not authorized or required to close in New York City, New York and (ii) if this definition of “Business Day” is utilized in connection with the determination of the Eurodollar Rate or any notice related thereto, dealings are carried out in the London interbank market.
          “Calculation Period” means each period from and including the first day of a calendar month to and including the last day of such calendar month.
          “Capital” means, with respect to any Receivable Interest, the original amount paid to the Seller for such Receivable Interest pursuant to Article II, as such amount may be divided or combined in accordance with Section 2.09, in each case as reduced from time to time by Collections received by the applicable Purchaser(s) holding such Receivable Interest from distributions made pursuant to Section 2.04 or Section 2.05, as applicable, on account of the Capital of such Receivable Interest; provided that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been received by such Purchaser(s).
          “Capital Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of the Originator and its Subsidiaries under GAAP.
          “Capital Lease Obligations” means the obligations of the Originator or its Subsidiaries to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (each within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Initial Closing Date) not an Affiliate of the Originator or Merck of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Originator, or (b) commencing after the Initial Closing Date, during any period of up to 12 consecutive months, the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Originator by Persons who were neither nominated nor appointed by a vote of a majority or more of the members of the Originator’s board of directors who were either in office at the beginning of such 12 month period or were so nominated or appointed.
          “Citibank” means Citibank, N.A. and any successor thereto.
          “Client” means any Person for whom the Originator or any of its Affiliates provides PBM Services.
          “Client Contract” means an agreement with one or more Clients pursuant to which Medco and/or any of its Affiliates provides PBM Services.
          “CNAI” means Citicorp North America, Inc., and any successor thereto.
          “Collection Account” means (i) at any time prior to the establishment of the Administrative Agent Account pursuant to Section 6.07(a), the Deposit Account specified as such on Schedule IV and (ii) at any other time, the Administrative Agent Account.
          “Collection Account Bank” means the bank at which the Collection Account is maintained.
          “Collections” means, with respect to any Receivable, all cash collections and other cash Proceeds of such Receivable, including, without limitation, (i) all cash Proceeds of Related Security with respect to such Receivable, and (ii) any Deemed Collections of such Receivable.
          “Commitment” of any Committed Purchaser means the dollar amount set forth on Schedule II hereto opposite such Committed Purchaser’s name or, in the case of a Committed

Purchaser that became a party to this Agreement pursuant to an Assignment and Acceptance or Joinder Agreement, the amount set forth therein as such Committed Purchaser’s Commitment, in each case as such amount may be (i) reduced or increased by any Assignment and Acceptance entered into by such Committed Purchaser in accordance with the terms hereof and (ii) reduced pursuant to Section 2.01(c) or Section 2.18.
          “Committed Purchaser Participant” has the meaning specified in Section 11.03(g).
          “Committed Purchasers” means, collectively, the Persons identified as “Committed Purchasers” on Schedule II and their respective successors and permitted assigns.
          “Concentration Limit” means, at any time for any Obligor:
     (a) if such Obligor has Debt Ratings of AA- or better from S&P and Aa3 or better from Moody’s, an amount equal to the product of (i) the Loss Reserve Percentage Floor and (ii) the Net Receivables Pool Balance at such time;
     (b) if such Obligor has Debt Ratings of BBB- or better from S&P and Baa3 or better from Moody’s (and clause (a) does not apply), an amount equal to the product of (i) 50%, (ii) the Loss Reserve Percentage Floor and (iii) the Net Receivables Pool Balance at such time; and
     (c) in the case of any other Obligor, 5% of the Net Receivables Pool Balance at such time (the “Normal Concentration Limit”); provided that if at the time of determination a Rating Level 2 Period, Rating Level 3 Period or Rating Level 4 Period is in effect, the Normal Concentration Limit shall be 4% of the Net Receivables Pool Balance at such time;
provided, however, that, notwithstanding the foregoing, the Administrative Agent (acting either on its own initiative or at the direction of any Managing Agent) may at any time reduce the Concentration Limit of an Obligor described in clauses (a) and (b) above to the Normal Concentration Limit upon not less than three (3) Business Days’ notice to the Servicer. In the case of an Obligor and its Affiliates, the Concentration Limit shall be calculated as if such Obligor and such Affiliates were a single Obligor. If an Obligor has a Debt Rating from only one of S&P and Moody’s, then the Concentration Limit shall be determined by reference to such Debt Rating. If an Obligor does not have a Debt Rating from either S&P or Moody’s, then the Concentration Limit for such Obligor will be determined pursuant to clause (c) above.
          “Conduit Assignee” means, with respect to any assignment by a Conduit Purchaser, any Person that (i) issues commercial paper rated at least A-1 by S&P or P-1 by Moody’s, (ii) is managed by the Managing Agent for such assigning Conduit Purchaser or any Affiliate of such Managing Agent and (iii) is designated by such Managing Agent to accept an assignment from such Conduit Purchaser of such Conduit Purchaser’s rights and obligations pursuant to Section 11.03(b).
          “Conduit Participant” means any Person that shall have acquired a participation in a Receivable Interest from a Conduit Purchaser (but excluding, for purposes of the definition of “CP Rate”, interests sold pursuant to an Asset Purchase Agreement).

          “Conduit Purchasers” means, collectively, the Persons identified as “Conduit Purchasers” on Schedule II and their respective successors and permitted assigns.
          “Conduit Purchase Limit” of any Conduit Purchaser means the dollar amount set forth on Schedule II hereto opposite such Conduit Purchaser’s name, as such amount may be reduced pursuant to Section 2.01(c) or Section 2.18.
          “Conduit Purchaser’s Termination Event” means, with respect to any Conduit Purchaser, that the Managing Agent for such Conduit Purchaser shall have notified the Administrative Agent and the Seller that no further Purchases shall be made by such Conduit Purchaser hereunder.
          “Contract” means an agreement pursuant to or under which a pharmaceutical manufacturer shall be obligated to pay rebates, administrative fees, data fees or other fees to the Originator, in each case as such agreement may be amended, restated, supplemented, renewed or otherwise modified from time to time and any replacement or substitute agreement; provided that the term “Contract” shall not include any agreement with Merck or any of its Affiliates so long as no payments under such agreement are remitted to a Deposit Account.
          “Control Agreement” means (i) with respect to any Deposit Account, an agreement among the Servicer, the Seller, the Administrative Agent and the applicable Deposit Account Bank in substantially the form of Annex B-1 (or in such other form as the Administrative Agent shall approve) and (ii) with respect to any Administrative Agent Account established pursuant to Section 6.07, an agreement among the Seller, the Administrative Agent and the bank at which the Administrative Agent Account is maintained in substantially the form of Annex B-2 (or in such other form as the Administrative Agent shall approve).
          “CP Fixed Period Date” means the last day of each calendar month.
          “CP Rate” when used in reference to any Conduit Purchaser shall have the meaning specified on Schedule III or, in the case of a Conduit Purchaser that becomes a party hereto pursuant to a Joinder Agreement, such other meaning (if any) as may be specified in such Joinder Agreement.
          “Credit Agreement” means the credit agreement, dated as of April 30, 2007, among Medco, the lenders and issuing banks party thereto, Bank of America, N.A., as administrative agent, and the co-syndication agents and co-documentation agents party thereto, as amended, restated, supplemented or otherwise modified from time to time, and any substitute for or replacement of such credit agreement.
          “Credit and Collection Policy” means those standard operating procedures of the Originator relating to the Contracts and Receivables in effect on the date of this Agreement and summarized in Schedule V hereto, as modified in compliance with this Agreement.
          “Current Calculation Period” means, with respect to any Monthly Reporting Date, the Calculation Period then most recently ended.

          “Daily Report” means a report furnished by the Servicer pursuant to Section 6.03(c). Each such report shall be (i) if a form of daily report is delivered by the Administrative Agent to the Servicer, substantially in the form so provided (which form shall be consistent with the form of Monthly Report, with such changes as may be appropriate to reflect differences in the duration of the periods being reported and such other changes as any Managing Agent may reasonably request) or (ii) if a form of daily report is not so delivered by the Administrative Agent to the Servicer, in a form prepared by the Servicer and reasonably acceptable to the Managing Agents.
          “Debt Rating” for any Person at any time, means the then-current published rating by S&P or Moody’s of such Person’s long-term senior unsecured non-credit-enhanced debt.
          “Deemed Collections” means any Collections on any Receivable deemed to have been received by the Seller pursuant to Section 2.06(b) of this Agreement or by the Originator pursuant to Section 2.04 of the Originator Purchase Agreement.
          “Deemed Loss Ratio” means the ratio (expressed as a percentage) computed as of each Monthly Reporting Date for the Current Calculation Period by dividing (i) the sum of (a) the aggregate Outstanding Balance of all Receivables as of the end of the Current Calculation Period that remained unpaid more than 60 days from their original due dates but less than 91 days from their original due dates and (b) (without duplication) the aggregate Outstanding Balance of all Receivables that were (or which, pursuant to the Credit and Collection Policy, should have been) written-off during the Current Calculation Period for credit reasons and which were less than 61 days from their original due dates at the time such write-off occurred by (ii) the aggregate amount of Accruals that arose during the ninth Calculation Period immediately prior to the Current Calculation Period.
          “Default Ratio” means the ratio (expressed as a percentage) computed as of each Monthly Reporting Date for the immediately preceding Calculation Period by dividing (i) the aggregate Outstanding Balance of all Receivables that were Defaulted Receivables as of the last day of such Calculation Period (excluding, for the avoidance of doubt, any Defaulted Receivables that were written off as uncollectible in a prior Calculation Period in accordance with the Credit and Collection Policy) by (ii) the aggregate Outstanding Balance of all Receivables that have been billed as of the last day of such Calculation Period; provided that, solely for purposes of this definition, the number of days specified in clause (i) of the definition of “Defaulted Receivable” shall be deemed to be 90 rather than 60.
          “Defaulted Receivable” means a Receivable:  (i) which remains unpaid for more than 60 days from the original due date for such Receivable; (ii) as to which an Event of Bankruptcy has occurred and is continuing with respect to the Obligor thereof; or (iii) which, in accordance with the Credit and Collection Policy, has been or should be written off as uncollectible.
          “Delinquency Ratio” means the ratio (expressed as a percentage) computed as of each Monthly Reporting Date for the immediately preceding Calculation Period by dividing (i) the aggregate Outstanding Balance of all Delinquent Receivables as of the end of such Calculation Period by (ii) aggregate Outstanding Balance of all Receivables that have been billed as of the end of such Calculation Period (excluding Defaulted Receivables and Receivables owing by Obligors that have a Debt Rating of AA- or better from S&P and Aa3 or better from Moody’s).
          “Delinquent Receivable” means a Receivable (other than a Defaulted Receivable or a Receivable owing by an Obligor that has a Debt Rating of AA- or better from S&P and Aa3 or better from Moody’s) which (i) remains unpaid for more than 60 days but equal to or less than 90 days from the original due date for such Receivable or (ii) pursuant to the Credit and Collection Policy, has been or should be classified as delinquent.
          “Deposit Account” means an account maintained at a bank for the purpose of receiving Collections.
          “Deposit Account Bank” means any bank at which a Deposit Account is maintained.
          “Diluted Receivable” means that portion (and only that portion) of any Receivable which is either (a) reduced or canceled as a result of (i) any failure by any Transaction Party to perform any services or otherwise to perform under any Contract or invoice or any dispute under any Contract or invoice, (ii) any change in the terms of, or cancellation of, any Contract or invoice, (iii) any administrative fee, discount, credit memo, refund, non-cash payment, chargeback, allowance or other adjustment of any kind (including, without limitation, any adjustment resulting from an erroneous estimate of the Outstanding Balance of an Unbilled Receivable, but excluding any such adjustment made by reason of such Receivable being uncollectible solely on account of the insolvency, bankruptcy or financial inability to pay of the applicable Obligor) or (iv) any set-off by an Obligor in respect of any claim by such Obligor (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (b) subject to any specific offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of the Obligor thereof); provided that the term “Diluted Receivable” shall not include that certain adjustment in the amount of $31,437,290 made in December 2007 relating to the implementation of a new computer system for the accrual of rebates, as disclosed to the Managing Agents and the Purchasers prior to January 23, 2008.
          “Dilution Horizon” means, as of any Monthly Reporting Date and continuing until (but not including) the next Monthly Reporting Date, a number equal to a fraction, the numerator of which is the (i) the aggregate original Outstanding Balance of all Accruals during the four most recent Calculation Periods immediately preceding such earlier Monthly Reporting Date and (ii) the denominator of which is the aggregate Outstanding Balance of all Receivables as of the end of the Current Calculation Period minus the aggregate Outstanding Balance of Defaulted Receivables as of the end of the Current Calculation Period.
          “Dilution Ratio” means the ratio (expressed as a percentage) computed as of each Monthly Reporting Date for the immediately preceding Calculation Period (the “current Calculation Period”) by dividing (i) the sum (without duplication) of (a) the aggregate amount of Receivables which became Diluted Receivables during such Calculation Period and (b) the aggregate amount of negative “true-ups” to the Accruals made during such Calculation Period, by (ii) the aggregate original Outstanding Balance of all Receivables which arose during the fourth Calculation Period immediately preceding the current Calculation Period.
          “Dilution Reserve” means, on any date, an amount equal to the product of (i) the Net Receivables Pool Balance as of the close of business of the Servicer on such date and (ii) the greater of (x) the Dilution Reserve Percentage on such date and (y) the highest Bad Debt Reserve Percentage calculated for the most recent 24 Monthly Reporting Dates.
          “Dilution Reserve Percentage” means, as of any Monthly Reporting Date, and continuing until (but not including) the next Monthly Reporting Date, the higher of (i) the Dynamic Dilution Reserve Ratio and (ii) 5%.
          “Dollars” and “$” each mean the lawful currency of the United States of America.
          “Dynamic Dilution Reserve Ratio” means, as of any Monthly Reporting Date, and continuing until (but not including) the next Monthly Reporting Date, an amount (expressed as a percentage) that is calculated as follows:
DDRR = [(SF x AD) + [(DS-AD) x (DS/AD)]] x DH
Where:

DDRR	=	Dynamic Dilution Reserve Ratio;

SF	=	the Stress Factor;

AD	=	the “Average Dilution”, defined as the twelve-month rolling average of the three-month rolling average Dilution Ratio that occurred during the period of twelve consecutive Calculation Periods ending immediately prior to such earlier Monthly Reporting Date;

DS	=	the “Dilution Spike”, defined as the highest four-month rolling average Dilution Ratio that occurred during the period of twelve consecutive Calculation Periods ending immediately prior to such earlier Monthly Reporting Date; and

DH	=	the Dilution Horizon.
          “Dynamic Loss Reserve Ratio” means, as of any Monthly Reporting Date, and continuing until (but not including) the next Monthly Reporting Date, an amount (expressed as a percentage) calculated as follows:
DLRR = SF x DLR x LHR
Where:

DLRR	=	Dynamic Loss Reserve Ratio;

SF	=	the Stress Factor;

DLR	=	the highest three-month rolling average Deemed Loss Ratio that occurred during the period of twelve consecutive Calculation Periods immediately preceding such earlier Monthly Reporting Date; and

LHR	=	the Loss Horizon Ratio.
          “Effective Date” has the meaning specified in Section 1.03.
          “Eligible Assignee” means, with respect to any Purchaser Group, (i) any Person that is a Managing Agent, a Purchaser, Scotiabank or an Affiliate thereof, (ii) any Person managed by a Managing Agent, a Purchaser, Scotiabank or an Affiliate thereof and rated at least A-1 by S&P or P-1 by Moody’s and (iii) any other Person that has been approved by the Managing Agent for such Purchaser Group and, so long as no Termination Event has occurred and is continuing, that has been approved by the Seller (such approval not to be unreasonably withheld or delayed).
          “Eligible Contract” means a Contract (i) that is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms, (ii) with respect to which the Originator has performed in all material respects all obligations required to be performed by it thereunder, (iii) except in the case of the Contract with Pfizer, Inc., that requires the Obligor to pay all accrued Receivables (including, without limitation, all Unbilled Receivables) upon termination of such Contract (whether such termination results from a breach on the part of the Originator or for any other reason), and (iv) that conforms in all material respects to one of the forms of contract reviewed and approved by the Administrative Agent or its counsel as listed on Schedule VII under the heading “Reviewed Contracts.”
          “Eligible Obligor” means any Obligor (i) that is a United States resident, (ii) that is not an Official Body or an Affiliate of any of the Originator or the Seller, (iii) that is not the subject of an Event of Bankruptcy, (iv) with respect to which not more than 20% of the aggregate Outstanding Balance of such Obligor’s Receivables are Defaulted Receivables and (v) is not Merck or an Affiliate thereof.
          “Eligible Receivable” means, at any time, any Receivable:
     (a) which arises under an Eligible Contract;
     (b) the Obligor of which is an Eligible Obligor;
     (c) which is fully assignable to the Seller and the Purchasers;
     (d) which constitutes the legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance thereof, enforceable against such Obligor in accordance with the terms of the related Contract, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and general principals of equity;
     (e) which has been fully earned by the Originator in accordance with the terms of the related Contract and no further performance or other action is required by the Originator in order for such Receivable to become due and payable in full (except, in the case of an Unbilled Receivable, for the presentation of an invoice therefor together with the relevant supporting data required to be delivered under the terms of the related Contract);
     (f) which is an “account” or a “payment intangible” within the meaning of Section 9-102 of the UCC of the applicable jurisdiction governing the perfection of the Administrative Agent’s security interest therein;
     (g) which is not subject to (i) any Adverse Claim (other than Adverse Claims created under the Originator Purchase Agreement or this Agreement) or (ii) any litigation, dispute, offset, set-off, counterclaim or other defense, provided that only such portion of such Receivable subject to any such dispute, offset, counterclaim or defense shall be deemed ineligible under this criterion;
     (h) which is denominated and payable only in United States dollars in the United States;
     (i) which was originated in the ordinary course of the Originator’s business in accordance with the terms of the related Contract and satisfies in all material respects all applicable requirements of the Credit and Collection Policy;
     (j) which was not a Defaulted Receivable as of the date on which such Receivable was acquired by the Seller under the Originator Purchase Agreement;
     (k) which has not been extended, compromised, adjusted or modified from the original terms thereof (including by the granting of any discounts, allowances or credits) except in accordance with the Credit and Collection Policy, provided that only such portion of such Receivable that has been so extended, compromised, adjusted or modified shall be deemed ineligible pursuant to this criterion;
     (l) which, according to the Contract related thereto, is required to be paid in full within 90 days of the original billing date therefor;
     (m) which either (i) has been billed within the time limits specified in the related Contract or (ii) is an Eligible Unbilled Receivable;
     (n) which, pursuant to the terms of the related Contract, is billable no less frequently than once each calendar quarter;
     (o) which, together with the Contract related thereto, does not contravene in any material respect any Laws applicable thereto (including, without limitation, Laws relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, ERISA and privacy) and with respect to which no part of the Contract related thereto is in violation of any such Law in any material respect;
     (p) which has been originated by the Originator and has been sold to the Seller pursuant to (and in accordance with) the Originator Purchase Agreement, with the result that the Seller has good and marketable title to such Receivable (together with the Collections and Related Security related thereto), free and clear of all Adverse Claims (except as created under this Agreement); and
     (q) which (together with the Collections and Related Security related thereto) is subject to a first priority perfected security interest therein in favor of the Administrative Agent, on behalf of the Purchasers.
          “Eligible Unbilled Receivable” means an Unbilled Receivable (i) which satisfies all criteria specified in the definition of “Eligible Receivable” other than subclause (i) of clause (m) of such definition, (ii) has accrued in accordance with the terms of the relevant Contract and would be required to be paid in full by the Obligor thereof within 90 days following presentation of an invoice therefor together with the relevant supporting data required to be delivered under the terms of the related Contract, (iii) has been recognized as a receivable in the Originator’s accounting records in accordance with GAAP and, to the extent consistent with GAAP, the accounting practices of the Originator as in effect on the date of this Agreement and (iv) with respect to which the time limit specified in the related Contract for the billing of such Receivable has not yet expired.
          “Equity Interests” means, with respect to any Person, shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests issued by such Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Originator, is treated as a single employer under Section 414(b) or (c) of the IRC or, solely for purposes of Section 302 of ERISA and Section 412 of the IRC, is treated as a single employer under Section 414 of the IRC.
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the IRC or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the IRC or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Originator or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Originator or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Originator or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Originator or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Originator or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
          “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
          “Eurodollar Rate” means for any Fixed Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Fixed Period, as the rate for dollar deposits with a maturity comparable to such Fixed Period. In the event that such rate is not available at such time for any reason, then the “Eurodollar Rate” shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Fixed Period are offered by the principal London office of Citibank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Fixed Period, as determined by the Administrative Agent.
          “Eurodollar Rate Reserve Percentage” means for any Fixed Period in respect of which Yield is computed by reference to the Eurodollar Rate the reserve percentage applicable two Business Days before the first day of such Fixed Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Fixed Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term equal to such Fixed Period.
          “Eurodollar Receivable Interest” has the meaning specified in Section 2.11.
          “Event of Bankruptcy” means, with respect to any Person, that:
     (i) such Person (a) shall generally not pay its debts as such debts become due or (b) shall admit in writing its inability to pay its debts generally or (c) shall make a general assignment for the benefit of creditors;
     (ii) any proceeding shall be instituted by or against such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization,

arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, and, if instituted against such Person, shall remain undischarged for a period of 60 days; or
     (iii) such Person or any Subsidiary shall take any corporate or similar action to authorize any of the actions set forth in the preceding clauses (i) or (ii).
          “Executive Officer” means the chief executive officer, the chief financial officer, the general counsel or any other “officer” (as defined in Rule 16a-1 of the Securities Exchange Act of 1934, as amended) of the Originator.
          “Existing RPA” has the meaning specified in the Preliminary Statements.
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it
          “Fee Letters” means, collectively, the Administrative Agent Fee Letter and the Purchaser Fee Letter.
          “Fees” has the meaning specified in Section 2.07(b).
          “Final Payout Date” means the date after the Termination Date on which the Seller Obligations have been reduced to zero by payment in full in cash.
          “Financial Covenant Default” has the meaning specified on Schedule VI.
          “Financial Officer” means, with respect to any Transaction Party, the chief financial officer, the principal accounting officer, the treasurer, the controller, the general counsel or any other “officer” (as defined in Rule 16a-1 of the Securities Exchange Act of 1934, as amended) of such Transaction Party.
          “Fixed Period” means, with respect to any Receivable Interest:
          (a) in the case of any Receivable Interest held by a Conduit Purchaser and in respect of which Yield is computed by reference to the CP Rate, (i) initially, the period commencing on (and including) the date of purchase of such Receivable Interest and ending on (and including) the next succeeding CP Fixed Period Date, and (ii) thereafter, each successive period commencing on (but excluding) a CP Fixed Period Date and ending on (and including) the next succeeding CP Fixed Period Date; and

          (b) in the case of any Receivable Interest in respect of which Yield is computed by reference to the Assignee Rate, each successive period of from one to and including ten Business Days, or a period of one month, as the Seller shall select on notice given by the Seller and received by the applicable Managing Agent (including notice by telephone, confirmed in writing) not later than 11:00 A.M. (New York City time) on the second Business Day before the first day of such Fixed Period, each such Fixed Period for such Receivable Interest to commence on the last day of the immediately preceding Fixed Period for such Receivable Interest (or, if there is no such Fixed Period, on the date of purchase of such Receivable Interest), except that if such Managing Agent shall not have received such notice before 11:00 A.M. (New York City time) on such second Business Day, such Fixed Period shall be one day;
provided, however, that:
     (i) any Fixed Period (other than of one day) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided, however, that if Yield in respect of such Fixed Period is computed by reference to the Eurodollar Rate, and such Fixed Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Fixed Period shall end on the next preceding Business Day;
     (ii) in the case of any Fixed Period of one day, (A) if such Fixed Period is the initial Fixed Period for a Receivable Interest, such Fixed Period shall be the day of the purchase of such Receivable Interest; (B) any subsequently occurring Fixed Period which is one day shall, if the immediately preceding Fixed Period is more than one day, be the last day of such immediately preceding Fixed Period and, if the immediately preceding Fixed Period is one day, be the day next following such immediately preceding Fixed Period; and (C) if such Fixed Period occurs on a day immediately preceding a day which is not a Business Day, such Fixed Period shall be extended to the next succeeding Business Day;
     (iii) in the case of any Fixed Period for any Receivable Interest which commences before the Amortization Date for such Receivable Interest and would otherwise end on a date occurring after such Amortization Date, such Fixed Period shall end on such Amortization Date and the duration of each Fixed Period which commences on or after the Amortization Date for such Receivable Interest shall be of such duration (including, without limitation, one day) as shall be selected by the applicable Managing Agent; and
     (iv) at any time when the Alternate Base Rate shall have been in effect for a Fixed Period of ten consecutive Business Days, and the conditions set forth in clauses (i) and (iv) of the definition of Assignee Rate do not exist, any Managing Agent may, on behalf of the Committed Purchasers in its Purchaser Group, upon one Business Day’s notice to the Seller (with a copy to the Administrative Agent), select as the next succeeding Fixed Period for such Receivable Interest (and any subsequent Fixed Periods designated by such Managing Agent) a period of one month during which Yield shall be computed by reference to the Adjusted Eurodollar Rate; provided, however, that prior to such selection the Seller may notify the applicable Managing Agent that, in view of anticipated Collections and repayments, Yield should continue to be computed by reference to the Alternate Base Rate.
          “Formulary Rebate Receivable” means any “base rebate”, “formulary rebate” or similar rebate payable by an Obligor under a Contract resulting from the inclusion of such Obligor’s products on a formulary.
          “Funds Transfer Letter” means a letter in substantially the form of Annex D hereto executed and delivered by the Seller to the Administrative Agent and the Managing Agents, as the same may be amended or restated in accordance with the terms thereof.
          “GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.
          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
          “Incipient Termination Event” means an event that but for notice or lapse of time or both would constitute a Termination Event.
          “Incremental Purchase” has the meaning specified in Section 2.01(a).
          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable and accrued expenses incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Adverse Claim on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of the face amount of letters of credit and letters of guarantee, (i) all obligations, contingent or otherwise, of such Person in respect of the face amount of bankers’ acceptances, (j) Off-Balance Sheet Liabilities and (k) all aggregate principal component amounts advanced to such Person and outstanding under any accounts receivable securitization or factoring arrangement; provided, however, that Indebtedness shall not include deferred tax liabilities, employee and retiree benefit obligations or endorsements for collection or deposit in the ordinary course of business. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
          “Indemnified Amounts” has the meaning specified in Section 10.01.
          “Indemnified Party” has the meaning specified in Section 10.01.
          “Initial Closing Date” means August 8, 2003.
          “Involuntary Bankruptcy Event” means the occurrence of an event that, but for notice or lapse of time or both, would constitute any Event of Bankruptcy with respect to any Transaction Party.
          “IRC” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.
          “Joinder Agreement” means an agreement substantially in the form of Annex E pursuant to which a new Purchaser Group is established hereunder pursuant to Section 11.03(i).
          “Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.
          “Liquidating Receivable Interest” has the meaning specified in Section 2.04.
          “Liquidation Day” means for any Receivable Interest, (i) each day during a Fixed Period for such Receivable Interest on which the conditions set forth in Section 3.02 are not satisfied, (ii) each day on which Reinvestment Purchases have been suspended by the Seller pursuant to Section 2.16 and (iii) each day which occurs on or after the Amortization Date for such Receivable Interest.
          “Liquidation Fee” means for (i) any Fixed Period for which Yield is computed by reference to the CP Rate and a reduction of Capital is made for any reason or (ii) any Fixed Period for which Yield is computed by reference to the Eurodollar Rate and a reduction of Capital is made for any reason on any day other than the last day of such Fixed Period, the amount, if any, by which (A) the additional Yield (calculated without taking into account any Liquidation Fee or any shortened duration of such Fixed Period pursuant to clause (iii) of the definition thereof) which would have accrued during such Fixed Period (or, in the case of clause (i) above, during the period until the maturity of the underlying Promissory Note tranches) on the reductions of Capital of the Receivable Interest relating to such Fixed Period had such reductions not occurred, exceeds (B) the income, if any, received by the Purchaser which holds such Receivable Interest from the investment of the proceeds of such reductions of Capital. A certificate as to the amount of any Liquidation Fee (including the computation of such amount) shall be submitted by the affected Purchaser to the Seller and shall be conclusive and binding for all purposes, absent manifest error.
          “Loss Horizon Ratio” means, as of any Monthly Reporting Date and continuing until (but not including) the next Monthly Reporting Date, the amount obtained by dividing (i) the aggregate Accruals which arose during the nine Calculation Periods immediately preceding such earlier Monthly Reporting Date by (ii) the aggregate Outstanding Balance of Receivables as of the end of the Current Calculation Period minus the aggregate Outstanding Balance of Defaulted Receivables as of the end of the Current Calculation Period.
          “Loss Reserve” means, on any date, an amount equal to:
LRP x NRPB
          where:

LRP	=	the Loss Reserve Percentage on such date.

NRPB	=	the Net Receivables Pool Balance at the close of business of the Servicer on such date.
          “Loss Reserve Percentage” means, on any date, the greatest of (i) the Dynamic Loss Reserve Ratio, (ii) four times the Normal Concentration Limit during a Rating Level 1 Period and, during any other period, five times the Normal Concentration Limit and (iii) the Loss Reserve Percentage Floor.
          “Loss Reserve Percentage Floor” means 20%.
          “Loss-to-Liquidation Ratio” means the ratio (expressed as a percentage) computed as of each Monthly Reporting Date for the immediately preceding Calculation Period by dividing (i) the aggregate Outstanding Balance of all Receivables written-off by the Originator, the Servicer or the Seller, or which should have been written-off by the Originator, the Servicer or the Seller in accordance with the Credit and Collection Policy, during such Calculation Period by (ii) the aggregate amount of Collections of Receivables actually received during such Calculation Period.
          “Majority Committed Purchasers” means Committed Purchasers representing more than 50% of the Aggregate Commitment (determined without giving effect to any termination of the Commitments hereunder).
          “Majority Managing Agents” shall mean Managing Agents for Committed Purchasers representing more than 50% of the Aggregate Commitment (determined without giving effect to any termination of the Commitments hereunder); provided, however, that so long as there are only two Managing Agents, the term “Majority Managing Agents” shall mean each such Managing Agent.

          “Manager” means a “manager” of the Seller under (and as defined in) the limited liability company agreement of the Seller.
          “Managing Agent” means, with respect to any Purchaser Group, the Person identified as the “Managing Agent” for such Purchaser Group on Schedule II, together with (i) any successor thereto designated pursuant to Article IX and (ii) any Person that becomes a Managing Agent for a new Purchaser Group pursuant to Section 11.03(i).
          “Material Adverse Effect” means a material adverse effect on (i) the ability of any Transaction Party to perform its obligations under any Transaction Document, subject to applicable cure and grace periods, (ii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iii) any Purchaser’s or the Administrative Agent’s interest in the Receivables generally or in any material portion of the Receivables, the Related Security or the Collections with respect thereto, (iv) the collectibility of the Receivables generally or of any material portion of the Receivables or the legality, validity or enforceability of the Contracts generally or of any material portion of the Contracts or (v) the business, operations, properties, assets, liabilities or condition (financial or otherwise) of either (A) the Originator and its Subsidiaries, taken as a whole or (B) the Seller.
          “Material Indebtedness” means Indebtedness (other than Seller Obligations), or net termination payment obligations in respect of one or more Swap Agreements, of any one or more of (i) the Originator and its Subsidiaries in an aggregate principal amount exceeding $25,000,000 or (ii) the Seller in an aggregate principal amount exceeding $25,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Originator or any Subsidiary or of the Seller in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Originator or such Subsidiary or the Seller would be required to pay if such Swap Agreement were terminated at such time. As used herein, the term “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, however, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Originator or its Subsidiaries shall be a Swap Agreement.
          “Maximum Receivable Interest Percentage” means (i) during any period that the Servicer is delivering Daily Reports hereunder, 100% and (ii) during any other period, 99%.
          “Medco” means Medco Health Solutions, Inc., a Delaware corporation, and any successor thereto.
          “Merck” means Merck & Co., Inc., a New Jersey corporation.
          “Monthly Report” means a report in substantially the form of, and containing the information described in, Annex A-1, and such additional information as any Managing Agent may reasonably request from time to time, duly completed and furnished by the Servicer to each

Managing Agent pursuant to Section 6.03(a), as such form may be amended by the Administrative Agent from time to time subject to the prior consent of the Servicer (such consent not to be unreasonably withheld); provided, however, that if the Servicer fails to object within 10 days following receipt of any material change to the form of Monthly Report, the Servicer will be deemed to have consented to such amendment.
          “Monthly Reporting Date” means the 20th day of each calendar month, or if that day is not a Business Day, the next following Business Day.
          “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Receivables Pool Balance” means at any time the aggregate Outstanding Balance of Pool Receivables reduced by the sum (without duplication) of:
     (i) the aggregate Outstanding Balance of Pool Receivables that are not Eligible Receivables,
     (ii) the aggregate Outstanding Balance of all Eligible Receivables that are Defaulted Receivables (excluding any portion of such aggregate Outstanding Balance for which a Bad Debt Reserve has been established);
     (iii) the aggregate amount by which the Outstanding Balance of Eligible Receivables of each Obligor (treating each Obligor and its Affiliates as if they were a single Obligor) exceeds the Concentration Limit for such Obligor,
     (iv) the aggregate amount of Collections that have been received, which Collections have not yet been applied to reduce the Outstanding Balance of any Receivables,
     (v) the aggregate amount by which the Outstanding Balances of Receivables which are to be reduced or cancelled pursuant to any credit memos or other events or circumstances described in the definition of “Diluted Receivable,” to the extent such reduction or cancellation has not yet occurred,
     (vi) the Aggregate Accounts Payable Deduction Amount,
     (vii) the excess, if any, of (A) the aggregate Outstanding Balance of Eligible Unbilled Receivables that remain unbilled as of the end of the third (3rd) calendar month after the first date (the “Billing Cut-off Date”) on which such Unbilled Receivables could have been billed under the terms of the related Contract (excluding any such Receivables included in clauses (viii) and (ix) below) over (B) 20% of the aggregate Outstanding Balance of such Unbilled Receivables as of their respective Billing Cut-off Dates,

     (viii) the excess, if any, of (A) the aggregate Outstanding Balance of Eligible Unbilled Receivables that remain unbilled as of the end of the fourth (4th) calendar month after their respective Billing Cut-off Dates (excluding any such Receivables included in clause (ix) below) over (B) 10% of the aggregate Outstanding Balance of such Unbilled Receivables as of their respective Billing Cut-off Dates,
     (ix) the aggregate Outstanding Balance of Eligible Unbilled Receivables that remain unbilled as of the end of the fifth (5th) calendar month after their respective Billing Cut-off Dates;
     (x) [Reserved];
     (xi) the Rebate Deduction Amount, and
     (xii) the Pfizer Deduction Amount;
provided, however, that no deduction will be made pursuant to clauses (vii), (viii) and (ix) until the Monthly Reporting Date for the Calculation Period ending October 31, 2003.
          “Non-U.S. Person” has the meaning specified in Section 2.14(d).
          “Normal Concentration Limit” has the meaning specified in the definition of “Concentration Limit.”
          “Obligor” means a Person obligated to make payments pursuant to a Contract.
          “Off-Balance Sheet Liability” of a Person shall mean (i) any liability under any Sale and Leaseback or any lease leaseback transaction which is not a Capital Lease Obligation and (ii) any liability under any so called “synthetic lease” transaction entered into by such Person.
          “Official Body” shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.
          “Originator” means Medco.
          “Originator Purchase Agreement” means the Receivables Purchase and Contribution Agreement dated as of the Initial Closing Date between the Seller and Medco, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.
          “Other Medco Companies” means, collectively, the Originator and all of its Subsidiaries and Affiliates except the Seller.
          “Outstanding Balance” means, with respect to any Receivable at any time, the then outstanding principal amount thereof, excluding any finance charges related thereto. In the case of an Unbilled Receivable, the Outstanding Balance thereof shall be determined by the Servicer in accordance with GAAP and, to the extent consistent with GAAP, in a manner consistent with the practices of the Originator as in effect on the Initial Closing Date.
          “Participant” means a Conduit Participant or a Committed Purchaser Participant.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “PBM Services” means any drug benefit management services, including, without limitation, management of retail pharmacy networks, payment of claims to pharmacies for prescription drugs, drug utilization review and formulary management services.
          “Percentage” means, at any time with respect to any Committed Purchaser, a fraction (expressed as a percentage), the numerator of which is equal to its Commitment at such time, and the denominator of which is equal to the Aggregate Commitment.
          “Permitted Investments” means any of the following investments denominated and payable solely in Dollars: (a) readily marketable debt securities issued by, or the full and timely payment of which is guaranteed by the full faith and credit of, the federal government of the United States of America, (b) insured demand deposits, time deposits and certificates of deposit of any commercial bank rated at least A-1+ by S&P and P-1 by Moody’s, (c) no load money market funds rated in the highest ratings category by each of Moody’s and S&P (without the “r” symbol attached to any such rating by S&P), (d) commercial paper of any corporation incorporated under the laws of the United States or any political subdivision thereof, provided that such commercial paper is rated at least A-1+ (and without any “r” symbol attached to any such rating) by S&P and at least Prime-1 by Moody’s and (e) any other securities or investments of a passive nature approved in writing by each Managing Agent.
          “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
          “Pfizer Deduction Amount” means, on any date, the aggregate Outstanding Balance of the Eligible Receivables owing by Pfizer, Inc. or any of its Affiliates that would not be required to be paid upon the termination of the related Contract (whether such termination results from a breach on the part of the Originator or for any other reason). The Pfizer Deduction Amount shall include, without limitation, all Eligible Receivables owing by Pfizer, Inc. or any of its Affiliates that have arisen since the last day of the most recently ended calendar quarter.
          “Pharmaceutical Plan” means any third-party payor plan, agreement or arrangement through which Persons are entitled to receive pharmaceutical products.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the IRC or Section 302 of ERISA, and in respect of which the Originator or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

          “Pool Receivable” means any Receivable which has been sold or contributed to the Seller from the Originator pursuant to the Originator Purchase Agreement.
          “Portfolio Turnover Rate” means, as of any Monthly Reporting Date and continuing until (but not including) the next Monthly Reporting Date, a fraction, the numerator of which is equal to the aggregate Outstanding Balance of the Receivables as of the last day of the immediately preceding Calculation Period and the denominator of which is equal to the aggregate amount of Accruals which arose during such Calculation Period.
          “Proceeds” means “proceeds” as defined in Section 9-102 of the UCC as in effect on the date hereof in the State of New York.
          “Program Support Provider” means, with respect to any Conduit Purchaser, (i) each Committed Purchaser with respect to such Conduit Purchaser and (ii) any other Person now or hereafter (A) extending credit, or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Purchaser or (B) issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with such Conduit Purchaser’s securitization program.
          “Promissory Notes” means, collectively, (i) commercial paper and other promissory notes issued by a Conduit Purchaser and (ii) solely in the case of a Conduit Purchaser for which CNAI acts as Managing Agent, participations sold by such Conduit Purchaser to a Participant; provided that the term “Promissory Note” shall not include any interest sold by a Conduit Purchaser pursuant to any Asset Purchase Agreement.
          “Purchase” means an Incremental Purchase or a Reinvestment Purchase.
          “Purchase Limit” shall mean, at any time, the Aggregate Commitment then in effect; provided, however, that from and after the Termination Date, the Purchase Limit shall at all times equal the aggregate outstanding Capital of all Receivable Interests; and provided further that the Purchase Limit may be reduced in connection with the termination of a Purchaser Group as provided in Section 2.18. As of the date hereof, the Purchase Limit is $600,000,000.
          “Purchase Price” has the meaning specified in Section 2.02(a).
          “Purchaser Fee Letter” has the meaning specified in Section 2.07(b).
          “Purchaser Group” means a group consisting of one or more Conduit Purchasers, one or more Committed Purchasers and a Managing Agent for such Purchasers, as specified on Schedule II or in the Joinder Agreement pursuant to which such Purchaser Group is established pursuant to Section 11.03(i).
          “Purchaser Group Account” means, with respect to any Purchaser Group, the account specified on Schedule II for such Purchaser Group or such other account as the relevant Managing Agent may designate in writing from time to time to the Seller and the Servicer.
          “Purchaser Group Limit” means, with respect to any Purchaser Group, the aggregate Conduit Purchase Limit(s) of the Conduit Purchaser(s) in such Purchaser Group.

          “Purchasers” means, collectively, the Committed Purchasers and the Conduit Purchasers.
          “Rating Agencies” shall mean, on any date of determination, the rating agencies then rating Promissory Notes at the request of any Conduit Purchaser.
          “Rating Level 1 Period” means any period during which the Originator has a Debt Rating of BBB- or higher by S&P or Baa3 or higher by Moody’s; provided that a Rating Level 1 Period shall not be in effect at any time that the Originator (i) has a Debt Rating below BB+ by S&P or below Ba1 by Moody’s, (ii) does not have a Debt Rating from S&P or (iii) does not have a Debt Rating from Moody’s.
          “Rating Level 2 Period” means any period during which the Originator has a Debt Rating of BB or higher by S&P and Ba2 or higher by Moody’s (and a Rating Level 1 Period is not then in effect).
          “Rating Level 3 Period” means any period during which the Originator has a Debt Rating of BB- or higher by S&P and Ba3 or higher by Moody’s (and neither a Rating Level 1 Period nor a Rating Level 2 Period is then in effect).
          “Rating Level 4 Period” means any period during which the Originator (i) has a Debt Rating of B+ or lower by S&P or B1 or lower by Moody’s, (ii) does not have a Debt Rating from S&P or (iii) does not have a Debt Rating from Moody’s.
          “Rebate Conditions” has the meaning specified on Schedule VIII.
          “Rebate Deduction Amount” has the meaning specified on Schedule VIII.
          “Receivable” means all indebtedness and other obligations (in each case whether present or future, due or to become due, billed or unbilled) of any Obligor arising under or pursuant to a Contract, including, without limitation, the right to payment of any rebates, administrative fees, data fees, interest or finance charges, late payment charges, delinquency charges, extension or collection fees and all other obligations of such Obligor with respect thereto.
          “Receivable Interest” means, at any time, an undivided percentage ownership interest in (i) all Pool Receivables then existing or thereafter arising, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other Proceeds of, such Pool Receivables. Such undivided percentage ownership interest at any time shall be equal to the product of (A) the Receivable Interest Percentage at such time and (B) a fraction, (1) the numerator of which is equal to the Capital of such Receivable Interest at such time and (2) the denominator of which is the total Capital of all Receivable Interests at such time.
          “Receivable Interest Percentage” means a fraction (expressed as a percentage) computed on any date of determination as follows:
AC + TR
NRPB

Where:

AC	=	the aggregate Capital of all Receivable Interests on the date of such computation; provided that if the Administrative Agent Account has been established pursuant to Section 6.07 then, solely for purposes of computing the Receivable Interest Percentage, the aggregate Capital on any day shall be deemed to be reduced by an amount equal to the excess, if any, of (i) the aggregate amount of funds then held in the Administrative Agent Account over (ii) the aggregate accrued and unpaid Yield, Fees and Servicing Fees.

TR	=	The Total Reserves on the date of such computation.

NRPB	=	the Net Receivables Pool Balance on the date of such computation.
Notwithstanding the foregoing, (i) from and after the date of the Termination Date until the Final Payout Date, the aggregate Receivable Interests of the Purchasers shall equal 100% and (ii) from and after the Final Payout Date, the Receivable Interest Percentage shall be reduced to zero as provided in Section 2.03(c).
          “Reduction Amount” has the meaning specified in Section 2.16.
          “Register” has the meaning specified in Section 11.03(d).
          “Reinvestment Purchase” has the meaning specified in Section 2.01(b).
          “Related Security” means with respect to any Receivable:
     (i) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements authorized by an Obligor describing any collateral securing such Receivable;
     (ii) all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise;
     (iii) all other books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Obligor;
     (iv) all of the Seller’s and the Originator’s right, title and interest in and to all Contracts or other agreements or documents that evidence, secure or otherwise relate to such Receivable;

     (v) all of the Seller’s right, title and interest in, to and under the Originator Purchase Agreement including, without limitation, (i) all rights of the Seller to receive moneys due or to become due under or pursuant to the Originator Purchase Agreement, (ii) all security interests and property subject thereto from time to time purporting to secure payment of monies due or to become due under or pursuant to the Originator Purchase Agreement, (iii) all rights of the Seller to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Originator Purchase Agreement, (iv) claims of the Seller for damages arising out of or for breach of or default under the Originator Purchase Agreement, and (v) the right of the Seller to compel performance and otherwise exercise all remedies thereunder; and
     (vi) all Proceeds, products and profits of the foregoing.
          “Restricted Payments” has the meaning specified in Section 5.01(o).
          “Sale and Leaseback” means any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, to which the Originator or any of its Subsidiaries, directly or indirectly, becomes or remains liable as lessee or as a guarantor or other surety and which the Originator has sold or transferred or is to sell or to transfer to any other Person (other than any of its Subsidiaries).
          “S&P” means Standard & Poor’s Rating Services, a division of McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.
          “Scheduled Commitment Termination Date” means, with respect to any Purchaser Group, July 27, 2009, unless, prior to such date (or the date so extended pursuant to this definition), upon the Seller’s request, made not more than 60 nor less than 45 days prior to the then Scheduled Commitment Termination Date, each Committed Purchaser in such Purchaser Group shall in its sole discretion consent, which consent shall be given not more than 30 days prior to the then current Scheduled Commitment Termination Date for such Purchaser Group, to the extension of the Scheduled Commitment Termination Date to a date occurring up to 364 days after the then current Scheduled Commitment Termination Date. Each Committed Purchaser hereby agrees to respond to any such request from the Seller within 30 days of its receipt thereof; provided, however, that any failure of any Committed Purchaser to respond to the Seller’s request for such extension shall be deemed a denial of such request by such Committed Purchaser. Notwithstanding the foregoing, the Seller may declare the Scheduled Commitment Termination Date to have occurred for any Purchaser Group for the reasons, and in accordance with the procedures, specified in Section 2.18.
          “Scotiabank” means The Bank of Nova Scotia, and any successor thereto.
          “SEC” means the Securities and Exchange Commission.

          “Seller” means Medco Health Receivables, LLC, a Delaware limited liability company, and any successor thereto.
          “Seller Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Seller to any Purchaser, any Managing Agent, the Administrative Agent and/or any other Indemnified Party, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all Capital, Yield, Fees and Servicing Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, expenses, indemnifications or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any bankruptcy, insolvency or similar proceeding with respect to any Transaction Party (in each case whether or not allowed as a claim in such proceeding).
          “Servicer” means at any time the Person then authorized pursuant to Section 6.01 to administer and collect Receivables.
          “Servicer Replacement Event” has the meaning specified in Section 6.08.
          “Servicer Report” means any Monthly Report, Weekly Report or Daily Report.
          “Servicing Fee” has the meaning specified in Section 2.07(a).
          “Servicing Fee Payment Date” means the third day of each calendar month (or, if such day is not a Business Day, the next succeeding Business Day).
          “Servicing Fee Rate” has the meaning specified in Section 2.07(a).
          “Servicing Fee Reserve” means, on any date, an amount equal to
(OBR x SFRR) + AUSF
where:

OBR	=	the aggregate Outstanding Balance of all Pool Receivables as of the end of the Current Calculation Period.

SFRR	=	the Servicing Fee Reserve Ratio on such date.

AUSF	=	the accrued and unpaid Servicing Fee as of such date.
          “Servicing Fee Reserve Ratio” means, as of any Monthly Reporting Date and continuing until (but not including) the next succeeding Monthly Reporting Date, an amount equal to the product of (i) the Servicing Fee Rate and (ii) a fraction having as the numerator the

Portfolio Turnover Rate as of such earlier Monthly Reporting Date times 30 times 1.25, and as the denominator, 360.
          “Settlement Date” for any Receivable Interest means (i) the last day of each Fixed Period for such Receivable Interest and (ii) following the occurrence of the Termination Date, each other Business Day specified by the Administrative Agent (at the direction of any Managing Agent) in a written notice to the Servicer and each Managing Agent; provided, however, that, in the case of a Receivable Interest held by a Conduit Purchaser, if Yield with respect to such Receivable Interest is computed by reference to the CP Rate and no Liquidation Day exists on the last day of a Fixed Period for such Receivable Interest, the Settlement Date for such Receivable Interest for such Fixed Period shall be the third Business Day.
          “Significant Subsidiary” means, at any time, a Subsidiary that has or represents at least 5% of (i) the consolidated gross revenues of the Originator and its Subsidiaries for the fiscal year then most recently ended and/or (ii) the consolidated assets of the Originator and its Subsidiaries as of the last day of the fiscal year then most recently ended; provided, that if a combination of Subsidiaries would, on a combined basis, represent at least 5% of either of the foregoing amounts, then each such Subsidiary shall be deemed a “Significant Subsidiary” for the purposes hereof.
          “Solvent” means, with respect to any Person, that as of the date of determination (a) the sum of such Person’s debt (including contingent liabilities) does not exceed all of its property, at a present fair valuation on a going concern basis; (b) the fair saleable value of the property on a going concern basis of such Person is not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured; (c) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (d) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
          “Special Indemnified Amounts” has the meaning specified in Section 6.06.
          “Specified Bankruptcy Opinion Provisions” means the factual assumptions (including those contained in the factual certificate referred to therein) and the actions to be taken by the Originator or the Seller, in each case as specified in the legal opinion of Arent Fox Kintner Plotkin & Kahn, PLLC relating to certain bankruptcy matters delivered on the Initial Closing Date.
          “Specific Reserve” means the sum of the amounts in clauses (ii) and (iii) in the definition of the Bad Debts Reserve.
          “Stress Factor” means: (i) during a Rating Level 1 Period, 2.0 and (ii) at any other time, 2.25.

          “Subordinated Note” has the meaning specified in the Originator Purchase Agreement.
          “Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held. Unless the context otherwise requires, all references to “Subsidiary” shall mean a Subsidiary of the Originator.
          “Tangible Net Worth” means at any time (a) the aggregate Purchase Price (as defined in the Originator Purchase Agreement) of all outstanding Pool Receivables other than Defaulted Receivables (net of Collections that have been received on such outstanding Pool Receivables), plus (b) cash and cash equivalents owned by the Seller, minus (c) the aggregate outstanding Capital hereunder, minus (d) the outstanding principal balance of the Subordinated Note.
          “Taxes” has the meaning specified in Section 2.14.
          “Termination Date” means the earliest of (a) the latest occurring Scheduled Commitment Termination Date for any Purchaser Group, (b) the date determined pursuant to Section 7.01, (c) the date specified by the Seller on not less than five (5) Business Days’ notice to each Managing Agent and (d) July 30, 2010.
          “Termination Event” has the meaning specified in Section 7.01.
          “Total Reserve” means, at any time, an amount equal to the sum of (i) the Loss Reserve, plus (ii) the Dilution Reserve, plus (iii) the Yield and Fee Reserve.
          “Transaction Documents” means this Agreement, the Originator Purchase Agreement, the Control Agreements, the Fee Letters, the Asset Purchase Agreements, the limited liability company agreement of the Seller and all other instruments, documents and agreements executed and/or delivered in connection therewith.
          “Transaction Party” means any of the Seller, the Originator or (so long as it is Medco or an Affiliate thereof) the Servicer.
          “UCC” means the Uniform Commercial Code, and any similar law, as from time to time in effect in the specified jurisdiction.
          “Unbilled Receivable” means any Receivable that has not been billed to the Obligor by either the Originator or the Servicer.
          “Weekly Report” means a report in substantially the form of, and containing the information described in, Annex A-2, and such additional information as any Managing Agent may reasonably request from time to time, duly completed and furnished by the Servicer to each Managing Agent pursuant to Section 6.03(b).
          “Yield” means, for any Receivable Interest and any Fixed Period, the sum for each day during such Fixed Period of the following:
YR x C + LF
Y
where:

YR	=	the Yield Rate for such Receivable Interest for such day

C	=	the Capital of such Receivable Interest on such day

Y	=	(a) in the case of a Receivable Interest, the Yield Rate for which is based on the Alternate Base Rate, 365 or 366 as applicable and (b) in the case of any other Receivable Interest, 360

LF	=	the Liquidation Fee, if any, for such Receivable Interest for such Fixed Period;
provided, however, that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; provided, further, that Yield for any Receivable Interest shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.
          “Yield and Fee Reserve” means, on any date, an amount equal to
[(AC x YFRR) + AUYF] + SFR
where:

AC	=	the aggregate Capital of all Receivable Interests at the close of business of the Servicer on such date.

YFRR	=	the Yield and Fee Reserve Ratio on such date.

AUYF	=	accrued and unpaid Yield and Fees on such date.

SFR	=	the Servicing Fee Reserve on such date.
          “Yield and Fee Reserve Ratio” means, on any Monthly Reporting Date and continuing until (but not including) the next Monthly Reporting Date, an amount, expressed as a percentage, equal to:

YFRR = [(ER x 1.5) + (AEM + PFR)] x (PTR x 30 x 1.25)/360
where:

YFRR	=	the Yield and Fee Reserve Ratio

ER	=	the one-month Eurodollar Rate as of the end of the Current Calculation Period

AEM	=	the Applicable Eurodollar Rate Margin as of the end of the Current Calculation Period

PFR	=	the Program Fee Rate (as defined in the Purchaser Fee Letter) as of the end of the Current Calculation Period

PTR	=	Portfolio Turnover Rate as of the end of the Current Calculation Period
          “Yield Rate” means, with respect to any Receivable Interest for any day (i) to the extent such Receivable Interest is funded on such day by a Conduit Purchaser through the issuance of Promissory Notes, the CP Rate and (ii) otherwise, the Assignee Rate; provided, however, that at all times following the occurrence and during the continuation of a Termination Event the Yield Rate for all Receivable Interests shall be a rate per annum equal to the Alternate Base Rate in effect from time to time plus 2.00%.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SCHEDULE II
PURCHASER GROUPS
Purchaser Group Managing Agent: Citicorp North America, Inc.

Committed Purchaser: Citibank, N.A.	Commitment: $250,000,000
450 Mamaroneck Avenue
Harrison, N.Y. 10528
Attention: Robert Kohl
Telephone: (914) 899-7218
Telecopy: (914) 899-7903

Conduit Purchaser: CAFCO, LLC	Conduit Purchase Limit: $250,000,000
450 Mamaroneck Avenue
Harrison, N.Y. 10528
Attention: Maryjo Gavigan
Telephone: (914) 899-7122
Telecopy: (914) 899-7903

Managing Agent: Citicorp North America, Inc.
450 Mamaroneck Avenue
Harrison, N.Y. 10528
Attention: Robert Kohl
Telephone: (914) 899-7218
Telecopy: (914) 899-7903

with a copy to:

Citicorp North America, Inc.
388 Greenwich Street, 19th Floor
New York, New York 10013
Attention: Patricia Schaupp (Global Securitized Markets)
Telecopy: (646) 843-3696

Purchaser Group’s Account:
Citibank, N.A.
ABA # 021-000-089
Account # 4063-6695
Account Name: CAFCO Redemption Account
Attention: Maryjo Gavigan

I-2

Purchaser Group Managing Agent: The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch

Committed Purchaser: The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch	Commitment: $200,000,000

1251 Avenue of the Americas, 10th Floor
New York, NY 10020
Attention: Christopher Pohl
Telephone: (212) 782-4911
Telecopy: (212) 782-6998

Conduit Purchaser: Victory Receivables Corporation	Conduit Purchase Limit: $200,000,000
c/o The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch
1251 Avenue of the Americas, 10th Floor
New York, NY 10020
Attention: Hermina Batson
Telephone: (212) 782-4908
Telecopy: (212) 782-6998

Managing Agent: The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch
1251 Avenue of the Americas, 10th Floor
New York, NY 10020
Attention: Hermina Batson
Telephone: (212) 782-4908
Telecopy: (212) 782-6998

Purchaser Group’s Account
To: Deutsche Bank Trust Company Americas ABA No.: 021-001-033
A/C Name: Corporate Trust & Agency Services
A/C No.: 01419647
Ref: Victory Receivables / Medco

I-3

Purchaser Group Managing Agent: The Bank of Nova Scotia

Committed Purchaser: The Bank of Nova Scotia	Commitment: $150,000,000
One Liberty Plaza
New York, NY 10006
Attention: Michael Eden
Telephone: (212) 225-5007
Telecopy: (212) 225-5274

Conduit Purchaser: Liberty Street Funding LLC	Conduit Purchase Limit: $150,000,000
c/o The Bank of Nova Scotia
One Liberty Plaza
New York, NY 10006
Attention: Michael Eden
Telephone: (212) 225-5007
Telecopy: (212) 225-5274

I-4

Managing Agent: The Bank of Nova Scotia
One Liberty Plaza
New York, NY 10006
Attention: Michael Eden
Telephone: (212) 225-5007
Telecopy: (212) 225-5274

with copies to:

One Liberty Plaza
New York, NY 10006
Attention: Vilma Pindling
Telephone: (212) 225-5410
Telecopy: (212) 225-6465

One Liberty Plaza
New York, NY 10006
Attention: Judy Bookal
Telephone: (212) 225-5462
Telecopy: (212) 225-5290

and

One Liberty Plaza
New York, NY 10006
Attention: William Sun
Telephone: (212) 225-5331
Telecopy: (212) 225-5290

Purchaser Group’s Account:
The Bank of Nova Scotia — New York Agency
ABA#: 026 — 002532
Account: Liberty Street Funding LLC
Acct#: 2158-13
Aggregate Commitment: $600,000,000
Purchase Limit: $600,000,000

I-5

SCHEDULE III
CP RATES
          CNAI Purchaser Group
          When used in reference to any Conduit Purchaser for which CNAI acts as the Managing Agent (or any successor Managing Agent for such Conduit Purchaser’s Purchaser Group), the term “CP Rate” means, for each day during a Fixed Period and to the extent such Conduit Purchaser funds the related Receivable Interest on such day through the issuance of Promissory Notes, the per annum rate equivalent to the weighted average of the per annum rates paid or payable by such Conduit Purchaser from time to time as interest on or otherwise (by means of interest rate hedges or otherwise) in respect of those Promissory Notes issued by such Conduit Purchaser that are allocated, in whole or in part, by such Managing Agent (on behalf of such Conduit Purchaser) to fund such Receivable Interest on such day as determined by such Managing Agent (on behalf of such Conduit Purchaser) and reported to the Seller, which rates shall reflect and give effect to the commissions of placement agents and dealers in respect of such Promissory Notes, to the extent such commissions are allocated, in whole or in part, to such Promissory Notes by such Managing Agent on behalf of such Conduit Purchaser; provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such day the Managing Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; provided, further, that the CP Rate with respect to any portion of a Receivable Interest funded by Conduit Participants shall be the same rate as in effect from time to time on the Receivable Interest or portions thereof that are not funded by Conduit Participants; and provided further that if all of the Receivable Interest is funded by Conduit Participants, then the CP Rate applicable to such Receivable Interest shall be such Conduit Purchaser’s pool funding rate in effect from time to time for its largest size pool of transactions which settles with a frequency corresponding to the applicable Fixed Period.
          BTM Purchaser Group
          When used in reference to any Conduit Purchaser for which BTM acts as Managing Agent (or any successor Managing Agent for such Conduit Purchaser’s Purchaser Group), the term “CP Rate” means, for each day during a Fixed Period and to the extent such Conduit Purchaser funds the related Receivable Interest (or any portion thereof) on such day through the issuance of Promissory Notes, (i) unless such Conduit Purchaser or its Managing Agent has determined that the Pooled CP Rate shall be applicable,  a rate per annum equal to the rate per annum calculated by such Managing Agent to reflect such Conduit Purchaser’s cost of funding such Receivable Interest (or portion thereof), taking into account the weighted daily average interest rate payable in respect of such Promissory Notes during such period (determined in the case of discount Promissory Notes by converting the discount to an interest bearing equivalent rate per annum), applicable placement fees and commissions, and such other costs and expenses as such Managing Agent in good faith deems appropriate; and (ii) to the extent such Managing Agent has determined that the Pooled CP Rate shall be applicable, the Pooled CP Rate.
          For purposes of the foregoing:

          “Pooled Commercial Paper” means commercial paper notes of a Conduit Purchaser which are subject to any particular pooling arrangement, as determined by the Managing Agent for such Conduit Purchaser (it being recognized that there may be more than one distinct groups of Pooled Commercial Paper at any time).
          “Pooled CP Rate” shall mean, for each day with respect to any Fixed Period as to which the Pooled CP Rate is applicable, the sum of (i) discount or yield accrued (including, without limitation, any associated with financing the discount or interest component on the roll-over of any Pooled Commercial Paper) on Pooled Commercial Paper on such day, plus (ii) any and all accrued commissions in respect of placement agents and commercial paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (iii) other costs (including without limitation those associated with funding small or odd-lot amounts) with respect to all receivable purchase, credit and other investment facilities which are funded by the applicable Pooled Commercial Paper for such day. The Pooled CP Rate shall be determined by the Managing Agent for the applicable Conduit Purchaser, whose determination shall be conclusive.
          Scotiabank Purchaser Group
          When used in reference to any Conduit Purchaser for which Scotiabank acts as Managing Agent (or any successor Managing Agent for such Conduit Purchaser’s Purchaser Group), the term “CP Rate” means, with respect to such Conduit Purchaser for any Fixed Period with respect to any Receivable Interest, the per annum rate equivalent to the “weighted average cost” (as defined below) related to the issuance of such Conduit Purchaser’s Promissory Notes that are allocated, in whole or in part, by such Conduit Purchaser (or by its Managing Agent) to fund or maintain such Receivable Interest (and which may also be allocated in part to the funding of other Receivable Interests hereunder or of other assets of such Conduit Purchaser); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Receivable Interest for such Fixed Period, such Conduit Purchaser shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum. As used in this definition, such Conduit Purchaser’s “weighted average cost” shall consist of (x) the actual interest rate (or discount) paid to purchasers of such Conduit Purchaser’s Promissory Notes, together with the commissions of placement agents and dealers in respect of such Promissory Notes, to the extent such commissions are allocated, in whole or in part, to such Promissory Notes by such Conduit Purchaser (or by its Managing Agent) and (y) any incremental carrying costs incurred with respect to such Conduit Purchaser’s Promissory Notes maturing on dates other than those on which corresponding funds are received by such Conduit Purchaser.
          Other Purchaser Groups
          When used in reference to any Conduit Purchaser the Managing Agent for which is not BTM, CNAI or Scotiabank (or any of their respective successors), except as otherwise provided in the Joinder Agreement pursuant to which such Conduit Purchaser became a party hereto, the term “CP Rate” means, for each day during a Fixed Period and to the extent such Conduit Purchaser funds the related Receivable Interest on such day through the issuance of Promissory Notes, the per annum rate equivalent to the weighted average cost (as determined by such Managing Agent, and which shall include (without duplication) the fees and commissions of placement agents and dealers, incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by such Conduit Purchaser, other borrowings by such Conduit Purchaser and any other costs associated with the issuance of Commercial Paper) of or related to the issuance of Promissory Notes that are allocated, in whole or in part, by such Conduit Purchaser or its Managing Agent to fund or maintain such Receivable Interest on such day (and which may also be allocated in part to the funding of other assets of the Conduit Purchaser); provided, however, that if any component of any such rate is a discount rate, in calculating the “CP Rate” for such Receivable Interest for such Fixed Period, the Managing Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

SCHEDULE IV
DEPOSIT ACCOUNTS AND DEPOSIT ACCOUNT BANKS

None, other than:

Bank:	JPMorgan Chase Bank
Account No.	910-2-781078
Account Name:	Medco Health Receivables, LLC
Bank Contact:	Robert Garofalo
1 Chase Manhattan Plaza, 7th Floor
New York, NY 10005
Telephone: 212-552-4531
Fax: 212-383-0619
The account listed above is the “Collection Account” referred to in clause (a) of the definition of such term.

SCHEDULE V
CREDIT AND COLLECTION POLICY
[Attached]

SCHEDULE VI
FINANCIAL COVENANTS
FINANCIAL COVENANT DEFAULTS
          “Financial Covenant Default” means the occurrence of the following:
               Leverage. The ratio of (i) Consolidated Total Debt as of the last day of any fiscal quarter, or as of the date of any Purchase, to (ii) Consolidated EBITDA for the last four fiscal quarters ending on or before such date shall be greater than 3.5:1.
          In calculating the ratio set forth above, pro forma effect shall be given to any acquisitions or dispositions that occur during the applicable reference period, or thereafter and on or prior to the reporting date with respect thereto, as if they had occurred on the first day of the applicable reference period or as of the last day of the applicable quarter, as the case may be.
Capitalized terms used and not otherwise defined in this Schedule VI have the meanings specified in the Credit Agreement as in effect on April 30, 2007.

SCHEDULE VII
REVIEWED CONTRACTS
Abbott Laboratories
•	Agreement between Merck-Medco Managed Care, LLC and Abbott Laboratories, dated April 1, 2000

•	Managed Care Agreement between Medco Containment Services, Inc., Managed Care, Inc. and Abbott Laboratories, dated April 1, 1994
AstraZeneca, LP
•	Agreement between Merck-Medco Managed Care, LLC and AstraZeneca LP, dated October 1, 1999

•	Agreement between Merck-Medco Managed Care, LLC and Astra USA, Inc., dated January 1, 1998

•	Agreement between Medco Containment Services, Inc., Managed Care, Inc. and Astra USA, Inc., dated July 1, 1994
Aventis/HMR
•	Data Report Agreement between Hoechst Marion Roussel, Inc. and Merck-Medco Managed Care, LLC, dated January 1, 1997

•	Data Report Agreement between Aventis Pharmaceuticals, Inc. and Merck-Medco Managed Care, LLC, dated January 1, 1998
Bayer, Inc.
•	Agreement between Merck-Medco Managed Care, LLC and Bayer Corporation — Pharmaceutical Division, dated July 12, 2000

•	Agreement between Bayer, Inc. Pharmaceutical Division and Merck-Medco Managed Care, LLC, dated April 16, 1998

•	Agreement between Bayer, Inc. Pharmaceutical Division and Merck-Medco Managed Care, LLC, dated April 16, 1998

•	Agreement between Bayer, Inc. Pharmaceutical Division and Merck-Medco Managed Care, LLC, dated December 22, 2000
Bristol-Myers Squibb Co.
•	Pharmaceutical Discount Agreement between Medco Health Solutions, Inc. and Bristol-Myers Squibb Company, dated July 19, 2002

•	Agreement between Merck-Medco Managed Care, LLC and the US Pharmaceuticals division of Bristol-Myers Squibb Company, dated July 1, 2000

•	Agreement between Merck-Medco Managed Care, LLC and the US Pharmaceuticals division of Bristol-Myers Squibb Company, dated February 29, 2000

•	Agreement between Merck-Medco Managed Care, LLC and the US Pharmaceuticals division of Bristol-Myers Squibb Company, dated May 19, 1999
The DuPont Merck Pharmaceutical Company
•	Rebate Agreement between Merck-Medco Managed Care, L.L.C. and The DuPont Merck Pharmaceutical Company, effective December 1, 1997
Eli Lilly & Company
•	Agreement between Merck-Medco Managed Care, LLC and Eli Lilly and Company, dated January 1, 2000
G.D. Searle & Co.
•	Agreement between Merck-Medco Managed Care, L.L.C. and G.D. Searle & Co., dated February 1, 1997
GlaxoSmithKline
•	Agreement between Merck-Medco and GlaxoSmithKline, dated October 1, 2001

•	Agreement between Merck-Medco Managed Care, L.L.C. and Glaxo Wellcome Inc., dated January 1, 1999

•	Agreement between Merck-Medco Managed Care, L.L.C. and Glaxo Wellcome Inc., dated January 1, 1997
Johnson & Johnson

•	Rebate Agreement between MedcoHealth Solutions, Inc. and Johnson & Johnson Health Care Systems, Inc., dated January 1, 2002

•	Rebate Agreement between Merck-Medco and Johnson & Johnson Health Care Systems, Inc., dated December 19, 1996
Knoll Pharmaceutical Co.
•	Agreement between Merck-Medco Managed Care, L.L.C. and Knoll Pharmaceutical Company, dated October 1, 1999
Novartis Consumer Health, Inc.
•	Agreement between Medco Health Solutions and Novartis Pharmaceuticals Corporation, dated July 1, 2002

•	Agreement between Merck-Medco Managed Care, L.L.C. and Novartis Pharmaceuticals Corporation, dated September 20, 1999

•	Habitrol agreement between Merck-Medco Managed Care and Novartis, dated July 1, 1999
Pfizer, Inc.
•	Rebate Agreement between Pfizer Inc. and Merck-Medco Managed Care, L.L.C., effective January 1, 2002

•	Managed Care agreement between Merck-Medco and Pfizer Inc., dated December 20, 1996
Pharmacia Corp.
•	Agreement between Merck-Medco Managed Care and Pharmacia & Upjohn, dated July 1, 1999

•	Agreement between Pharmacia Corporation and Merck-Medco Managed Care, L.L.C., dated October 1, 2000

•	Agreement between Merck-Medco Managed Care and Pharmacia & Upjohn Company, dated February 15, 2002
Pudue Pharma L.P.
•	Agreement among Medco Containment Services, Inc., Managed Care, Inc., and Purdue Pharma L.P., dated September 1, 1995

•	Agreement among Medco Containment Services, Inc., Managed Care, Inc., and The Purdue Frederick Company, dated September 1, 1995
Rhone-Poulenc Rorer
•	Managed Care Agreement among Merck-Medco Managed Care, L.L.C., Managed Care, LLC, and Rhone-Poulenc Rorer Pharmaceuticals, Inc., dated November 1, 1996
Roche Laboratories, Inc.
•	Agreement between Merck-Medco Managed Care and Boehringer Mannheim Corporation, dated June 1, 1998
•	Agreement between Merck-Medco Managed Care, L.L.C. and Boehringer Ingelheim Pharmaceuticals, Inc., dated January 1, 1998
Schering Corporation
     (c) Agreement among Merck-Medco Managed Care, Inc, Managed Care, L.L.C., and Schering Corporation, dated October 1, 1996
Takeda Pharmaceuticals
•	Agreement between Medco Health Solutions, Inc. and Takeda Pharmaceuticals America, Inc., dated October 1, 2002
•	Agreement between Merck-Medco Managed Care, L.L.C., and Takeda Pharmaceuticals America, Inc., dated October 1, 1999
Warner-Lambert Company
•	Agreement between Merck-Medco Managed Care, L.L.C. and Warner-Lambert Company, dated January 1, 2000
Wyeth-Ayerst Laboratories
•	Pharmaceutical Supply Agreement among Medco Containment Services, Inc., Managed Care, Inc., and Wyeth-Ayerst Laboratories Division of American Home Products Corporation, dated as of October 1, 1995
Zeneca Pharmaceuticals

•	Agreement between Medco Containment Services, Inc. and Zeneca Pharmaceuticals Group, dated October 26, 1993

SCHEDULE VIII
ACCOUNTS PAYABLE DEDUCTION AMOUNT AND
REBATE DEDUCTION AMOUNT
A. ACCOUNTS PAYABLE DEDUCTION AMOUNT
          “Aggregate Accounts Payable Deduction Amount” means, as of any Monthly Reporting Date and continuing until (but not including) the next Monthly Reporting Date, an amount equal to:
          (a) during any Tier 1 Period (as defined below), the sum of:
(i) the greater of (x) the highest six-month rolling average aggregate Accounts Payable for the Top 10 Obligors during the period of twelve consecutive Calculation Periods ending immediately prior to such earlier Monthly Reporting Date and (y) the aggregate Accounts Payable for the Top Ten Obligors for the Current Calculation Period; and
(ii) the greater of (x) the highest six-month rolling average aggregate Accounts Payable for the Non-Top 10 Obligors during the period of twelve consecutive Calculation Periods ending immediately prior to such earlier Monthly Reporting Date and (y) the aggregate Accounts Payable for the Non-Top Ten Obligors for the Current Calculation Period;
          (b) during any Tier 2 Period (as defined below), the sum of:
(i) the greater of (x) (A) the highest six-month rolling average aggregate Accounts Payable for the Top 10 Obligors during the period of twelve consecutive Calculation Periods ending immediately prior to such earlier Monthly Reporting Date, multiplied by (B) 1.2 and (y) the aggregate Accounts Payable for the Top Ten Obligors for the Current Calculation Period; and
(ii) the greater of (x) (A) the highest six-month rolling average aggregate Accounts Payable for the Non-Top 10 Obligors during the period of twelve consecutive Calculation Periods ending immediately prior to such earlier Monthly Reporting Date, multiplied by (B) 1.2 and (y) the aggregate Accounts Payable for the Non-Top Ten Obligors for the Current Calculation Period; and
(c) during any period that is neither a Tier 1 Period nor a Tier 2 Period, the sum of (i) the Accounts Payable Deduction Amount (Top 10 Obligors) and (ii) the Accounts Payable Deduction Amount (Non-Top 10 Obligors).
          For purposes of this definition, the following terms have the following meanings:

          “Tier 1 Period” means a Rating Level 1 Period when the Originator has (1) a Debt Rating of BBB or higher by S&P and Baa2 or higher by Moody’s or (2) a Debt Rating of BBB- or lower by S&P or Baa3 or lower by Moody’s but neither Debt Rating has a negative outlook or is on negative credit watch (or any equivalent designation).
          “Tier 2 Period” means a Rating Level 1 Period that is not a Tier 1 Period.
          For purposes of the foregoing, the following terms shall have the following meanings:
          “Accounts Payable” means, with respect to any Obligor as of any Monthly Reporting Date and continuing until (but not including) the next Monthly Reporting Date, the aggregate amount payable by the Originator to such Obligor as of the last day of the Current Calculation Period pursuant to any contract or other arrangement between the Originator and such Obligor; provided, however, that in the case of an Obligor and its Affiliates, the Accounts Payable shall be calculated as if such Obligor and such Affiliates were a single Obligor.
          “Accounts Payable Deduction Amount (Non-Top 10 Obligors)” means, as of any Monthly Reporting Date and continuing until (but not including) the next Monthly Reporting Date, the product of (a) the highest aggregate Accounts Payable for the Non-Top Ten Obligors for any Calculation Period during the Look-Back Period times (b) a ratio (expressed as a percentage), (i) the numerator of which is the Accounts Payable Deduction Amount (Top 10 Obligors) for the Current Calculation Period and (ii) the denominator of which is the highest aggregate Accounts Payable for the Top Ten Obligors for any Calculation Period during the Look-Back Period. For purposes of this definition, “Look-Back Period” means the applicable period specified below (which in each case shall include the Current Calculation Period):

Calculation Period ending:	Look-Back Period
June 30, 2003	2 most recent Calculation Periods
July 31, 2003	3 most recent Calculation Periods
August 31, 2003	4 most recent Calculation Periods
September 30, 2003	5 most recent Calculation Periods
October 31, 2003	6 most recent Calculation Periods
November 30, 2003	7 most recent Calculation Periods
December 31, 2003	8 most recent Calculation Periods
January 31, 2004	9 most recent Calculation Periods
February 29, 2004	10 most recent Calculation Periods
March 31, 2004	11 most recent Calculation Periods
Any time after March 31, 2004	12 most recent Calculation Periods
          “Accounts Payable Deduction Amount (Top 10 Obligors)” means, as of any Monthly Reporting Date and continuing until (but not including) the next Monthly Reporting Date, an amount computed by (i) determining the highest Accounts Payable for each of the Top Ten Obligors for any Calculation Period during the Look-Back Period and (ii) summing the results determined pursuant to clause (i) for each of the Top Ten Obligors. For purposes of this definition, “Look-Back Period” means the applicable period specified below (which in each case shall include the Current Calculation Period):

Calculation Period ending:	Look-Back Period

June 30, 2003	8 most recent Calculation Periods
July 31, 2003	9 most recent Calculation Periods
August 31, 2003	10 most recent Calculation Periods
September 30, 2003	11 most recent Calculation Periods
Any time after September 30, 2003	12 most recent Calculation Periods
          “Non-Top 10 Obligors” means, collectively, all Obligors other than the Top Ten Obligors.
          “Top 10 Obligors” means, as of any Monthly Reporting Date and continuing until (but not including) the next Monthly Reporting Date, the ten (10) Obligors with the greatest aggregate Outstanding Balance of Eligible Receivables as of the last day of the Current Calculation Period, determined as if each Obligor and its Affiliates were a single Obligor.

B. REBATE DEDUCTION AMOUNT
          “Additional Rebate Amount” means, at any time, the excess if any, of (i) the aggregate amount payable by the Originator to the Clients pursuant to Client Contracts and arising from or associated with rebate payments due the Originator under the Contracts over (ii) the aggregate Outstanding Balance of Formulary Rebate Receivables at such time.
          “Rebate Conditions” means, at any time, the satisfaction of each of the following conditions:
          (i) (A) the Originator is not, has not agreed to be and has not been found to be a fiduciary under ERISA, any other federal Law or any state Law applicable to the pharmaceutical benefit management industry specifically and (B) no similar pharmaceutical benefit manager is, has agreed to be or has been found to be a fiduciary under ERISA, any other federal Law or any state Law applicable to the pharmaceutical benefit management industry specifically unless, solely in the case of this clause (B), the Seller establishes to the satisfaction of the Managing Agents that the facts and circumstances which resulted in such pharmaceutical benefit manager being, agreeing to be or being found to be such a fiduciary are not applicable to the Originator;
          (ii) none of the Managing Agents shall have determined, in its sole discretion, that there exists any Law that would conflict with the general principles of common law discussed in the Rebate Letters (as defined below) or that would otherwise increase the risk that a Client would be able successfully to assert an Adverse Claim to any Receivables or Collections (whether or not such Law was in existence at the time such Rebate Letters are delivered, but excluding any such Law that was expressly cited and discussed in such Rebate Letters); and
          (iii) the Originator shall have taken, or refrained from taking, as the case may be, all actions that are necessary to be taken or not to be taken in order to ensure that the assumptions and factual recitations set forth in the Rebate Letters remain true and correct in all material respects at all times.
          The occurrence of any event described in clause (i)(A) or clause (iii) shall result in the Rebate Conditions not being satisfied immediately. The occurrence of any event described in clause (i)(B) or any determination described in clause (ii) shall result in the Rebate Conditions not being satisfied on the later of (x) the 30th day after the occurrence of such event or determination and (y) the next occurring Settlement Date.
          “Rebate Deduction Amount” means, at any time, an amount equal to:
          (i) if the Rebate Conditions are not satisfied at such time, the aggregate Outstanding Balance of all Eligible Receivables that are Formulary Rebate Receivables plus the Additional Rebate Amount; and
          (ii) if the Rebate Conditions are satisfied at such time, an amount equal to:
(RR x RGP) + [(RR x (1 –RGP) + ARA) x RDP]

where:

RR	=	the aggregate Outstanding Balance of all Eligible Receivables that are Formulary Rebate Receivables at such time.

RGP	=	the Rebate Guaranty Percentage.

RDP	=	the Rebate Deduction Percentage.

ARA	=	the Additional Rebate Amount.
          “Rebate Deduction Percentage” means, any time, the applicable percentage set forth below, determined by reference to the Level which contains the lower of (i) the Debt Rating of the Originator by S&P and (ii) the Debt Rating of the Originator by Moody’s:

		Rebate
		Deduction
Level	Debt Rating of Medco	Percentage
I	Higher than BB by S&P and higher than Ba2 by Moody’s	0%
II	BB by S&P or Ba2 by Moody’s	25%
III	BB- by S&P or Ba3 by Moody’s	50%
IV	B+ by S&P or B1 by Moody’s	75%
V	B or lower by S&P or B2 or lower by Moody’s	100%
For purposes of the foregoing, if the Originator does not have a Debt Rating from S&P or does not have a Debt Rating from Moody’s, it shall be deemed to have a Debt Rating lower than B by S&P or lower than B2 by Moody’s, as applicable.
          “Rebate Guaranty Percentage” means, at any time, a fraction (expressed as a percentage), the numerator of which is the aggregate amount of accrued rebates that are or will be payable to the Clients and which are not subject to material guaranties under the terms of the related Client Contracts, and the denominator of which is equal to the aggregate amount of all accrued rebates that are or will be payable to the Clients under the Client Contracts. For purposes of the foregoing, a guaranty of rebates shall be deemed to be “material” if (i) such guaranty required the Originator to pay, for the prior calendar year, an amount not less than 40% of the actual rebates payable during such prior calendar year and (ii) the Originator has reasonably determined that, during the current calendar year, such guaranty will require the Originator to pay an amount not less than 40% of the actual rebates payable during the current calendar year.

          “Rebate Letters” means, collectively, (i) the memorandum of Fried, Frank, Harris, Shriver & Jacobson to CNAI and Bank One, dated August 18, 2003 (the “FFHSJ Memorandum”) and (ii) the various opinion letters delivered by counsel to the Originator and the Seller on or about August 19, 2003 relating to the matters discussed in the FFHSJ Memorandum.